Exhibit 10.17

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

among

LINEAGE LOGISTICS, LLC,

as Borrower Representative

THE BORROWERS PARTY HERETO

LINEAGE LOGISTICS HOLDINGS, LLC

as Holdings

LINEAGE OP, LLC,

as Lineage OP

LINEAGE, INC.,

as Parent Company

the Several Lenders from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

WELLS FARGO BANK, N.A.,

as Syndication Agent

BANK OF AMERICA, N.A., GOLDMAN SACHS LENDING PARTNERS LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, TRUIST BANK,

CAPITAL ONE, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA,

THE BANK OF NOVA SCOTIA, KEYBANK NATIONAL ASSOCIATION,

MIZUHO BANK, LTD and THE HUNTINGTON NATIONAL BANK,

as Documentation Agents

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Sustainability Agent

Dated as of February 15, 2024

JPMORGAN CHASE BANK, N.A. and WELLS FARGO SECURITIES LLC, as Joint Lead

Arrangers and Joint Bookrunners

BOFA SECURITIES, INC., GOLDMAN SACHS LENDING PARTNERS LLC,

MORGAN STANLEY SENIOR FUNDING, INC., COÖPERATIEVE RABOBANK U.A.,

NEW YORK BRANCH, TRUIST SECURITIES, INC., CAPITAL ONE, NATIONAL

ASSOCIATION, ROYAL BANK OF CANADA, THE BANK OF NOVA SCOTIA,

KEYBANK NATIONAL ASSOCIATION and MIZUHO BANK, LTD,

as Joint Lead Arrangers

SECTION 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	80
1.3	Exchange Rates; Currency Equivalents	81
1.4	Additional Alternative Currencies	81
1.5	Change of Currency	82
1.6	Times of Day	83
1.7	Letter of Credit Amounts	83
1.8	Interest Rates; Benchmark Notification	83
1.9	Divisions	83
1.10	Limited Condition Transactions	84
1.11	Foreign Terms	84

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	91

2.1	Term Commitments	91
2.1	Term Commitments	91
2.2	Procedure for U.S. Term Loan Borrowing	91
2.3	[Reserved]	92
2.4	Revolving Commitments	92
2.5	Procedure for Revolving Loan Borrowing	93
2.6	Swingline Loans	95
2.7	[Reserved]	97
2.8	Commitment Fees, Facility Fees, etc.	97
2.9	Termination or Reduction of Revolving Commitments	98
2.10	Prepayments	99
2.11	Repayment of Loans	100
2.12	Conversion and Continuation Options	101
2.13	Limitations on Term Benchmark Tranches	102
2.14	Interest Rates and Payment Dates	102
2.15	Computation of Interest and Fees	103
2.16	Alternate Rate of Interest	103
2.17	Pro Rata Treatment and Payments	108
2.18	Requirements of Law	110

-i-

(continued)

2.19	Taxes	111
2.20	Indemnity	119
2.21	Change of Lending Office	120
2.22	Replacement of Lenders	121
2.23	Incremental Commitments	121
2.24	Defaulting Lenders	124
2.25	Extension of Revolving Termination Date	126
2.26	Cash Management Services and Swap Agreements	126
2.27	Joint and Several Liability	126
2.28	Sustainability Adjustments Amendment	132

SECTION 3.	LETTERS OF CREDIT	134

3.1	L/C Commitment	134
3.2	Procedure for Issuance of Letter of Credit	135
3.3	Fees and Other Charges	136
3.4	L/C Participations	136
3.5	Reimbursement Obligation of the Borrowers	137
3.6	Obligations Absolute	138
3.7	Letter of Credit Payments	139
3.8	Applications	139
3.9	Replacement of the Issuing Lender	139

SECTION 4.	REPRESENTATIONS AND WARRANTIES	140

4.1	Financial Condition	140
4.2	No Change	140
4.3	Existence; Compliance with Law	140
4.4	Power; Authorization; Enforceable Obligations	140
4.5	No Legal Bar	141
4.6	Litigation	141
4.7	No Default	141
4.8	Ownership of Property; Liens; Qualified Assets; Casualty	141
4.9	Intellectual Property	142
4.10	Taxes	142

-ii-

(continued)

4.11	Federal Regulations	142
4.12	[Reserved]	143
4.13	ERISA; Foreign Pension Plans	143
4.14	Investment Company Act; Other Regulations	143
4.15	Subsidiaries	143
4.16	[Reserved]	143
4.17	Environmental Matters	143
4.18	Accuracy of Information, etc.	144
4.19	Anti-Corruption Laws and Sanctions	145
4.20	Solvency	145
4.21	Plan Assets; Prohibited Transactions	145
4.22	REIT Status	146
4.23	[Reserved]	146
4.24	Affected Financial Institutions	146
4.25	COMI	146
4.26	Domiciliation and Sectorial Laws	146

SECTION 5.	CONDITIONS PRECEDENT	146

5.1	Conditions to Initial Extension of Credit	146
5.2	Conditions to Each Extension of Credit	149

SECTION 6.	AFFIRMATIVE COVENANTS	150

6.1	Financial Statements	150
6.2	Certificates; Other Information	151
6.3	[Reserved]	153
6.4	Taxes	153
6.5	Maintenance of Existence; Compliance with Law	153
6.6	Maintenance of Property; Insurance	153
6.7	Inspection of Property; Books and Records; Discussions	154
6.8	Notices	154
6.9	Environmental Laws	155
6.10	[Reserved]	156
6.11	Use of Proceeds and Letters of Credit	156

-iii-

(continued)

6.12	Know Your Customer	156
6.13	Maintenance of REIT Status; Further Assurances	156
6.14	[Reserved]	156
6.16	Accuracy of Information	157

SECTION 7.	NEGATIVE COVENANTS	157

7.1	Financial Covenants	157
7.2	Indebtedness	158
7.3	Liens	157
7.4	Fundamental Changes	158
7.5	Disposition of Property	159
7.6	Restricted Payments	160
7.7	[Reserved]	162
7.8	Investments	162
7.9	Amendments to Governing Documents	162
7.10	Transactions with Affiliates	163
7.11	[Reserved]	165
7.12	Swap Agreements	165
7.13	[Reserved]	165
7.14	Negative Pledge Clauses	165
7.15	Payments of Subordinate Debt	166
7.16	Lines of Business	166

SECTION 8.	EVENTS OF DEFAULT	167

SECTION 9.	THE AGENTS	171

9.1	Authorization and Action	171
9.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.	175
9.3	Posting of Communications	177
9.4	The Administrative Agent Individually	179
9.5	Successor Administrative Agent	179
9.6	Acknowledgements of Lenders and Issuing Lenders	180
9.7	Guarantee and Collateral Matters	182
9.8	[Reserved]	183

-iv-

(continued)

9.9	Certain ERISA Matters	183
9.10	[Reserved]	184
9.11	Parallel Debt	184

SECTION 10.	MISCELLANEOUS	186

10.1	Notices	186
10.2	Waivers; Amendments	188
10.3	Expenses; Limitation of Liability; Indemnity; Etc.	190
10.4	Successors and Assigns	192
10.5	Survival	197
10.6	Counterparts; Integration; Effectiveness; Electronic Execution	197
10.7	Severability	198
10.8	Right of Setoff	199
10.9	Governing Law; Jurisdiction; Consent to Service of Process	199
10.10	WAIVER OF JURY TRIAL	200
10.11	Headings	201
10.12	Confidentiality	201
10.13	Material Non-Public Information	202
10.14	Interest Rate Limitation	202
10.15	No Fiduciary Duty, etc.	203
10.16	USA PATRIOT Act	204
10.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	204
10.18	Acknowledgement Regarding Any Supported QFCs	204
10.19	Designated Borrowers	205
10.20	Australian Banking Code of Practice	208
10.21	Canadian Anti-Money Laundering Legislation	208
10.22	Personal Data Protection under the Personal Data Protection Act 2012 of Singapore	208
10.23	Judgment Currency	209
10.24	Transitional Arrangements	209

SECTION 11.	THE BORROWER REPRESENTATIVE	210

11.1	Appointment; Nature of Relationship	210

-v-

(continued)

11.2	Powers	210
11.3	Employment of Agents	211
11.4	Successor Borrower Representative	211
11.5	Execution of Loan Documents	211
11.6	Waiver of Limitations	211

-vi-

(continued)

SCHEDULES:

1.1A	Loan Commitments

1.1B	Issuing Lender Commitments

1.1C	Closing Date U.S. Borrowers

1.1D	Closing Date Foreign Borrowers and Post-Closing Foreign Borrowers

1.1E	Ground Leases

1.1G	Swingline Commitments

3.1(a)	Existing Letters of Credit

4.15	Subsidiaries

6.1(b)	Company Website

7.2	Existing Indebtedness

7.3	Existing Liens

7.8	Existing Investments

7.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee Agreement

B	Form of Compliance Certificate

C	Form of Assignment and Assumption

D	Form of Borrowing Request

E	[Reserved]

F	Form of U.S. Tax Compliance Certificates

G	Form of Designated Borrower Request and Assumption Agreement

H	Form of Designated Borrower Notice

I	Form of Borrower Termination Notice

J	Form of Intercreditor Agreement

-vii-

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”), dated as of February 15, 2024, among LINEAGE LOGISTICS, LLC, a Delaware limited liability company (the “Company”), each Person listed on Schedule 1.1C as a U.S. Borrower as of the Closing Date, each Person listed on Schedule 1.1D as a Foreign Borrower as of the Closing Date, each Subsidiary of Parent Company that becomes a party hereto as a Borrower, LINEAGE LOGISTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), LINEAGE OP, LLC, a Delaware limited liability company (“Lineage OP”), LINEAGE, INC., a Maryland corporation (“Parent Company”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Wells Fargo Bank, N.A., as syndication agent (in such capacity, the “Syndication Agent”), the Documentation Agents and Sustainability Agent listed on the cover to this Agreement, and JPMORGAN CHASE BANK, N.A., as administrative agent.

WHEREAS, the Company, the other Borrowers, Holdings, certain of the Lenders, the Administrative Agent and other agents are party to the Revolving Credit and Term Loan Agreement dated as of December 22, 2020, as amended to date (the “Existing Credit Agreement”);

WHEREAS, the Company, the other Borrowers, Holdings, Lineage OP, Parent Company, the Lenders party hereto, the Administrative Agent and the other agents party hereto wish to amend and restate the Existing Credit Agreement in its entirety as set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Business Day, the immediately preceding U.S. Government Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.16(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“ABR Borrowing”: a Borrowing denominated in Dollars the rate of interest applicable to which is based on the ABR.

“ABR Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.

“Additional Credit Extension Amendment”: an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Adjusted Daily Simple RFR”: (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.03260%, (ii) with respect to any RFR Borrowing denominated in CHF, an interest rate per annum equal to (a) the Daily Simple RFR for CHF, minus (b) 0.05710%, (iii) with respect to any RFR Borrowing denominated in SGD, an interest rate per annum equal to the Daily Simple RFR for SGD, (iv) with respect to any RFR Borrowing denominated in CAD, an interest rate per annum equal to (a) the Daily Simple RFR for CAD, plus (b) 0.29547% and (v) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than 0%, such rate shall be deemed to be equal to 0% for purposes of this Agreement.

“Adjusted Term CORRA Rate”: for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates and branches, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agency Site”: the Electronic System established by the Administrative Agent to administer this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Funding Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposures of all Lenders at such time.

“Agreed Currencies”: Dollars and each Alternative Currency.

“Agreement”: as defined in the preamble hereto.

“Alternative Currencies”: each of the following currencies: AUD, Euro, CAD, Sterling, NZD, DKK, NOK, PLN, SEK, CHF, SGD and Mexican Pesos, together with each other currency that is approved in accordance with Section 1.4.

“Alternative Currency Tranche One Commitment”: as to any Alternative Currency Tranche One Lender, the obligation of such Alternative Currency Tranche One Lender, if any, to make Alternative Currency Tranche One Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Alternative Currency Tranche One Commitment” opposite such Alternative Currency Tranche One Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Alternative Currency Tranche One Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.23. The amount of the Alternative Currency Tranche One Commitments as of the Closing Date is $1,570,000,000.

“Alternative Currency Tranche One Currencies”: each of the following currencies: Dollars, AUD, Euro, CAD and Sterling, together with each other currency that is approved by the Alternative Currency Tranche One Lenders in accordance with Section 1.4.

“Alternative Currency Tranche One Extensions of Credit”: as to any Alternative Currency Tranche One Lender at any time, an amount equal to the aggregate principal amount of all Alternative Currency Tranche One Loans held by such Lender then outstanding and such Lender’s Swingline Extensions of Credit then outstanding.

“Alternative Currency Tranche One Facility”: the Alternative Currency Tranche One Commitments and the Alternative Currency Tranche One Loans and extensions of credit made thereunder.

“Alternative Currency Tranche One Lender”: each Lender that has an Alternative Currency Tranche One Commitment or that holds Alternative Currency Tranche One Loans.

“Alternative Currency Tranche One Loans”: as defined in Section 2.4(a).

“Alternative Currency Tranche Two Commitment”: as to any Alternative Currency Tranche Two Lender, the obligation of such Alternative Currency Tranche Two Lender, if any, to make Alternative Currency Tranche Two Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Alternative Currency Tranche Two Commitment” opposite such Alternative Currency Tranche Two Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Alternative Currency Tranche Two Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.23. The amount of the Alternative Currency Tranche Two Commitments as of the Closing Date is $555,000,000.

“Alternative Currency Tranche Two Currencies”: each of the following currencies: Dollars, AUD, Euro, CAD, Sterling, NZD, DKK, NOK, PLN, SEK, CHF, SGD and Mexican Pesos, together with each other currency that is approved by the Alternative Currency Tranche Two Lenders in accordance with Section 1.4.

“Alternative Currency Tranche Two Extensions of Credit”: as to any Alternative Currency Tranche Two Lender at any time, an amount equal to the aggregate principal amount of all Alternative Currency Tranche Two Loans held by such Lender then outstanding and such Lender’s Swingline Extensions of Credit then outstanding.

“Alternative Currency Tranche Two Facility”: the Alternative Currency Tranche Two Commitments and the Alternative Currency Tranche Two Loans and extensions of credit made thereunder.

“Alternative Currency Tranche Two Lender”: each Lender that has an Alternative Currency Tranche Two Commitment or that holds Alternative Currency Tranche Two Loans.

“Alternative Currency Tranche Two Loans”: as defined in Section 2.4(b).

“Ancillary Document”: has the meaning assigned to it in Section 10.8(b).

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977 and all laws, rules and regulations of any other jurisdiction applicable to Parent Company and its respective Subsidiaries concerning or relating to bribery or corruption including the Corruption of Foreign Public Officials Act (Canada) and the Prevention of Corruption Act 1960 of Singapore.

“Anti-Terrorism Laws”: any Requirement of Law related to terrorism financing, economic sanctions or money laundering, including: 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Patriot Act, and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq., as amended), Executive Order 13224 (effective September 24, 2001), and their implementing regulations and including Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

“Applicable EBITDA”: with respect to any Real Property that is (x) owned or ground leased by Parent Company or any Subsidiary or (y) a Leased Asset, as of any date of determination, an amount equal to the portion of EBITDA attributable to such Real Property for the most recently ended period of four (4) consecutive fiscal quarters.

“Applicable Margin”: for any day, with respect to any ABR Loan, RFR Loan, Swingline Loan or Term Benchmark Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum determined as set forth below.

(a) From and after the Closing Date and until the Debt Rating Pricing Election Date:

(i) for Revolving Loans (including under each Tranche thereof), the Applicable Margin for Term Benchmark Loans, RFR Loans, Swingline Loans or ABR Loans, as the case may be, shall be determined by the range into which the Total Leverage Ratio falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	APPLICABLE MARGIN FOR TERM BENCHMARK LOANS OR RFR LOANS	APPLICABLE MARGIN FOR ABR LOANS OR SWINGLINE LOANS
Level I	< 50%	1.60%	0.60%
Level II	≥ 50% and < 55%	1.80%	0.80%
Level III	≥ 55% and < 60%	2.00%	1.00%
Level IV	> 60%	2.20%	1.20%

(ii) for Term Loans, the Applicable Margin for Term Benchmark Loans, RFR Loans or ABR Loans, as the case may be, shall be determined by the range into which the Total Leverage Ratio falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	APPLICABLE MARGIN FOR TERM BENCHMARK LOANS OR RFR LOANS	APPLICABLE MARGIN FOR ABR LOANS
Level I	< 50%	1.60%	0.60%
Level II	≥ 50% and < 55%	1.80%	0.80%
Level III	≥ 55% and < 60%	2.00%	1.00%
Level IV	≥ 60%	2.20%	1.20%

For purposes of this clause (a), any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 6.2(a); provided, however, that if such compliance certificate is not delivered within three (3) Business Days of the date when due in accordance with Section 6.2(a), then the Applicable Margin shall be the percentage that would apply to the Level IV Ratio and it shall apply as of the fourth (4th) Business Day after the date on which such compliance certificate was required to have been delivered and shall remain in effect until such compliance certificate is delivered. The Applicable Margin from the Closing Date until the delivery of the compliance certificate for the fiscal quarter ending December 31, 2023 shall be based on Level I.

If at any time the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

(b) From and after the Debt Rating Pricing Election Date:

(i) For Revolving Loans, the Applicable Margin for Term Benchmark Loans, RFR Loans, Swingline Loans or ABR Loans, or the “Facility Fee Rate”, as the case may be, shall be determined solely by the Debt Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P/FITCH DEBT RATING	APPLICABLE MARGIN FOR TERM BENCHMARK LOANS OR RFR LOANS	APPLICABLE MARGIN FOR ABR LOANS OR SWINGLINE LOANS	FACILITY FEE RATE
Level I Rating	A3/A- or higher	0.725%	0%	0.125%
Level II Rating	Baa1/BBB+	0.775%	0%	0.15%
Level III Rating	Baa2/BBB	0.85%	0%	0.20%
Level IV Rating	Baa3/BBB-	1.05%	0.05%	0.25%
Level V Rating	Below Baa3/BBB- or unrated	1.40%	0.40%	0.30%

(ii) For Term Loans, the Applicable Margin for Term Benchmark Loans, RFR Loans or ABR Loans, as the case may be, shall be determined solely by the Debt Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P/FITCH DEBT RATING	APPLICABLE MARGIN FOR TERM BENCHMARK LOANS OR RFR LOANS	APPLICABLE MARGIN FOR ABR LOANS
Level I Rating	A3/A- or higher	0.85%	0%
Level II Rating	Baa1/BBB+	0.925%	0%
Level III Rating	Baa2/BBB	1.05%	0.05%
Level IV Rating	Baa3/BBB-	1.30%	0.30%
Level V Rating	Below Baa3/BBB- or unrated	1.70%	0.70%

For purposes of this clause (b), if at any time Parent Company or another Guarantor has two (2) Debt Ratings, the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to the highest Debt Rating; provided that if the highest Debt Rating and the lowest Debt Rating are more than one ratings category apart, the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to Debt Rating that is one ratings category below the highest Debt Rating. If at any time Parent Company or another Guarantor has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin and Facility Fee Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin and Facility Fee Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin and Facility Fee Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used. If at any time Parent Company or another Guarantor has only one Debt Rating (and such Debt Rating is from Moody’s or S&P), the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to such Debt Rating. If Parent Company or another Guarantor neither has an Debt Rating from Moody’s nor S&P, the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to an Debt Rating of “below BBB-/Baa3 or unrated” in the tables above.

Each change in the Applicable Margin and Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and Facility Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time”: with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower”: as defined in Section 10.19.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.1 of this Agreement), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the financial institutions listed as “Joint Lead Arrangers and Joint Bookrunners” on the cover page to this Agreement.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“AUD”: the lawful currency of the Commonwealth of Australia.

“AUD Screen Rate”: with respect to any Interest Period, Australian Bank Bill Swap Reference Rate (bid) as administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about the Specified Time on the Quotation Day for such Interest Period. If the AUD Screen Rate shall be less than 0%, the AUD Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Australian Corporations Act”: the Corporations Act 2001 (Cth) of Australia.

“Australian Loan Party”: any Loan Party that is incorporated under the laws of Australia.

“Australian PPSA”: the Personal Property Securities Act 2009 (Cth) of Australia.

“Available Alternative Currency Tranche One Commitment”: as to any Alternative Currency Tranche One Lender at any time, an amount equal to the excess, if any, of (a) such Alternative Currency Tranche One Lender’s Alternative Currency Tranche One Commitment then in effect over (b) such Alternative Currency Tranche One Lender’s Alternative Currency Tranche One Extensions of Credit then outstanding.

“Available Alternative Currency Tranche Two Commitment”: as to any Alternative Currency Tranche Two Lender at any time, an amount equal to the excess, if any, of (a) such Alternative Currency Tranche Two Lender’s Alternative Currency Tranche Two Commitment then in effect over (b) such Alternative Currency Tranche Two Lender’s Alternative Currency Tranche Two Extensions of Credit then outstanding.

“Available Dollar Tranche Commitment”: as to any Dollar Tranche Lender at any time, an amount equal to the excess, if any, of (a) such Dollar Tranche Lender’s Dollar Tranche Commitment then in effect over (b) such Dollar Tranche Lender’s Dollar Tranche Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Bail-In Action”: means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy, concurso mercantil or insolvency proceeding, or has had a receiver, liquidator, monitor, supervisor, interim liquidator, statutory manager, judicial manager, interim judicial manager, nominee (which has the meaning given under section 273(1) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore), conservator, trustee, administrator, custodian, conciliador, sindico, interventor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Belgian Civil Code”: the Belgian oud Burgerlijk Wetboek/ancient Code Civil of 21 March 1804 as amended from time to time and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the law of 13 April 2019 introducing a Civil Code and inserting book 8 “Evidence” in the Civil Code.

“Belgian Code of Companies and Associations”: the Belgian Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations dated 23 March 2019, as amended from time to time.

“Belgian Loan Party”: a Loan Party having its statutory seat in Belgium.

“Belgian Mobilisation Law”: the Belgian mobilisation law of 3 August 2012 on various measures to facilitate the mobilisation of receivables in the financial sector, as amended from time to time.

“Belgian Non-Cooperative Jurisdiction”: a tax haven country, a low-tax jurisdiction or a non-cooperative jurisdiction, within the meaning of Article 307, §1/2 of the Belgian Income Tax Code 1992 or any successor provision.

“Belgian Qualifying Lender”: a Lender that is entitled to a full exemption from Belgian withholding tax on interest, either on the basis of Belgian domestic tax laws or tax treaties concluded by Belgium (subject to completion of the necessary formalities, if any).

“Benchmark”: initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in Dollars or an Alternative Currency (other than any Term Benchmark Loan denominated in CAD), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Term Benchmark Loan denominated in CAD, the Adjusted Daily Simple RFR for CAD; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars or CAD, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Canadian Prime Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower pursuant to Section 2.16(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the SORA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: means 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party: an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BKBM Screen Rate”: with respect to any Interest Period, the rate per annum determined by the Administrative Agent which is equal to the average bank bill reference rate as administered by the New Zealand Financial Benchmark Facility (or any other person that takes over the administration of such rate) for bills of exchange with a tenor equal in length to such Interest Period as displayed on page BKBM of the Reuters screen (or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Wellington, New Zealand time) on the first day of such Interest Period. If the BKBM Screen Rate shall be less than 0%, the BKBM Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: each U.S. Borrower and each Foreign Borrower, including each Designated Borrower; provided, Borrowers shall not include any Borrower for whom a Borrower Termination Notice has been submitted and is effective in accordance with Section 10.19(d) hereof.

“Borrower Materials” as defined in Section 6.2.

“Borrower Representative”: as defined in Section 11.1.

“Borrower Termination Notice”: as defined in Section 10.19.

“Borrowing”: (a) Loans of the same Type, Class and Tranche made, converted or continued on the same date, and, in the case of Term Benchmark Loans or RFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day, (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, funding, disbursement, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such date that is a U.S. Government Securities Business Day, (d) in relation to any Non-Quoted Currency, any day (other than a Saturday or a Sunday) on which banks are open for business in the principal financial center of the country of that currency, (e) in relation to Loans to a Singapore Borrower, a day (other than a Saturday or a Sunday or a gazette public holiday or a bank holiday) on which banks are open for general business in Singapore, and (f) in relation to Loans denominated in CAD and in relation to the computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada.

“CAD”: the lawful currency of Canada.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, Parts II.1 and XII.2 of the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime Act and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Person”: any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Defined Benefit Plan”: a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Economic Sanctions and Export Control Laws”: any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Pension Event”: (a) the whole or partial withdrawal of a Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Canadian Pension Plan”: a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by a Loan Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which such Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Canadian Prime Rate”: on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian PPSA”: the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on any collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security, in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Capitalization Rate”: (a) 6.5% for Real Property that is owned or subject to a ground lease and (b) 8.5% for Real Property that is a Leased Asset.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary”: any Subsidiary of Parent Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the government of the United States, Canada or England and Wales or issued by any agency thereof and backed by the full faith and credit of the United States, Canada or England and Wales, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances having maturities of 180 days or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof, the laws of Canada or any province or territory thereof, or the laws of England and Wales having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper of an issuer maturing within 270 days from the date of acquisition and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s; and (d) fully collateralized repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities described in clause (a) above; (e) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000; or (f) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

“Cash Management Banks”: (a) a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such services are entered into or (b) any financial institution or commercial bank that notifies the Administrative Agent pursuant to Section 2.26 hereof.

“Cash Management Services”: any of the following provided to a Loan Party or any Subsidiary of a Loan Party by a Cash Management Bank; provided Cash Management Services provided by a Cash Management Bank pursuant to clause (b) of the definition thereof, shall not exceed in the aggregate $25,000,000 at any time outstanding: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services and interstate depository network services), (e) bank guarantees and letters of credit, and (f) other cash management services.

“CBR Loan”: a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread”: the Applicable Margin applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate”: the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) CHF, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment, and (II) 0.0%.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR

Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) CHF, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for CHF Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of CHF in effect on the last RFR Business Day in such period, and (d) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Control”: shall be deemed to have occurred if:

(a) at any time prior to the consummation of a Qualified IPO, the Investor shall, directly or indirectly, at any time collectively fail to own beneficially, directly or indirectly, voting Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Company (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(b) at any time after the consummation of a Qualified IPO, any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Investor, acquires beneficial ownership of voting Equity Interests of the Parent Company representing (A) more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Company (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and (B) more than the percentage of the aggregate ordinary voting power that is at the time beneficially owned, directly or indirectly, by the Investor, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(c) the Parent Company ceases to be sole managing member or general partner (as applicable) of Lineage OP or the Parent Company ceases to own and control at least 60% of the voting Equity Interests in Lineage OP;

(d) at any time prior to the merger or consolidation of Holdings with or into Lineage OP, Lineage OP cease to be the sole managing member or general partner (as applicable) of Holdings or Lineage OP ceases to own and control at least 60% of the voting Equity Interests in Holdings;

(e) at any time prior to the merger or consolidation of Holdings with or into Lineage OP, Holdings ceases to own, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of (x) the Company and (y) each of the other Borrowers except (in case of clause (y)) pursuant to a transaction or designation permitted under this Agreement; and at any time after the merger or consolidation of Holdings with or into Lineage OP, Lineage OP ceases to own, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of (x) the Company and (y) each of the other Borrowers except (in case of clause (y)) pursuant to a transaction or designation permitted under this Agreement.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“CHF”: the lawful currency of Switzerland.

“CIBOR Screen Rate”: with respect to any Interest Period, the Copenhagen interbank offered rate published by the Danish Financial Benchmark Facility ApS (or any other Person that takes over the administration of such rate) for Danish Kroner with a tenor equal in length to such Interest Period as displayed on page CIBOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the CIBOR Screen Rate shall be less than 0%, the CIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans.

“Closing Date”: the date hereof.

“Closing Date Excluded Borrower”: as defined in Section 10.19(e).

“CMBS Financing”: any loans or notes incurred by or issued to Parent Company or any of its Subsidiaries as borrowers under commercial mortgage-backed securities financing transactions from time to time.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee Rate”: for any calendar quarter (a) 0.15% per annum if the daily unused amount of the Revolving Commitment of the applicable Tranche is less than 50% and (b) 0.25% per annum if the daily unused amount of the Revolving Commitment of the applicable Tranche is greater than or equal to 50%; provided, for the avoidance of doubt the unused amount shall be determined on a Tranche by Tranche basis.

“Commitments”: as to any Lender, the Revolving Commitment and Term Commitments of such Lender.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications”: as defined in Section 9.3(c).

“Company”: as defined in the preamble hereto.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement, whether written or oral, to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“CORRA”: the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator”: the Bank of Canada (or any successor administrator).

“CORRA Determination Date”: as defined in the definition of “Daily Simple CORRA”.

“CORRA Rate Day”: as defined in the definition of “Daily Simple CORRA”.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Party”: the (a) Administrative Agent, (b) any Issuing Lender, (c) the Swingline Lender, (d) any other Lender, (e) each Cash Management Bank, (f) each counterparty to any Lender Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (h) the successors and assigns of each of the foregoing.

“CRR”: the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“CTA”: the United Kingdom Corporation Tax Act 2009.

“Daily Effective SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Effective SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple CORRA”: for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Day.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 4 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) CHF, SARON for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day, (iii) SGD, SORA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (iv) Dollars, Daily Effective SOFR, and (v) CAD, Daily Simple CORRA, and (b) 0.00%.

“Danish Borrower”: means a Foreign Borrower incorporated in Denmark.

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, concurso mercantil, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, dissolution, judicial management, reorganization, or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect.

“Debt Rating”: means, as of any date of determination, the rating as determined by S&P, Moody’s and/or Fitch of Parent Company’s or another Guarantor’s non-credit enhanced senior unsecured long-term debt.

“Debt Rating Pricing Election Date”: the date on which (a) an Investment Grade Rating Event has occurred and continues to exist on the date that the Borrower gives its election notice described below and (b) the Borrower Representative has delivered written notice to the Administrative Agent of its election (which shall be irrevocable) to have the Applicable Margins determined by reference to the Debt Ratings instead of the Total Leverage Ratio.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans, or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or a Bail-In Action or (e) is the Subsidiary of a Parent that has become the subject of a Bankruptcy Event or a Bail-In Action (or is a subsidiary of a Lender Parent that has become the subject of a Bankruptcy Event or a Bail-In Action). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(e)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Borrower”: any Wholly-Owned Subsidiary that becomes party to this Agreement pursuant to Section 10.19.

“Designated Borrower Notice”: as defined in Section 10.19.

“Designated Borrower Request and Assumption Agreement”: as defined in Section 10.19.

“Development Property”: as of any date of determination, Real Property acquired or otherwise held for development or redevelopment on which the improvements related to the development or redevelopment have not been completed on such date; provided that such Real Property shall cease to be a Development Property, and shall thereafter be considered a “Stabilized Property”, upon the first to occur of (a) the date that is six full fiscal quarters following substantial completion (including issuance of a temporary or permanent certificate of occupancy for the improvements under construction permitting the use and occupancy for their regular intended uses) of such Real Property, and (b) the first day of the first fiscal quarter following the date on which such Development Property has achieved an Occupancy Rate of at least 85%. For avoidance of doubt, any Real Property that is not (and has never been) a Development Property shall be considered a “Stabilized Property” from the first day of the first fiscal quarter following the date on which such Real Property has achieved an Occupancy Rate of at least 85%, and vacant land adjacent to and forming part of a Stabilized Property may become a Development Property if, as of any date of determination, the same is being developed with a new, improved or expanded facility. Similarly, a Stabilized Property may become a Development Property if, as of the date of determination, the same is being replaced, restored, remodeled or rebuilt where the purpose and effect of such work is to provide a functionally new, improved or expanded facility.

“Direct Owner”: has the meaning specified in the definition of “Property Owning Subsidiary”.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) if such Equity Interests are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of Parent Company or its subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an initial public offering, “asset sale” or “change of control” occurring prior to such date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days following the Term Loan Maturity Date at the time of the issuance of such Equity Interest.

“Disqualified Institution” shall mean any (i) competitor of Parent Company or any of its subsidiaries and (ii) such other Person, in each case, identified in writing to the Administrative Agent prior to the Closing Date, and, in the case of the foregoing clause (i) and (ii), the clearly identifiable (solely on the basis of the similarity of its name) affiliates of any of the foregoing; provided that, after the Closing Date, the Borrower Representative shall be permitted, upon three Business Days’ prior notice to the Administrative Agent, to supplement the list of competitors provided for in clause (i) to include additional competitors and/or any Affiliates thereof (such list, as so supplemented from time to time, the “Disqualified Institution List”); provided, further, that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be. The Administrative Agent will make available to a Lender, upon the request of such Lender, the Disqualified Institution List.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“DKK”: the lawful currency of the Kingdom of Denmark.

“Documentation Agents”: the financial institutions listed as “Documentation Agents” on the cover page of this Agreement.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollar Tranche Commitment”: as to any Dollar Tranche Lender, the obligation of such Dollar Tranche Lender, if any, to make Dollar Tranche Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Dollar Tranche Commitment” opposite such Dollar Tranche Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Dollar Tranche Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.23. The amount of the Dollar Tranche Commitments as of the Closing Date is $1,375,000,000.

“Dollar Tranche Extensions of Credit”: as to any Dollar Tranche Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Dollar Tranche Loans held by such Lender then outstanding, and (b) such Lender’s Dollar Tranche Percentage of the L/C Obligations then outstanding.

“Dollar Tranche Facility”: the Dollar Tranche Commitments and the Loans and extensions of credit made thereunder.

“Dollar Tranche Lender”: each Lender that has a Dollar Tranche Commitment or that holds Dollar Tranche Loans.

“Dollar Tranche Loans”: as defined in Section 2.4(c).

“Dollar Tranche Percentage”: as to any Dollar Tranche Lender at any time, the percentage which such Dollar Tranche Lender’s Dollar Tranche Commitment then constitutes of the Total Dollar Tranche Commitments; provided that in the case of Section 2.24 when a Defaulting Lender which is a Dollar Tranche Lender shall exist, “Dollar Tranche Percentage” shall mean the percentage which such Dollar Tranche Lender’s Dollar Tranche Commitment then constitutes of the Total Dollar Tranche Commitment (disregarding any Defaulting Lender’s Dollar Tranche Commitment). With respect to any Dollar Tranche Lender whose Dollar Tranche Commitments shall have expired or terminated, “Dollar Tranche Percentage” shall mean the percentage which the aggregate principal amount of such Dollar Tranche Lender’s Dollar Tranche Loans then outstanding constitutes of the aggregate principal amount of the Dollar Tranche Loans then outstanding, provided, that, in the event that the Dollar Tranche Loans are paid in full prior to the reduction to zero of the Total Dollar Tranche Extensions of Credit, the Dollar Tranche Percentages shall be determined in a manner designed to ensure that the other outstanding Dollar Tranche Extensions of Credit shall be held by the Dollar Tranche Lenders on a comparable basis.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Parent Company organized under the laws of the United States, any State thereof, the District of Columbia, or any other jurisdiction within the United States.

“Dutch Civil Code”: the Burgerlijk Wetboek of The Netherlands.

“Dutch Loan Party”: each Borrower that is incorporated in the Netherlands.

“EBITDA”: with respect to Parent Company and its consolidated Subsidiaries, for any period of four (4) consecutive fiscal quarters, earnings before interest, tax, depreciation, depletion and amortization calculated in accordance with GAAP, at all times excluding, without duplication, (i) impairment and other non-cash charges or gains including, for the avoidance of doubt, equity in earnings (but excluding any non-cash charge in respect of an item that was included in EBITDA in a prior period or any charges that result in a write-down or write-off of inventory and excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (ii) stock-based compensation expense, (iii) gains or losses from sales of previously depreciated assets, (iv) gains or losses from foreign exchange, (v) gains or losses from derivative instruments, (vi) gains or losses from the early extinguishment of indebtedness, (vii) severance and other non-recurring restructuring charges, (viii) transaction costs of acquisitions, dispositions, capital markets offerings, debt and equity financings and amendments thereto (in each case, whether or not consummated) not permitted to be capitalized pursuant to GAAP, (ix) other unusual, exceptional or extraordinary and non-recurring gains, losses, expenses or charges (whether or not classified as such under GAAP), (x) amounts accruing and/or payable pursuant to the terms of the Operating

Agreement during such period and (xi) the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Subsidiary; provided, however, that notwithstanding anything to the contrary herein, for the purposes of determining the contribution to EBITDA of, or portion of EBITDA attributable to, any Real Property, any operating asset or any business managed or operated by Parent Company or any Subsidiary thereof, (1) EBITDA shall equal rents and other revenues in respect of such asset, less, without duplication, (A) operating expenses in respect of such asset (exclusive of corporate-level general and administrative and other overhead expenses, impairment on intangibles and long-lived assets and depreciation, depletion and amortization expenses) and (B) cash rent expenses of operating, finance and ground leases in respect of such asset, and shall at all times exclude unusual, extraordinary or exceptional and non-recurring gains, losses, expenses or charges (whether or not classified as such under GAAP) and (2) solely for purposes of calculating Total Asset Value and Unencumbered Asset Value, in no event shall EBITDA of any such Real Property, operating asset or business determined pursuant to clause (1) be less than zero. All of the foregoing shall be adjusted to include the pro rata share of Parent Company and its Subsidiaries on a consolidated basis of the net income or loss of all Joint Ventures for such period, determined and adjusted in the same manner as provided above in this definition with respect to the net income or loss of Parent Company and its Subsidiaries on a consolidated basis.

“EEA Financial Institution”: means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”: any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Lender and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligibility Criteria”: Ground Leased Asset Eligibility Criteria, Leased Asset Eligibility Criteria or Owned Asset Eligibility Criteria, as applicable.

“Eligible Assignee”: (a) a Lender or any Affiliate or Approved Fund of such Lender, or (b) a bank, trust company, finance company, insurance company or any other Person that is regularly engaged in making, purchasing or investing in loans of a type similar to the Loans; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Ineligible Institution.

“Eligible Ground Leased Assets”: any Real Property that satisfies the following criteria (collectively, the “Ground Leased Asset Eligibility Criteria”):

(a) One hundred percent (100%) of such Real Property is ground leased directly or indirectly by one or more Qualified Asset Owners.

(b) Such Real Property is a Stabilized Property, a Development Property, undeveloped land or a Newly Acquired Property.

(c) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities and such improvements are owned or held pursuant to such ground lease by a Qualified Asset Owner with respect to such Real Property.

(d) None of such leasehold interest or such improvements is directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, and (ii) Permitted Encumbrances) and none of the Equity Interests directly or indirectly owned by Parent Company of any Qualified Asset Owner with respect to such Real Property (or, in each case, any income therefrom or proceeds thereof) is subject to any Lien or any Negative Pledge (other than Permitted Equity Encumbrances or as permitted in the definition of “Negative Pledge”).

(e) No event of default (i.e., after any applicable notice and cure period) has occurred and is continuing under the ground lease regarding such Real Property.

(f) The lessor under the ground lease regarding such Real Property shall not have the unilateral right to terminate such ground lease prior to the expiration of the stated term of such ground lease absent the occurrence of any casualty, condemnation or default thereunder by any Qualified Asset Owner with respect to such Real Property.

(g) The lessee under the ground lease has the right to sublease, mortgage and encumber (subject to customary terms and limitations) its interest in such Real Property without the consent of the lessor (provided that a provision that if a consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent shall be deemed acceptable); provided, this clause (g) shall not apply to (i) the Real Property listed on Schedule 1.1E and (ii) such other Real Property as agreed by the Administrative Agent in its reasonable discretion from time to time.

(h) The ground lease regarding such Real Property has a remaining term (inclusive of any unexercised extension options as to which there is no condition precedent to the exercise thereof other than compliance of lessee with the terms of the applicable ground lease and the giving of a notice of exercise by the lessee) of 25 years or more from the date of relevant covenant calculation.

(i) (i) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is free of any material structural defects, and (ii) such Real Property is free of any material Environmental Liabilities and is in material compliance with all Environmental Laws.

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Ground Leased Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Ground Leased Asset.

“Eligible Leased Assets”: any Real Property that satisfies the following criteria (collectively, the “Leased Asset Eligibility Criteria”):

(a) Such Real Property is a Leased Asset and the lessee is one or more Qualified Asset Owners.

(b) Such leasehold interest is not directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, and (ii) Permitted Encumbrances) and none of the Equity Interests directly or indirectly owned by Parent Company of any Qualified Asset Owner with respect to such Real Property (or, in each case, any income therefrom or proceeds thereof) is subject to any Lien or any Negative Pledge (other than Permitted Equity Encumbrances or as permitted in the definition of “Negative Pledge”).

(c) No event of default (i.e., after any applicable notice and cure period) has occurred and is continuing under the operating lease regarding such Real Property.

(d) The lessor under the operating lease regarding such Real Property shall not have the unilateral right to terminate such operating lease prior to the expiration of the stated term of such operating lease absent the occurrence of any casualty, condemnation or default thereunder by any Qualified Asset Owner with respect to such Real Property.

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Leased Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Leased Asset.

“Eligible Owned Asset”: any Real Property that satisfies the following criteria (collectively, the “Owned Asset Eligibility Criteria”):

(a) (i) One hundred percent (100%) of such Real Property is owned in fee simple by one or more Qualified Asset Owners, or (ii) such Real Property satisfies the Ground Leased Asset Eligibility Criteria (other than clause (h) of that definition, whereby for the purposes of this definition the requirement shall be that there shall be not less than ninety-nine (99) years from the date of relevant covenant calculation).

(b) Such Real Property is a Stabilized Property, a Development Property, undeveloped land or a Newly Acquired Property.

(c) (i) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is free of any material structural defects, and (ii) such Real Property is free of any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(d) Such Real Property (other than any Real Property that constitutes a Development Property or undeveloped land) is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities.

(e) Such Real Property (and any income therefrom or proceeds thereof) is not directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents and (ii) Permitted Encumbrances) and none of the Equity Interests directly or indirectly owned by Parent Company of any applicable Borrower or Qualified Asset Owner (or, in each case, any income therefrom or proceeds thereof) is subject to any Lien or any Negative Pledge (other than Permitted Equity Encumbrances or as permitted in the definition of “Negative Pledge”).

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Owned Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Owned Asset.

“Eligible Value”: as of any date of determination, with respect to each Real Property that is (x) owned or ground leased by Parent Company or any Subsidiary or (y) a Leased Asset (i) the Applicable EBITDA with respect to such Real Property divided by (ii) the applicable Capitalization Rate.

“Environmental Laws”: any and all foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, notices or binding agreements issued by or entered into with any Governmental Authority, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution, air emissions, the management, use or Release of Materials of Environmental Concern or protection of human health (to the extent such relates to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, including those arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the presence or release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”: shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of provisions relating to Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure of any Borrower or any ERISA Affiliate to satisfy the “minimum funding standard” with respect to a Plan within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, as applicable, or the failure of any Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to a Plan or the failure of any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan, (d) the occurrence of a non-exempt Prohibited Transaction with respect to which any Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) which could result in the incurrence by any Borrower or any of the Subsidiaries of any material liability, (e) the receipt by any Borrower or any ERISA Affiliate of notice from any Multiemployer Plan (1) imposing Withdrawal Liability on any Borrower or any ERISA Affiliate, (2) notifying any Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in Insolvency, if applicable or (3) notifying any Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA, if applicable), or (f) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA, if applicable).

“EU Bail-In Legislation Schedule”: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Interpolated Rate”: at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate”: means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate)] or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of the Specified Time on the Quotation Day for such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0%, the EURIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Euro” and “€”: the single currency of the Participating Member States.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect (and at the applicable rate in effect) on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.22) or (ii) such Lender changes its lending office (for the avoidance of doubt, in each case, excluding any imposition of, or increase in the rate of, any withholding Taxes due to a Change in Law after such date) except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f), (d) any Taxes imposed under FATCA and/or any implementation of the OECD Common Reporting Standard in the legislation applicable to the Borrowers, (e) any Tax imposed pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) in the form as at the date of this Agreement, (f) Taxes assessed on a Recipient under the laws of the Netherlands, if and to the extent such Taxes become payable as a result of such Recipient having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Dutch Loan Party, (g) in relation to a Belgian Loan Party (and notwithstanding paragraph (b) above), any Belgian withholding tax that is due for reason of the relevant Lender not, or no longer, qualifying as a Belgian Qualifying Lender, other than due to a change in (or in the interpretation, administration, or application of) any law or income tax treaty or any published practice or published concession of any relevant taxing authority after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), and (h) Taxes assessed on a Recipient under the laws of Denmark, if and to the extent such Taxes become payable as a result of such Recipient having ‘control’ (as defined in the Danish Corporate Income Tax Act (in Danish: selskabsskatteloven)) of a Loan Party incorporated in Denmark (in Danish: kontrolleret gæld) and such Recipient fails to provide a valid certificate of tax residence duly issued by the competent tax authorities of its country of residence evidencing that such Lender is resident for tax purposes in a country with which Denmark has a tax treaty or agreement on exchange of information in place.

“Existing Letters of Credit”: those certain letters of credit issued under the Existing Credit Agreement and listed on Schedule 3.1(a).

“Existing Credit Agreement”: as defined in the recitals to this Agreement.

“Facility”: each of (a) the Term Facilities and (b) the Revolving Facility, and in each case, including any Incremental Commitments, and collectively, the “Facilities”.

“Facility Fee”: as defined in Section 2.8(b).

“Facility Fee Rate”: the rate per annum set forth in the definition of “Applicable Margin” herein.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth in the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date”: the fifteenth (15th) Business Day following the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“Financial Covenants”: the financial covenants set forth in Section 7.1.

“Financial Officer”: the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch”: Fitch, Inc. and any successor thereto.

“Fixed Charges”: for any period, an amount equal to the sum of (i) Interest Expense, plus (ii) regularly scheduled installments (whether or not paid) of principal payable with respect to Total Indebtedness (excluding scheduled balloon principal payments due on maturity of any such Indebtedness and including Parent Company’s pro rata share thereof for Joint Ventures), plus (iii) the amount of dividends or distributions actually paid or required to be paid by any of Parent Company and its Subsidiaries in cash to any third party during such period in respect of its preferred capital stock but excluding redemption payments or repurchases or charges in connection with the mandatory final redemption or repurchase in whole of any preferred capital stock plus (iv) all income tax payments with respect to the taxable REIT Subsidiaries of Parent Company and the Company (including Foreign Subsidiaries).

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Term CORRA Rate, each Adjusted Daily Simple RFR, each Local Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Term CORRA Rate, each Adjusted Daily Simple RFR, each Local Rate or the Central Bank Rate shall be 0%.

“Foreign Borrower”: (i) as of the Closing Date, each Subsidiary of Holdings set forth on Schedule 1.1D hereof as a “Closing Date Borrower” (the “Closing Date Foreign Borrowers”), provided, (A) as of the Closing Date each Closing Date Foreign Borrower shall be permitted to borrow only the currencies set forth on Schedule 1.1D and (B) after the Closing Date, prior to any Foreign Borrower becoming entitled to borrow Loans in any currency other than the currencies set forth on Schedule 1.1D, the Administrative Agent and the applicable Lenders shall have received the Required Information for such Foreign Borrower and currency, (ii) the Post-Closing Foreign Borrowers and (iii) each Designated Borrower that is not a Domestic Borrower; provided, (i) no Foreign Borrower that is incorporated under the laws of New Zealand or Norway shall be a Borrower under the Alternative Currency Tranche One Facility or the Dollar Tranche Facility and (ii) no Foreign Borrower that is incorporated under the laws of Australia shall be a Borrower under the Dollar Tranche Facility.

“Foreign Borrower Guarantee Limitations”: as defined in Section 2.27(b)(x) and as supplemented by each Designated Borrower Request and Assumption Agreement, if applicable.

“Foreign Lender”: (a) in the case of a U.S. Borrower, a Lender that is not a U.S. Person, and (b) in the case of a Foreign Borrower, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Foreign Borrower is resident for tax purposes.

“Foreign Secured Obligations” shall mean all Obligations of the Foreign Borrowers, together with all (i) Cash Management Services of the Foreign Borrowers and their Subsidiaries, and (ii) Swap Obligations of the Foreign Borrowers and their Subsidiaries, in each case, owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Alternative Currency Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Foreign Subsidiary”: any Subsidiary of Parent Company that is not a Domestic Subsidiary.

“Funding Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived in accordance with Section 10.1).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower Representative and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the

Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), including in the case of corporations (sociedades anónimas) incorporated under the laws of Mexico, the articles of incorporation and bylaws (acta constituiva and estatutos sociales), (b) with respect to any limited liability company, the certificate or articles of incorporation, formation or organization and operating agreement, the company constitution or memorandum and articles of association (including in the case of a limited liability company organized under the laws of Mexico, the acta constitutiva and estatutos sociales), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: any nation or government, any state or local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank, supranational organisation or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Ground Leased Asset Eligibility Criteria”: has the meaning specified in the definition of “Eligible Ground Leased Assets”.

“Group Members”: the collective reference to Parent Company and its Subsidiaries.

“Guarantee”: of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered on the Closing Date by the Guarantors substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantors”: the collective reference to Parent Company, Holdings and Lineage OP.

“Guernsey”: means the island of Guernsey.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: any Subsidiary of Parent Company that on a consolidated basis with its respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, holds assets that constitute less than 7.5% of Total Asset Value.

“Impacted EURIBOR Rate Interest Period”: has the meaning assigned to such term in the definition of “EURIBOR Rate.”

“Impacted Local Rate Interest Period”: as defined in the definition of “Local Rate”.

“Increased Amount Date”: as defined in Section 2.23(a).

“Incremental Commitments”: as defined in Section 2.23(a).

“Indebtedness”: of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (A) accounts payable incurred in the ordinary course of business, (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto) and if not paid after becoming due and payable, (C) obligations in respect of employment and consulting services, and (D) deferred obligations under any management services agreement, deferred rent obligations, taxes and compensation and any pension-related or post-employment liabilities), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (valued in the case of this clause (e) at the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) if such Indebtedness is non-recourse, the fair market value of the property encumbered thereby as determined by such Person in good faith), (f) all guarantees by such Person of Indebtedness of others (except for guarantees of exceptions to non-recourse liabilities), (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or required to be deducted or withheld from any such payment and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indirect Owner”: has the meaning specified in the definition of “Property Owning Subsidiary”.

“Ineligible Institution”: (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a Disqualified Institution, (d) a Lender that is not a Non-Public Lender, (e) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (f) any Borrower or any of its Affiliates; provided that, with respect to clause (e), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $500,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Initial Financial Covenants”: the financial covenants set forth in Section 7.1(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Regulation”: Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings or, with respect to insolvency proceedings opened as from 26 June 2017, Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, industrial designs, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: that certain Intercreditor Agreement, in substantially the form attached hereto as Exhibit J, with respect to the Pari Passu Capital Markets Indebtedness.

“Interest Election Request”: as defined in Section 2.16.

“Interest Expense”: for any period, an amount equal to the sum of the following with respect to Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP plus (ii) all capitalized interest determined in accordance with GAAP (including in the case of (i) and (ii), Parent Company’s pro rata share thereof for Joint Ventures), and excluding non-cash amortization or write-off of deferred financing costs or debt discount (including Parent Company’s pro rata share thereof for Joint Ventures).

“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any RFR Loan (other than an RFR Loan denominated in Dollars), each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or if there is no such numerically corresponding day in such month, then the last day of such month), (e) as to any RFR Loan denominated in Dollars, the fifth (5th) Business Day of each calendar month for the preceding calendar month, (f) as to any Loan (other than any Revolving Loan that is an ABR Loan or a Swingline Loan), the date of any repayment or prepayment made in respect thereof, and (g) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the final maturity date of such Loan.

“Interest Period”: as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, (except for Loans subject to the Peso Rate) three or (except for Loans subject to the Adjusted Term CORRA Rate or the Peso Rate) six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for the

Agreed Currency), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or (except for Loans subject to the Adjusted Term CORRA Rate or the Peso Rate) six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is (x) three (3) Business Days prior to the last day of the then current Interest Period with respect to Term Benchmark Loans denominated in Dollars and CAD and (y) four (4) Business Days prior to the last day of the then current Interest Period with respect to Term Benchmark Loans denominated in Alternative Currencies (other than CAD); provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower Representative may not select an Interest Period with respect to any Loan that would extend beyond the Revolving Termination Date or the Term Loan Maturity Date, as applicable, for such Loan;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower Representative shall select Interest Periods so as not to require a payment or prepayment of any Term Benchmark Loan during an Interest Period for such Loan; and

(v) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such notice of borrowing or notice of conversion.

“Investment Grade Rating”: a non-credit enhanced senior unsecured long-term debt rating for Parent Company or another Guarantor of BBB- or better from S&P or Baa3 or better from Moody’s.

“Investment Grade Rating Event”: the achievement of an Investment Grade Rating by Parent Company or another Guarantor.

“Investment”: (a) any purchase or other acquisition for value by any Loan Party or any of its Subsidiaries of, or of a beneficial interest in, any of the Equity Interests of any other Person; (b) any purchase or other acquisition for value by any Loan Party or any of its Subsidiaries from any Person of all or a substantial portion of the business, property or fixed assets of such Person or any division or line of business or other business unit of such Person; and (c) any loan, advance or capital contributions by any Loan Party or any of its Subsidiaries to, or Guarantee Obligations with respect to any obligations of, any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. For purposes of covenant compliance, the amount of any Investment shall be the outstanding amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor”: (i) BG Lineage Holdings, LLC (formerly BG LLH, LLC,) a Delaware limited liability company, LLH MGMT Profits, LLC, a Delaware limited liability company, LLH MGMT Profits II, LLC, a Delaware limited liability company, and BG Maverick, LLC, a Delaware limited liability company, or (ii) any other Person that is managed and controlled by any of Bay Grove Management Company, LLC, a Delaware limited liability company, Bay Grove Capital Group, LLC, a Delaware limited liability company, any other Affiliate of Bay Grove Management Company, LLC or Bay Grove Capital Group, LLC, BG Lineage Holdings, LLC (formerly BG LLH, LLC), LLH MGMT Profits, LLC, LLH MGMT Profits II, LLC and/or BG Maverick, LLC.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: means JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., and each other Lender approved by the Borrower Representative that agrees to become an Issuing Lender hereunder, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.9. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates and branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch. Each reference herein to the “Issuing Lender” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Lender with respect thereto.

“Issuing Lender Commitment”: with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit hereunder. The initial amount of each Issuing Lender’s Issuing Lender Commitment is set forth on Schedule 1.1B, or if an Issuing Lender has entered into an Assignment and Assumption, the amount set forth for such Issuing Lender as its Issuing Lender Commitment in the Register maintained by the Administrative Agent.

“ITA”: the United Kingdom Income Tax Act 2007.

“Joint Ventures”: any unconsolidated joint ventures of Parent Company and its consolidated Subsidiaries.

“Lamb Weston Mortgage”: the second ranking deed of mortgage dated 25 August 2017 between Lineage Bergen op Zoom B.V. as mortgagor and the Lamb Weston entities as mortgagees in respect of a mortgage over the parcels of land, locally known as Blankenweg 2 and 4 in Bergen op Zoom, cadastrally known as municipality of Bergen op Zoom, section I, number 712, 713 and 775 or any replacement of that right of mortgage.

“L/C Commitment”: the Dollar Equivalent of $100,000,000 (as such amount may be increased to an amount not to exceed the Dollar Equivalent of $300,000,000 at the request of the Borrower Representative and with the consent of the Issuing Lenders).

“L/C Exposure”: at any time, the sum of the L/C Obligations at such time. Except to the extent that the L/C Exposure of a Defaulting Lender has been reallocated in accordance with Section 2.24(c), the L/C Exposure of any Dollar Tranche Lender shall be its Dollar Tranche Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired Dollar Equivalent amount of the then outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Dollar Tranche Lenders other than the Issuing Lender.

“LCT Election” shall have the meaning assigned to such term in Section 1.10.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.10.

“Leased Asset”: any Real Property that operates as a warehouse/distribution facility or is Development Property or undeveloped land and that is leased by Parent Company or a Subsidiary thereof pursuant to a lease (other than a ground lease) with a remaining term (including any unexercised extension options at the option of the tenant) of not less than 10 years from the Closing Date and otherwise on market terms (as determined by the Borrower Representative in good faith).

“Leased Asset Eligibility Criteria” has the meaning specified in the definition of “Eligible Leased Assets”.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 10.3(b).

“Lender Swap Agreement”: any Swap Agreement that (i) was in effect on the Closing Date between a Loan Party or a Subsidiary of a Loan Party and a counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date or (ii) is or was entered into after the Closing Date between a Loan Party or a Subsidiary of a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Agreement is entered into.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, “Lenders” shall include the Swingline Lenders and the Issuing Lenders.

“Letters of Credit”: as defined in Section 3.1(a). Letters of Credit may be denominated in Dollars or an Alternative Currency.

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, pledge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that, in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Eligible Transaction”: any acquisition by Parent Company or one or more of its Subsidiaries, including by way of merger or amalgamation, of any assets, business or Person permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, in each case, solely to the extent made using identifiable proceeds from a New Term Loan.

“Limited Condition Transaction” shall mean any Limited Condition Eligible Transaction with respect to which the Borrower Representative has made an LCT Election.

“Lineage OP”: as defined in the preamble hereto.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Notes, the Intercreditor Agreement, each Designated Borrower Request and Assumption Agreement, any document granting a Lien on cash collateral pursuant to Section 3 or Section 8, the fee agreements described in Section 2.8(b), and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Guarantors and the Borrowers.

“Local Interpolated Rate”: at any time, with respect to any Term Benchmark Loan denominated in any Non-Quoted Currency and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Local Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Local Screen Rate for the longest period (for which such Local Screen Rate is available for the applicable currency) that is shorter than the Impacted Local Rate Interest Period; and (b) the applicable Local Screen Rate for the shortest period (for which such Local Screen Rate is available for the applicable currency) that exceeds the Impacted Local Rate Interest Period, in each case, at such time; provided that if any Local Interpolated Rate shall be less than 0%, such rate shall be deemed to 0% for purposes of this Agreement.

“Local Rate”: with respect to any Term Benchmark Borrowing denominated in any Non-Quoted Currency and for any Interest Period, the applicable Local Screen Rate; provided that if such Local Screen Rate shall not be available at such time for such Interest Period (an “Impacted Local Rate Interest Period”) with respect to such Non-Quoted Currency, then the Local Rate shall be the Local Interpolated Rate.

“Local Screen Rates”: for any day and time, with respect to any Term Benchmark Borrowing denominated in a Non-Quoted Currency and for any Interest Period, the AUD Screen Rate, the CIBOR Screen Rate, the WIBOR Screen Rate, the BKBM Screen Rate, the STIBOR Screen Rate or the NOK Screen Rate, the Peso Rate, as applicable, for such currency.

“Luxembourg”: the Grand Duchy of Luxembourg.

“Luxembourg Business Continuity Act”: the Luxembourg act dated 7 August 2023 on business continuity and the modernisation of bankruptcy.

“Luxembourg Commercial Code”: the Code de Commerce of Luxembourg.

“Luxembourg Financial Collateral Law”: the Luxembourg act of 5 August 2005 on financial collateral arrangements, as amended.

“Luxembourg Loan Party”: any Loan Party incorporated under Luxembourg law.

“Maintenance Capital Expenditures”: for any period, all capital expenditures actually made in cash by Parent Company and its consolidated Subsidiaries (and the pro rata share of capital expenditures made in cash by Joint Ventures) during such period for the maintenance of capital assets of such Person, excluding capital expenditures for modernization and in any event excluding any capital expenditures for expansions.

“Majority Dollar Tranche Lenders”: with respect to the Dollar Tranche Facility, the Dollar Tranche Lenders holding more than 50% of the Total Dollar Tranche Extensions of Credit (or, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Dollar Tranche Commitments).

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Majority Term Lenders”: with respect to the U.S. Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the U.S. Term Loans outstanding under the U.S. Term Facility.

“Material Acquisition”: any individual Permitted Acquisition or a series of Permitted Acquisitions (whether by direct purchase, merger or otherwise and whether in one or more related transactions) within a four fiscal quarter period by Parent Company or any of its Subsidiaries in which the purchase price of the assets acquired (on a cumulative basis since the Closing Date or the beginning of such four fiscal quarter period, as applicable) exceeds an amount equal to 10% of Total Asset Value as of the last day of the most recently ended fiscal quarter for which financial statements are available.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or financial condition of Parent Company, the Company and their subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Materials of Environmental Concern”: any substances, materials or wastes defined in or regulated under any Environmental Law, including any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, anhydrous ammonia, ozone-depleting substances, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiary”: any Subsidiary of Parent Company other than an Immaterial Subsidiary.

“Mexican Pesos”: the lawful currency of Mexico.

“Mexico”: the United Mexican States (Estados Unidos Mexicanos).

“Moody’s”: Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan”: a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA and in respect of which the Borrowers or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Negative Pledge”: with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that any provision of a document, instrument or an agreement that either (a) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (b) requires the grant of a Lien to secure Unsecured Indebtedness if a Lien is granted to secure the Secured Obligations or other Unsecured Indebtedness of such Person, shall not constitute a “Negative Pledge”; provided, however, no restriction under a CMBS Financing, mortgage financing or other financing on the pledge of Equity Interest in the direct or indirect parent of a Qualified Asset Owner, Group Member (other than a Qualified Asset Owner) or Loan Party (other than a Qualified Asset Owner) shall be considered a “Negative Pledge”.

“Net Cash Proceeds”: in connection with any issuance or sale of Equity Interests, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Newly Acquired Property”: as of any date, a Real Property (other than a Development Property or undeveloped land), that has been owned or ground leased or leased by Parent Company or a Subsidiary for less than four full fiscal quarters as of such date.

“Newly Stabilized Property”: as of any date, a Real Property owned or ground leased or leased by Parent Company or a Subsidiary that has been a Stabilized Property for less than four full fiscal quarters as of such date.

“New Revolving Commitments”: as defined in Section 2.23(a).

“New Revolving Lender”: as defined in Section 2.23(a).

“New Term Commitments”: as defined in Section 2.23(a).

“New Term Lender”: as defined in Section 2.23(a).

“New Term Loan”: as defined in Section 2.23(a).

“NOK”: the lawful currency of Norway.

“NOK Screen Rate”: with respect to any Interest Period, the Norwegian Interbank Offered rate administered by Norske Finansielle Referanser AS and calculated in cooperation with Global Rate Set Systems Ltd. (or any other person which takes over the administration of that rate) for NOK for the relevant period as displayed on the appropriate page of the Reuters screen (or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the NOK Screen Rate shall be less than 0%, the NOK Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Public Lender”:

(a) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes rights and/or obligations vis-à-vis a Dutch Loan Party, the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and

(b) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the competent authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“Non-Quoted Currency”: means each of AUD, DKK, NOK, SEK, NZD, PLN, Mexican Pesos and each other Alternative Currency that does not relate to an RFR Loan; collectively, “Non-Quoted Currencies”.

“Non-recourse Indebtedness”: (a) with respect to a Person, Indebtedness in respect of which recourse for payment (except for exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (b) with respect to any Subsidiary that is a special purpose entity or a special purpose holding company of such special purpose entity, Indebtedness of such Subsidiary so long as there is no recourse to Parent Company or any of its other Subsidiaries other than (i) its direct special purpose entity subsidiary or (ii) recourse in respect of guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements, and for the avoidance of doubt, any Indebtedness incurred by any Subsidiary under or in connection with any CMBS Financing shall constitute Non-Recourse Indebtedness.

“Normalized Adjusted FFO”: for any fiscal period, “funds from operations” of the Group Members as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that Normalized Adjusted FFO shall (a) be based on net income after payment of distributions to holders of preferred stock or preferred partnership units in Parent Company or another Guarantor and, without duplication, distributions necessary to pay holders of preferred stock or preferred partnership units of Parent Company or another Guarantor and (b) exclude gains or losses from sales of previously depreciated non-real estate assets, non-real estate depreciation, depletion and amortization, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases, adjustments for straight line rents, non-cash or extraordinary gains or losses from foreign exchange, non-cash or extraordinary gains or losses from derivative instruments and other extraordinary or non-recurring charges.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Norwegian Borrower”: means a Foreign Borrower incorporated in Norway.

“NYFRB”: means the Federal Reserve Bank of New York.

“NYFRB Rate”: means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NZ Lender”: a Lender that:

(a) is resident in New Zealand for New Zealand income tax purposes; or

(b) carries on business in New Zealand through a fixed establishment and either:

(i) is a registered bank and is not associated with the relevant Borrower; or

(ii) is party to or performs this Agreement for the purposes of the business it carries on in New Zealand through such fixed establishment,

provided that for the purposes of this definition, the terms associated, fixed establishment and registered bank shall have the meanings given in the Income Tax Act 2007 (NZ).

“NZ Loan Party”: any Loan Party that is incorporated under the laws of New Zealand.

“NZ PPSA”: the Personal Property Securities Act 1999 (NZ).

“NZ RWT”: the resident withholding tax under the laws of New Zealand.

“NZD”: the lawful currency of New Zealand.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, dissolution, judicial management or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Occupancy Rate”: at any time, with respect to any Real Property, the ratio, expressed as a percentage, of (a) the rentable operating square footage of such Real Property actually leased by tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default or event of default has occurred and is continuing to (b) the aggregate rentable operating square footage of such Real Property.

“OFAC”: the U.S. Department of the Treasury Office of Foreign Assets Control.

“Operating Agreement” shall mean, collectively, (i) that certain Seventh Amended and Restated Operating Services Agreement dated as of August 3, 2020, by and between Holdings and Bay Grove Management Company, LLC, (ii) that certain Sixteenth Amended and Restated Operating Agreement dated as of October 11, 2023, by and between Lineage OP and Bay Grove Management Company, LLC and (iii) any transition services agreement entered into by Parent Company and Bay Grove Management Company, LLC in connection with a Qualified IPO.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Asset Eligibility Criteria” has the meaning specified in the definition of “Eligible Owned Asset”.

“Paid in Full” or “Payment in Full”: (a) the indefeasible payment in full in cash of all outstanding Loans and Reimbursement Obligations, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Lender, in an amount equal to 103% of the L/C Exposure as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, (d) the indefeasible payment in full in cash of all accrued and unpaid reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Lender Swap Agreements and the Cash Management Services, or entering into other arrangements satisfactory to the Credit Parties counterparties thereto.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parent Company”: as defined in the preamble hereto.

“Pari Passu Capital Markets Indebtedness”: any issuance of Indebtedness for borrowed money (other than convertible debt securities), including any issuance of one or more series of notes pursuant to public or 144a private placements or other substantially similar placements of Indebtedness; provided that such Indebtedness (i) shall be unsecured, (ii) shall have no guarantors or obligors other than the Borrowers and the Guarantors party to the Loan Documents, and (iii) shall not have any scheduled amortization or mature prior to the one year anniversary of the latest maturity date of any Facility (after giving effect to any permitted extensions).

“Participant”: as defined in Section 10.4(c).

“Participant Register”: as defined in Section 10.4(c).

“Participating Member States”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Payment” has the meaning assigned to it in Section 9.6(c).

“Payment Notice” has the meaning assigned to it in Section 9.6(c).

“Permitted Acquisition”: any acquisition, whether by purchase, merger, amalgamation, consolidation or otherwise, of (x) all or substantially all of the assets of any Person, or a business line or unit or a division of any Person, or any parcel of Real Property and any improvements thereto or (y) the Equity Interests of any Person such that such Person becomes a Subsidiary; provided that:

(a) no Event of Default shall have occurred and be continuing or would result therefrom;

(b) before and after giving effect thereto, Parent Company and its Subsidiaries are in compliance on a Pro Forma Basis with the Financial Covenants; and

(c) after giving effect thereto, Parent Company and its Subsidiaries are in compliance on a Pro Forma Basis with Section 7.16.

“Permitted Dispositions”:

(a) Dispositions of (i) worn-out, obsolete or surplus property, in each case in the ordinary course of business or (ii) property that is reasonably determined by the applicable Loan Party or Subsidiary to be no longer economically practicable to maintain or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole;

(b) licenses and sublicenses granted by a Loan Party or any Subsidiary and leases and subleases (by a Loan Party or any Subsidiary as lessor or sub-lessor) to third parties in each case not interfering in any material respect with the business of the Loan Parties or the subsidiaries, taken as a whole, or otherwise in the ordinary course of business;

(c) Disposition or abandonment of any Intellectual Property that is reasonably determined by the applicable Loan Party or Subsidiary to be no longer economically practicable to maintain or worth the cost of maintaining or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole;

(d) sales of inventory in the ordinary course of business;

(e) Dispositions of cash or cash equivalents;

(f) transfers of property between and among Parent Company and its Subsidiaries;

(g) Disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(h) Liens permitted by Section 7.3, Restricted Payments permitted by Section 7.6, Investments permitted by Section 7.8 and transactions permitted by Section 7.4;

(i) the discount or write-off of accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business and (ii) Dispositions of receivables in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(j) transfers of property (i) subject to casualty events upon receipt of the net cash proceeds of such casualty event, (ii) by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement or (iii) pursuant to buy/sell or other similar arrangements under any joint venture or similar agreement or arrangement;

(k) the unwinding of any Swap Agreement pursuant to its terms;

(l) Dispositions required to be made to comply with the order of any Governmental Authority or applicable law;

(m) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(n) Dispositions of property acquired, constructed, renovated or improved after the Closing Date in connection with the financing of such acquisition, construction, renovation or improvement; provided, that, (i) any such financing which is permitted under Section 7.2, (ii) such Disposition occurs within 180 days after the applicable acquisition, construction, renovation or improvement; and

(o) with respect to assets that are not Qualified Assets, Dispositions of such assets permitted by the documentation governing any CMBS Financing or other financing that relates to such assets.

“Permitted Encumbrances”:

(a) Liens outstanding on (or made pursuant to binding commitments existing on) the Closing Date as set forth on Schedule 7.3 and any refinancings, renewals or extensions thereof that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(b) Liens imposed by law and other non-consensual Liens, in each case for Taxes or other related governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(c) landlord’s, carriers’, warehousemen’s, landlords’ mortgagee’s, mechanics’, materialmen’s, repairmen’s, construction contractors’, vendor’s and other similar Liens and agricultural and similar Liens, in each case, imposed by law or otherwise non-consensual, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings;

(d) judgments and Liens in respect of judgements, orders or decrees for the payment of money or other court proceedings that do not constitute an Event of Default under Section 8(j);

(e) (i) easements, servitudes, restrictions, licenses, rights-of-way, use restrictions, rights of first refusal, site plan agreements, development agreements, cross easement or reciprocal agreements and other non-monetary encumbrances on Real Property that do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of Borrower or any Subsidiary (taken as a whole) or the operation of such Real Property for its intended purpose, (ii) title defects or irregularities with respect to Real Property which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of any Borrower or any Subsidiary (taken as a whole) or the operation of such Real Property for its intended purpose, or (iii) other exceptions to title approved by Administrative Agent;

(f) any zoning or similar law, restriction or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Group Members (taken as a whole);

(g) Liens affecting title on Real Property that have been fully paid off and satisfied and which remain of record through no fault of the Person that owns such Real Property and that, in any event do not have a material and adverse effect with respect to the use or operations of the affected Real Property or with respect to the ownership of the affected Real Property, and do not interfere with the ordinary conduct of business of the applicable Group Member;

(h) rights of lessors under Eligible Ground Leased Assets and Eligible Leased Assets;

(i) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(j) with respect to leasehold interests, any mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without the consent of the lessee; provided, that (i) this clause (j) shall not apply if the leasehold interest is protected by law or (ii) with respect to mortgages by the ground lessor or owner of a ground leased property, such mortgages are either subordinate to such ground leasehold interest or pursuant to which the lender thereunder has provided a customary non-disturbance agreement with respect to such ground leasehold interests;

(k) intercompany leases and leases in favor of third parties in the ordinary course of business;

(l) any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(m) any netting or set-off arrangement entered into by any Loan Party in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances;

(n) any netting or set-off as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes;

(o) the Lamb Weston Mortgage; and

(p) Intercompany mortgages securing Indebtedness among Group Members; provided, that any mortgagee under any such mortgage shall be a Borrower.

“Permitted Equity Encumbrances”:

(a) Liens and Negative Pledges pursuant to any Loan Document;

(b) Liens imposed by law and other non-consensual Liens for Taxes or other related governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(c) Liens arising from judgments or decrees for the payment of money in circumstances that do not constitute an Event of Default under Section 8(j);

(d) Liens arising from pledges of Equity Interests in Lineage OP or the Parent Company, in each case solely with respect to Equity Interests held by non-Group Members; and

(e) Intercompany pledges of Equity Interests securing Indebtedness among Group Members; provided that any pledgee under any such pledge shall be a Borrower.

“Permitted Indebtedness”:

(a) (x) Indebtedness incurred or created hereunder and under the other Loan Documents (including Indebtedness created under Section 2.23 and Section 2.25), and (y) Indebtedness constituting Cash Management Services;

(b) Indebtedness outstanding on (or made pursuant to binding commitments existing on) the Closing Date as set forth on Schedule 7.2 and any refinancings, renewals or extensions thereof that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(c) intercompany Indebtedness among Parent Company and its Subsidiaries;

(d) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(e) Indebtedness representing deferred compensation, severance and health and retirement benefits or the equivalent thereof to employees, directors, management and consultants of Parent Company or the Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness consisting of obligations with respect to indemnification, the adjustment of the purchase price (including customary earnouts) or similar adjustments incurred in connection with a Permitted Acquisition or any other Investment or Disposition expressly permitted hereunder;

(g) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness in respect of credit card processing agreements, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts and in the ordinary course of business;

(h) Indebtedness incurred by Parent Company or any Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits (including with respect to immediate family members of employees, directors or members of management) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or obligations referred to in paragraph (m) below, letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of Real Estate under which such Person is lessee, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, and any refund, replacement, refinancing or defeasance of any of the foregoing;

(i) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees and similar obligations provided by Parent Company or any of the Subsidiaries, in each case, issued or created in the ordinary course of business and consistent with past practice;

(j) Indebtedness arising under Swap Agreements not incurred for purposes of speculation;

(k) Guarantees of Indebtedness of Parent Company or any Subsidiary, which Indebtedness is otherwise permitted hereunder; provided that (x) if such Indebtedness is subordinated to the Obligations, such guarantee shall be subordinated to the same extent and (y) no such Guarantee by a Loan Party shall be permitted under this paragraph (k) of Indebtedness of a Subsidiary that is not a Loan Party, other than Guarantees constituting an Investment permitted under Section 7.8;

(l) Indebtedness owing to current or former officers, directors, managers, consultants or employees of Parent Company or any Guarantor or immediate family members to finance the purchase or redemption of Equity Interests of Parent Company or any Guarantor (or any direct or indirect parent of Parent Company or any Guarantor);

(m) Indebtedness of Parent Company or any Subsidiary owing to any joint venture (regardless of the form of legal entity) that is not a subsidiary arising in the ordinary course of business of Parent Company and its Subsidiaries in connection with the cash management operations (including with respect to intercompany self-insurance arrangements);

(n) Indebtedness of Parent Company or any Subsidiary arising pursuant to arrangements contemplated in Section 7.10(k), (m) or (n);

(o) Indebtedness arising under guarantees entered into pursuant to article 2:403 of the Dutch Civil Code in respect of a Dutch Loan Party and any residual liability with respect to such guarantees arising under article 2:404 of the Dutch Civil Code;

(p) any joint and several liability as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes; and

(q) Indebtedness that is a refinancing, replacement, restatement or modification of any existing Indebtedness provided that such refinancing, replacement, restatement or modification does not result in an increase to the then outstanding principal amount of the Indebtedness being refinanced, except to the extent of accrued interest, fees, premium (if any) and expenses.

“Permitted Investments”:

(a) Investments existing on, or made pursuant to binding commitments existing on, the Closing Date and set forth on Schedule 7.8 or an Investment consisting of any extension, modification, renewal, replacement or reinvestment of any such Investment that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(b) Investments in cash and Cash Equivalents;

(c) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary of Parent Company that is not a Loan Party in any Loan Party or in any other Subsidiary of Parent Company that is also not a Loan Party, and (iii) by any Loan Party in any Subsidiary of Parent Company that is not a Loan Party that would not cause a violation of the Financial Covenants on a Pro Forma Basis,

(d) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) loans or advances to officers, directors, members of management, and employees of Parent Company or a Guarantor or any of their subsidiaries (or any direct or indirect parent of Parent Company or a Guarantor) (i) in an aggregate amount not to exceed $2,500,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for any other purposes not described in the foregoing clause (i) (in each of clauses (i) and (ii) determined without regard to any write-downs or write-offs of such loans or advances); provided, that the aggregate amount outstanding at any time under clause (ii) above shall not exceed $9,000,000;

(f) accounts receivable owing to Parent Company or the Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(g) Investments in the form of Swap Agreements permitted pursuant to Section 7.12;

(h) Investments consisting of promissory notes or other non-cash consideration received in connection with a permitted Disposition;

(i) Investments consisting of non-cash loans made by Parent Company or a Guarantor to management, executives, officers, directors, consultants, professional advisors and/or employees of a Subsidiary which are used by such Persons to simultaneously purchase Equity Interests of Parent Company or a Guarantor;

(j) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(l) loans and advances to Parent Company or a Guarantor or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Parent Company or a Guarantor or any direct or indirect parent thereof in accordance with Section 7.6;

(m) (i) advances of payroll payments to employees in the ordinary course of business and (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and advance payments (including retainers) for goods or services paid or provided, in each case in the ordinary course of business;

(n) Investments held by a Person that becomes a Subsidiary (or is merged, amalgamated or consolidated with or into a Subsidiary) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation; and

(o) to the extent constituting Investments, Restricted Payments permitted by Section 7.6, Indebtedness permitted by Section 7.2 and transactions permitted by Section 7.4.

“Periodic Term CORRA Determination Day”: as defined in the definition of “Term CORRA”.

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Peso Rate” means the rate per annum equal to the Mexican interbank equilibrium interest rate for a twenty-eight (28) day period (Tasa de Interes Interbancaria de Equilibrio a plazo de 28 dias), determined by Banco de México and most recently published in the Mexican Official Gazette (Diario Oficial de la Federacion) on the first Business Day of such Interest Period, which such Peso Rate shall be determined by the Administrative Agent. If the Peso Rate is not available at such time for any reason, then the “Peso Rate” shall be determined in accordance with Section 2.16 (Alternate Rate of Interest); provided that if the Peso Rate is not available at such time for any reason and the Peso Rate cannot be determined in accordance with Section 2.16 for any reason, then the “Peso Rate” for the applicable Interest Period shall be the rate per annum reasonably determined by the Administrative Agent to be any other similar rate published by Banco de México which the Revolving Lenders are authorized to use pursuant to applicable law. The Peso Rate shall be determined by the Administrative Agent in good faith after taking into consideration the general market conditions for transactions of the type evidenced by this Agreement and the other Loan Documents and the particular conditions of the Revolving Lenders from time to time and consistent with its determination of the Peso Rate with respect to other credit facilities; provided that if such would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform”: as defined in Section 6.2.

“PLN”: the lawful currency of the Republic of Poland.

“Polish Bankruptcy Law”: the Act dated 28 February 2003 – Bankruptcy Law (Prawo Upadłościowe).

“Polish Borrower”: any Borrower incorporated or organized under the laws of Poland.

“Polish Civil Code”: the Polish Act dated 23 April 1964 – the Civil Code (Kodeks Cywilny).

“Polish Commercial Companies Code”: the Act dated 15 September 2000 – Commercial Companies Code (Kodeks Spółek Handlowych).

“Polish Restructuring Law”: the Act dated 15 May 2015 – Restructuring Law (Prawo Restrukturyzacyjne).

“Post-Closing Foreign Borrowers”: the Foreign Borrowers set forth on Schedule 1.1D as “Post-Closing Borrowers”.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Lenders”: Lenders that wish to receive Private-Side Information.

“Private-Side Information”: any information with respect to Parent Company and its Subsidiaries that is not Public-Side Information.

“Proceeds of Crime Act”: the Proceeds of Crime (Money Laundering) and

Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Pro Forma Basis”: with respect to the calculation of the Financial Covenants as of any date (and the definitions used therein), that such calculation shall give pro forma effect to all Permitted Acquisitions and other Investments, all issuances, incurrences, assumptions, redemptions, retirements, repayments or extinguishments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other Dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the then-applicable testing period as if they occurred on the first day of such testing period (excluding cost savings, synergies, operating expense reductions and other operating improvements). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code.

“Properties”: as defined in Section 4.17(a).

“Property Owning Subsidiary”: a Subsidiary of Parent Company that directly operates, owns or leases a Qualified Asset (each, a “Direct Owner”) and each Subsidiary that is a direct or indirect owner of any such Direct Owner (as to such Qualified Asset, an “Indirect Owner”).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders”: Lenders that do not wish to receive Private-Side Information.

“Public-Side Information”: information that is either (a) available to all holders of Traded Securities of Parent Company and its Subsidiaries or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Asset”: any Eligible Owned Asset, Eligible Ground Leased Asset or Eligible Leased Asset; provided, that the Borrower Representative may from time to time by written notice to the Administrative Agent upon a Qualified Asset ceasing to satisfy the applicable Eligibility Criteria in a transaction permitted by this Agreement designate a Qualified Asset as a non-Qualified Asset and, from the date of any such written notice, such Qualified Asset shall cease to be a Qualified Asset.

“Qualified Asset Owners”: as to any Qualified Asset, means each owner, lessee or lessor thereof that is either (a) a Wholly-Owned Subsidiary of Parent Company or (b) a non-Wholly-Owned Subsidiary of Parent Company that is at least 50% owned, directly or indirectly, by Parent Company so long as Parent Company jointly controls the sale, encumbrance and financing of such Qualified Asset.

“Qualified IPO” shall mean an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Equity Interests of Parent Company, Lineage OP, Holdings or any direct or indirect parent thereof which results in such Equity Interests being listed on a nationally-recognized stock exchange in the applicable jurisdiction.

“Quotation Day”: with respect to any borrowing of Term Benchmark Loans for any Interest Period, (i) if the currency is AUD, CAD, Sterling or NZD, the first day of such Interest Period, (ii) if the currency is Euros, two TARGET Days before the first day of such Interest Period, and (iii) if the currency is Dollars, NOK, SEK, PLN or DKK, two Business Days prior to the commencement of such Interest Period, unless, in each case, market practice differs in the relevant market where the Local Rate, Term CORRA, Term SOFR Rate or the EURIBOR Rate, as applicable, for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days).

“Real Property”: at any time of determination, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by Parent Company or any of its Subsidiaries or Joint Ventures (or equivalent interest in any applicable jurisdiction), together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recourse Indebtedness”: with respect to a Person, Indebtedness of such Person other than Non-recourse Indebtedness of such Person.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Effective SOFR, then the next RFR Business Day after such setting, (6) if such Benchmark is Term CORRA, 1:00 p.m. Toronto local time on the date that is two Business Days preceding the date of such setting, (7) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting or (8) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, Term CORRA, Daily Simple CORRA, SONIA, SARON or Daily Effective SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing”: the refinancing in full of all obligations under the Existing Credit Agreement.

“Refrigerated Railcar Business” means the refrigerated and insulated railcar business segment of Parent Company and its Subsidiaries.

“Register”: as defined in Section 10.4(b)(v).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the U.S. Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“REIT” shall mean a “real estate investment trust” within the meaning of Section 856 of the Code.

“REIT Subsidiary” shall mean any Subsidiary of Parent Company that intends to qualify as a REIT for U.S. federal income tax purposes.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in CHF, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in CAD, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto, and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in CAD, the Adjusted Term CORRA Rate, (iv) with respect to any Term Benchmark Borrowing denominated in a Non-Quoted Currency, the applicable Local Rate, or (v) with respect to any RFR Borrowing denominated in Sterling, CHF, SGD, Dollars or CAD, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in CAD, Term CORRA or (iv) with respect to any Term Benchmark Borrowing denominated in a Non-Quoted Currency, the applicable Local Screen Rate, as applicable.

“Required Information”: as defined in Section 10.19(a).

“Required Lenders”: at any time, subject to Section 2.24(b), the holders of more than fifty percent (50%) of the sum of (a) the aggregate unpaid principal amount of the Term Loans plus (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, the Total Revolving Extensions of Credit of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Extensions of Credit in excess of its Revolving Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.24 of the Swingline Extensions of Credits of Defaulting Lenders in effect at such time.

“Required Revolving Lenders”: at any time, subject to Section 2.24(b), the holders of more than fifty percent (50%) of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, the Total Revolving Extensions of Credit of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Extensions of Credit in excess of its Revolving Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.24 of the Swingline Extensions of Credits of Defaulting Lenders in effect at such time.

“Required Tranche Lenders”: at any time, subject to Section 2.24(b), (i) with respect to the Alternative Currency Tranche One Facility, the holders of more than fifty percent (50%) of the Total Alternative Currency Tranche One Commitments then in effect or, if the Total Alternative Currency Tranche One Commitments have been terminated, the Total Alternative Currency Tranche One Extensions of Credit then outstanding, (ii) with respect to the Alternative Currency Tranche Two Facility, the holders of more than fifty percent (50%) of the Total Alternative Currency Tranche Two Commitments then in effect or, if the Total Alternative Currency Tranche Two Commitments have been terminated, the Total Alternative Currency Tranche Two Extensions of Credit then outstanding, and (iii) with respect to the Dollar Tranche Facility, the holders of more than fifty percent (50%) of the Dollar Tranche Commitments then in effect or, if the Total Dollar Tranche Commitments have been terminated, the Total Dollar Tranche Extensions of Credit then outstanding; provided that, the Total Alternative Currency Tranche One Extensions of Credit and Total Alternative Currency Tranche Two Extensions of Credit of any Lender that is a Swingline Lender shall, in each case, be deemed to exclude any amount of its Swingline Extensions of Credit in excess of its Revolving Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.24 of the Swingline Extensions of Credits of Defaulting Lenders in effect at such time.

“Requirement of Law”: as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, chief operating officer, managing director, controller, treasurer, vice president or secretary of Parent Company or a Guarantor, the sole member of the general partner of the Borrower Representative, but in any event, with respect to financial matters, the chief financial officer or controller of Parent Company or a Guarantor, the sole member of the general partner of the Borrower Representative.

“Restricted Payments”: as defined in Section 7.6.

“Reuters”: means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date”: (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Loan denominated in an Alternative Currency, (ii) (A) with respect to any Term Benchmark Loan, each date of a continuation of a Loan denominated in an Alternative Currency pursuant to Section 2.12 and (B) with respect to any RFR Loan denominated in an Alternative Currency, each date that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Commitment”: the Alternative Currency Tranche One Commitment, the Alternative Currency Tranche Two Commitment, the Dollar Tranche Commitment, and/or the Swingline Commitment, as the context may require.

“Revolving Commitment Period”: the period from and including the Funding Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: the Alternative Currency Tranche One Extensions of Credit, the Alternative Currency Tranche Two Extensions of Credit, and/or the Dollar Tranche Extensions of Credit, as the context may require.

“Revolving Facility”: the Alternative Currency Tranche One Facility, the Alternative Currency Tranche Two Facility and/or the Dollar Tranche Facility, as the context may require.

“Revolving Lenders”: the Alternative Currency Tranche One Lenders, the Alternative Currency Tranche Two Lenders and the Dollar Tranche Lenders.

“Revolving Loans”: the Alternative Currency Tranche One Loans, the Alternative Currency Tranche Two Loans and the Dollar Tranche Loans.

“Revolving Percentage”: as to any Revolving Lender and Tranche at any time, the percentage which such Lender’s Revolving Commitment for such Tranche then constitutes of the aggregate Revolving Commitments of such Tranche; provided that in the case of Section 2.24 when a Defaulting Lender which is a Revolving Lender of such Tranche shall exist, “Revolving Percentage” shall mean the percentage which such Lender’s Revolving Commitment for such Tranche then constitutes of the aggregate Revolving Commitment of such Tranche (disregarding any Defaulting Lender’s Revolving Commitment). With respect to any Revolving Lender whose Revolving Commitments for any Tranche shall have expired or terminated, “Revolving Percentage” shall mean the percentage which the aggregate principal amount of such Lender’s Revolving Loans of such Tranche then outstanding constitutes of the aggregate principal amount of the Revolving Loans of such Tranche then outstanding.

“Revolving Termination Date”: February 15, 2028, subject to extension as provided in Section 2.25.

“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA, (b) CHF, SARON, (c) SGD, SORA, (d) Dollars, Daily Effective SOFR and (e) CAD, Daily Simple CORRA.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) CHF, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) SGD, a day (other than a Saturday or a Sunday or a gazette public holiday or a bank holiday) on which banks are open for general business in Singapore, (d) Dollars, a U.S. Government Securities Business Day and (e) CAD, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day”: has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on Daily Simple RFR.

“Sanctioned Country”: at any time, a country, region or territory which is the subject or target of any Sanctions (as of the Closing Date, the so—called Donetsk People’s Republic, the so—called Luhansk People’s Republic, the Crimea Region of Ukraine, the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, any Person (a) that is the subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the European Union, the United Nations, His Majesty’s Treasury, or any Governmental Authority with jurisdiction over any Loan Party, (b) operating, organized or resident in a Sanctioned Country, (c) that is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law, (d) that is a Canadian Blocked Person, or (e) owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the European Union, the United Nations, His Majesty’s Treasury, the federal government of Canada, the government of Singapore, and sanctions under other similar Requirements of Law of other jurisdictions in which a Person conducts its business.

“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“SARON”: with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator”: the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website”: SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Screen Rate”: the Term SOFR Reference Rate, the EURIBOR Screen Rate, Term CORRA, and the Local Screen Rates, collectively and individually as the context may require.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SEK”: the lawful currency of Sweden.

“Secured Indebtedness”: with respect to any Person, Indebtedness of such Person that is secured by a Lien. Indebtedness of Parent Company or a Subsidiary secured solely by a pledge of Equity Interests in one or more Subsidiaries shall not be treated as Secured Indebtedness but shall be treated as Unsecured Indebtedness.

“Secured Leverage Ratio”: as defined in Section 7.1(b)(iv).

“Secured Obligations”: all Obligations, together with all (a) Cash Management Services and (b) Swap Obligations owing; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Securities”: any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“SGD”: the lawful currency of Singapore.

“Singapore Borrower”: a Foreign Borrower incorporated in Singapore.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Effective SOFR”.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Effective SOFR”.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (determined on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as contemplated on the date hereof, (d) such Person will be able to pay its debts as they mature or fall due in the ordinary course, (e) such Person (if a Canadian resident) shall not be an insolvent person as such term is defined in the Bankruptcy and Insolvency Act (Canada) and (f) such Person (if incorporated in Guernsey) satisfies the solvency test for the purposes of section 527 of the Companies (Guernsey) Law, 2008.

“SONIA”: with respect to any Business Day, a rate per annum, rounded (and not truncated) to four (4) decimal points, equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SORA” means the Singapore Overnight Rate Average published by the SORA Administrator on the SORA Administrator’s Website, and in any case, if SORA is less than zero, SORA shall be deemed to be zero.

“SORA Administrator”: the Monetary Authority of Singapore (or any successor administrator of the Singapore Overnight Rate Average).

“SORA Administrator’s Website”: the Monetary Authority of Singapore’s website, currently at http://www.mas.gov.sg, or any successor source for the Singapore Overnight Rate Average identified as such by the SORA Administrator (or as published by its authorised distributors) from time to time.

“Specified Default”: an Event of Default pursuant to Section 8(a) or Section 8(h).

“Specified Jurisdictions”: the United States, Canada, Mexico, Australia, New Zealand, England and Wales, Scotland, Guernsey, Netherlands, Belgium, Luxembourg, Norway, Denmark, Poland, Sweden, Singapore, Spain, Greece, Italy, Germany, France, Ireland, Portugal, Austria, Finland; and such other jurisdictions as may be agreed after the Closing Date by the Borrower Representative, the Administrative Agent and the Required Lenders.

“Specified Time”: (i) in relation to a Loan in AUD, as of 11:00 A.M., Sydney, Australia time; (ii) in relation to a Loan in Euros, 11:00 A.M. Brussels time; (iii) in relation to a Loan in DKK, SEK or NOK, as of 11:00 A.M., London time; (iv) in relation to a Loan in PLN, as of 11:00 A.M., Warsaw time; and (v) in relation to a Loan in NZD, as of 11:00 A.M., Wellington, New Zealand time.

“Stabilized Property” has the meaning specified in the definition of “Development Property”.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or other applicable governmental body to which the Administrative Agent is subject with respect to the EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D or any comparable regulation. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “GBP”: the lawful currency of the United Kingdom.

“STIBOR Screen Rate”: with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association ( or any other person that takes over the administration of that rate) for deposits in Swedish Kroner with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the STIBOR Screen Rate shall be less than 1%, the STIBOR Screen Rate shall be deemed to be 1% for purposes of this Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent Company.

“Sustainability Agent”: the financial institution listed as “Sustainability Agent” on the cover page of this Agreement.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or any of their Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Lender Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Lender Swap Agreement transaction, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreements relating to such Swap Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in a bankruptcy or insolvency proceeding against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 1.1G attached hereto or (ii) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the date hereof, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.4(b)(v).

“Swingline Extensions of Credit” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Extensions of Credit of any Lender at any time shall be the sum of (a) its Revolving Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.24 of the Swingline Extensions of Credit of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lenders” means JPMorgan Chase Bank, N.A. and any other Lender that agrees to act as an Swingline Lender (or in each case, any of its designated branch offices or affiliates), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.6. All Swingline Loans shall be denominated in CAD.

“Syndication Agent”: as defined in the preamble hereto.

“Tangible Net Worth”: as of any date of determination, Total Asset Value less Total Indebtedness.

“TARGET2”: the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Confirmation”: a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate, or the Local Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Commitments”: as to any Lender, its U.S. Term Commitment.

“Term CORRA”: for any calculation with respect to any Term Benchmark Borrowing denominated in CAD, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator”: Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event”: the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.8(b) that is not Term CORRA.

“Term CORRA Reference Rate”: the forward-looking term rate based on CORRA.

“Term Facilities”: the U.S. Term Facility.

“Term Loans”: the U.S. Term Loans.

“Term Loan Maturity Date”: February 15, 2029.

“Term Percentage”: the U.S. Term Percentage.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Asset Value”: on any date, without duplication, the sum of:

(a) with respect to Real Property (other than Newly Acquired Properties, Development Properties, Newly Stabilized Properties and undeveloped land) that is (x) owned or ground leased or (y) a Leased Asset as of such date by Parent Company or any Subsidiary, the sum of the Eligible Values at such time of each such Real Property; provided that the manufacturing EBITDA from the Centralia, Washington facility and the high pressure processing EBITDA from the Allentown, Pennsylvania facility shall be valued as Real Property pursuant to this clause (a);

(b) with respect to the transportation and other ancillary businesses (including the Refrigerated Railcar Business) as of such date of Parent Company or any Subsidiary, the sum of the portion of EBITDA attributable to each such business segment for the most recently ended period of four (4) consecutive fiscal quarters multiplied by 9.0; provided, that with respect to any such business segment of Parent Company or such Subsidiary that has been owned for less than four full quarters as of such date, the purchase price paid for such business segment;

(c) with respect to any Newly Acquired Property (other than a Development Property, a Newly Stabilized Property or undeveloped land), EBITDA for the period of four (4) consecutive fiscal quarters then ended for such Real Property, divided by the applicable Capitalization Rate (but in no event less than zero);

(d) with respect to any (i) Development Property (until such Development Property becomes a Stabilized Property), (ii) Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date and (iii) undeveloped land, the lesser of (x) cost (including the cost of the land and all hard and soft costs) or (y) book value in accordance with GAAP;

(e) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent full fiscal quarter ended on or prior to such date in respect of which financial statements for such quarter or fiscal year have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4, divided by the applicable Capitalization Rate (but in no event less than zero);

(f) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least two full fiscal quarters but less than three full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of two full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for such each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 2, divided by the applicable Capitalization Rate (but in no event less than zero);

(g) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least three full fiscal quarters but less than four full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of three full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4/3, divided by the applicable Capitalization Rate (but in no event less than zero);

(h) unrestricted cash and Cash Equivalents and unrestricted marketable securities of Parent Company and its Subsidiaries in excess of $25,000,000;

(i) the sum of (x) the book value of other assets consisting of inventory, accounts receivable not more than 90 days past due or otherwise in payment default, and other tangible assets of Parent Company and its Subsidiaries minus (y) the book value of accounts payable of Parent Company and its Subsidiaries; and

(j) solely with respect to the calculation of Total Leverage Ratio herein, the amount of cash contributions that the direct or indirect owners of the Equity Interests of Parent Company have irrevocably committed to contribute to Parent Company when requested by Parent Company pursuant to subscription agreements or similar agreements, which commitments were received on or prior to the date of delivery of the applicable Compliance Certificate pursuant to Section 6.2(a), or on or prior to the date of the applicable pro forma financial covenant calculation, as applicable, but have not yet funded;

provided that not more than 15% of the Total Asset Value at any time may be attributable to undeveloped land and Development Properties, with any excess over such limit being excluded from the Total Asset Value.

Parent Company’s pro rata share of assets held by Joint Ventures will be included in the calculation of Total Asset Value consistent with the above-described treatment for assets owned by Subsidiaries.

“Total Alternative Currency Tranche One Commitments”: at any time, the aggregate amount of the Alternative Currency Tranche One Commitments then in effect.

“Total Alternative Currency Tranche One Extensions of Credit”: at any time, the aggregate amount of the Alternative Currency Tranche One Extensions of Credit of the Alternative Currency Tranche One Lenders outstanding at such time.

“Total Alternative Currency Tranche Two Commitments”: at any time, the aggregate amount of the Alternative Currency Tranche Two Commitments then in effect.

“Total Alternative Currency Tranche Two Extensions of Credit”: at any time, the aggregate amount of the Alternative Currency Tranche Two Extensions of Credit of the Alternative Currency Tranche Two Lenders outstanding at such time.

“Total Dollar Tranche Commitments”: at any time, the aggregate amount of the Dollar Tranche Commitments then in effect.

“Total Dollar Tranche Extensions of Credit”: at any time, the aggregate amount of the Dollar Tranche Extensions of Credit of the Dollar Tranche Lenders outstanding at such time.

“Total Indebtedness”: the sum of all Indebtedness of Parent Company and its consolidated Subsidiaries on a consolidated basis and the pro rata share of all Indebtedness of Joint Ventures.

“Total Leverage Ratio”: as defined in Section 7.1(i).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Secured Indebtedness”: the portion of Total Indebtedness that is Secured Indebtedness.

“Total Unsecured Indebtedness”: the portion of Total Indebtedness that is Unsecured Indebtedness.

“Traded Securities”: any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Tranche”: the applicable tranche, as the context may require, relating to (i) the Alternative Currency Tranche One Commitments and the Alternative Currency Tranche One Loans, (ii) the Alternative Currency Tranche Two Commitments and the Alternative Currency Tranche Two Loans, (iii) the Swingline Commitments and the Swingline Loans, or (iv) the Dollar Tranche Commitments, the Dollar Tranche Loans, and L/C Obligations.

“Transaction Costs”: all fees, costs and expenses incurred by Parent Company and its Subsidiaries in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement), the borrowing of the Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate, the Adjusted Daily Simple RFR, the Local Rate or the ABR.

“UK Borrower”: a Borrower incorporated in the United Kingdom.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Non-Bank Lender”: any Lender which meets and is relying on limb (a)(ii) of UK Qualifying Lender to be a UK Qualifying Lender.

“UK Qualifying Lender”:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i) a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)

in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a UK Treaty Lender; or

(b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Treaty Lender”: a Lender which is treated as a resident of a Treaty State for the purposes of the Treaty; does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and meets all other conditions in the Treaty for full exemption from tax imposed by the United Kingdom on interest, subject to the completion of procedural formalities.

“UK Treaty State”: a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Value”: as of the last day of any fiscal quarter, without duplication, the sum of:

(a) (i) Unencumbered NOI for Qualified Assets that are not Newly Acquired Properties, Development Properties, Newly Stabilized Properties or undeveloped land for the period of four (4) consecutive fiscal quarters then ended, divided by (ii) the applicable Capitalization Rate; provided that the manufacturing EBITDA from the Centralia, Washington facility and the high pressure processing EBITDA from the Allentown, Pennsylvania facility shall be valued as Real Property pursuant to this clause (a);

(b) with respect to any Qualified Asset that is a Newly Acquired Property (other than a Development Property or a Newly Stabilized Property), the EBITDA for the period of four (4) consecutive fiscal quarters then ended for such Qualified Asset, divided by the applicable Capitalization Rate (but in no event less than zero);

(c) with respect to Qualified Asset that is a (i) Development Property (until such Development Property becomes a Stabilized Property), a (ii) Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date or (iii) undeveloped land, the lesser of (x) cost or (y) book value in accordance with GAAP;

(d) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent full fiscal quarter ended on or prior to such date in respect of which financial statements for such quarter or fiscal year have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4, divided by the applicable Capitalization Rate (but in no event less than zero);

(e) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least two full fiscal quarters but less than three full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of two full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 2, divided by the applicable Capitalization Rate (but in no event less than zero);

(f) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least three full fiscal quarters but less than four full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of three full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered that is attributable to such Newly Stabilized Property multiplied by 4/3, divided by the applicable Capitalization Rate (but in no event less than zero);

(g) unrestricted cash and cash equivalents and marketable securities of Parent Company and its Subsidiaries in excess of $25,000,000; and

(h) with respect to the Refrigerated Railcar Business as of such date, the sum of the portion of the EBITDA attributable to the Refrigerated Railcar Business for the most recently ended period of four (4) consecutive fiscal quarters multiplied by 9.0; provided that with respect to any Refrigerated Railcar Business that has been owned for less than four full quarters as of such date, the purchase price paid for such Refrigerated Railcar Business; and provided further that not more than 15% of the Unencumbered Asset Value at any time may be attributable to the Refrigerated Railcar Business, with any excess over such limit being excluded from the Unencumbered Asset Value;

provided that:

(i) not more than 20% of the Unencumbered Asset Value at any time may be attributable to Qualified Assets located in jurisdictions outside the Specified Jurisdictions, Qualified Assets that are owned or leased by a non-Wholly Owned Subsidiary of Parent Company, and undeveloped land and Development Properties, with any excess over such limit being excluded from the Unencumbered Asset Value; and

(ii) not more than 25% of the Unencumbered Asset Value at any time may be attributable to Eligible Leased Assets, with any excess over such limit being excluded from the Unencumbered Asset Value;

(iii) not more than 10% of the Unencumbered Asset Value at any time may be attributable to Qualified Assets that are owned or leased by a Subsidiary which (together with any other Subsidiary that is the direct or indirect holder of Equity Interests in such Subsidiary, referred to as the “Parent Subsidiary”) has outstanding Recourse Indebtedness for borrowed money at such time (unless such Subsidiary or Parent Subsidiary is a U.S. Loan Party or the lender of such Indebtedness is a party to the Intercreditor Agreement), with any excess over such limit being excluded from the Unencumbered Asset Value; and

(iv) not more than the lesser of (x) $400,000,000 or (y) 5% of the Unencumbered Asset Value at any time may be attributable to Qualified Assets and assets set forth in clauses (g) and (h) of this definition of a Qualified Asset Owner described in clause (b) of the definition thereof, with any excess over such limit being excluded from the Unencumbered Asset Value.

“Unencumbered NOI”: as of the last day of any fiscal quarter, the aggregate portion of EBITDA for the period of four (4) consecutive fiscal quarters then ended that is attributable to Qualified Assets.

“United States”: the United States of America.

“Unliquidated Obligations”: at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unsecured Indebtedness”: with respect to any Person, Indebtedness of such Person that is not Secured Indebtedness.

“U.S. Borrower”: (i) as of the Closing Date, the Company and each Subsidiary of Holdings set forth on Schedule 1.1C hereof (the “Closing Date US Borrowers”); provided, (A) as of the Closing Date each Closing Date U.S. Borrower shall be permitted to borrow only the currencies set forth on Schedule 1.1C and (B) after the Closing Date, prior to any U.S. Borrower becoming entitled to borrow Loans in any currency other than the currencies set forth on Schedule 1.1C, the Administrative Agent and the applicable Lenders shall have received the Required Information for such U.S. Borrower and currency and (ii) thereafter, the Closing Date US Borrowers and each Designated Borrower that is a Domestic Subsidiary.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantor”: at any time, the Guarantors and each other Person that is a Guarantor at such time pursuant to the Guarantee Agreement, including by way of its joinder thereto.

“U.S. Loan Party”: at any time, a U.S. Borrower or a U.S. Guarantor at such time.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(B)(3).

“U.S. Term Borrowers”: the Company and Lineage Logistics Services, LLC, a Delaware limited liability company.

“U.S. Term Commitment”: as to any Lender, (a) the obligation of such Lender, if any, to make a U.S. Term Loan to one or more of the U.S. Borrowers in a principal amount not to exceed the amount set forth under the heading “U.S. Term Commitment” opposite such Lender’s name on Schedule 1.1A or (b) any incremental Commitments of such Lender to make New Term Loans pursuant to Section 2.23. The initial aggregate amount of the U.S. Term Commitments is $1,000,000,000.

“U.S. Term Facility”: the U.S. Term Commitments and the U.S. Term Loans made thereunder.

“U.S. Term Lender”: each Lender that has a U.S. Term Commitment or that holds a U.S. Term Loan.

“U.S. Term Loan”: as defined in Section 2.1(a) and including any incremental U.S. Term Loans made pursuant to Section 2.23.

“U.S. Term Percentage”: as to any U.S. Term Lender at any time, the percentage which such Lender’s U.S. Term Commitment then constitutes of the aggregate U.S. Term Commitments (or, at any time after the Funding Date, the percentage which the aggregate principal amount of such Lender’s U.S. Term Loans then outstanding constitutes of the aggregate principal amount of all of the U.S. Term Loans then outstanding).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries; provided that, (i) at any time prior to the merger or consolidation of Holdings with or into Lineage OP, any Wholly Owned Subsidiary of Holdings will be deemed to be a Wholly Owned Subsidiary of each of Parent Company and Lineage OP and (ii) at any time after to the merger or consolidation of Holdings with or into Lineage OP, any Wholly Owned Subsidiary of Lineage OP will be deemed to be a Wholly Owned Subsidiary of Parent Company.

“WIBOR Screen Rate”: with respect to any Interest Period, the Warsaw interbank offered rate administered by the GPW Benchmark S.A. (or any other Person that takes over the administration of such rate) for PLN with a tenor equal in length to such Interest Period as displayed on page WIBOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Warsaw time two business days prior to the commencement of such Interest Period. If the WIBOR Screen Rate shall be less than 0%, the WIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) For all purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or the Canadian PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothec in favour of Persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, as applicable, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province” or “territory”, (s) “fee simple title” shall include “absolute ownership”, (t) “accounts” shall include “claims”, (u) “legal title” shall include “holding title on behalf of an owner as mandatory or prête-nom”, (v) “leasehold interest” shall include a “valid lease”, (w) “lease” shall include a “leasing contract” and (x) “guarantee” and

“guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto have expressly required that this Agreement and all deeds, documents and notices relating thereto be drafted in the English language. Les parties aux présentes ont expressément exigé que la présente convention et tous les autres contrats, documents ou avis qui y sont afférents soient rédigés en langue anglaise.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Exchange Rates; Currency Equivalents. The relevant rate of exchange shall be determined in accordance with the definition of “Dollar Equivalent” as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternative Currencies. Such rate of exchange shall become effective as of such Revaluation Date and shall be the rate of exchange employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent.

(a) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar Equivalent (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

(b) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate”, “Daily Simple RFR”, “EURIBOR Rate”, “Term CORRA”, or “Local Rate” or with respect to any comparable or successor rate thereto.

1.4 Additional Alternative Currencies. The Borrower Representative may from time to time request that Alterative Currency Tranche One Loans and Alternative Currency Tranche Two Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency Tranche One Currencies”, “Alternative Currency Tranche Two Currencies”, and “Alternative Currencies”, respectively; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and, in the case of Term Benchmark Loans, subject to Section 2.16, for which Reuters (or a successor thereto, or a substitute service selected by the Administrative Agent) reports a Relevant Rate. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders under the applicable Tranche; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Issuing Lender and all of the Dollar Tranche Lenders.

(a) Any such request shall be made to the Administrative Agent not later than 11:00 A.M., twenty (20) Business Days prior to the date of the desired Loan or Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each Lender under the applicable Tranche thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof. Each Lender under the applicable Tranche (in the case of any such request pertaining to Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 A.M., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(b) Any failure by a Lender of such Tranche or the Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders under such Tranche consent to making Loans in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an “Alternative Currency Tranche One Currencies” or “Alternative Currency Tranche Two Currencies”, as applicable, hereunder for purposes of any borrowings of Loans under the applicable Tranche; and if the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.4, the Administrative Agent shall promptly so notify the Borrower Representative.

1.5 Change of Currency. Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.8 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.16 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.9 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.10 Limited Condition Transactions. In connection with the establishment of any New Term Commitments and the availability of borrowings under such New Term Commitments solely in connection with a Limited Condition Transaction, for purposes of (a) determining compliance with the Financial Covenants, (b) determining the accuracy of representations and warranties and (c) determining whether a Default or Event of Default shall have occurred and be continuing, in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with such a Limited Condition Transaction, an “LCT Election”), the date of determination of any such compliance, accuracy or occurrence of a Default or Event of Default hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into (in each case, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters ending on or prior to the LCT Test Date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 6.1(a) or (b)), the Borrowers could have taken such action on the relevant LCT Test Date in compliance with the Financial Covenants or requirement with respect to the accuracy of representations and warranties or absence of Defaults or Events of Default, such Financial Covenants or requirement shall be deemed to have been complied with. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the Financial Covenants on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such Financial Covenant shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) have been consummated.

1.11 Foreign Terms.

(a) Australian Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to an Australian Loan Party, a reference to:

(i) “security interest” also includes a “security interest” as defined in section 12 of the Australian PPSA but excludes a “security interest” as defined in section 12(3) of the Australian PPSA which does not in substance secure the payment or performance of an obligation; and

(ii) “Controller”, “receiver” or “receiver and manager” has the meaning given to it in section 9 of the Australian Corporations Act.

(b) Belgian Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Belgian Loan Party or the context so requires, a reference to:

(i) gross negligence means zware fout/faute grave;

(ii) a liquidator, compulsory manager, receiver, administrative receiver, administrator or similar officer includes any vereffeningsdeskundige/praticien de la liquidation, herstructureringsdeskundige/praticien de la réorganisation, curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc and ondernemingsbemiddelaar/médiateur d’entreprise, as applicable;

(iii) Collateral includes any mortgage (hypotheek/hypothèque), pledge (pand/gage), any mandate to grant a mortgage, a pledge or any other real security (mandaat/mandat), privilege (voorrecht/privilège), reservation of title arrangement (eigendomsvoorbehoud/réserve de propriété), any real security (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie);

(iv) a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(v) a composition, compromise, assignment or arrangement includes a settlement agreement outside judicial reorganisation (minnelijk akkoord buiten gerechtelijke reorganisatie/accord amiable hors réorganisation judiciaire), a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, or besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif), or a transfer under judicial authority (overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire) pursuant to Book XX, Titles IV, V/I or V/II of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);

(vi) winding-up, administration or dissolution includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite, besloten voorbereiding van het faillissement/preparation privée d’une faillite and sluiting van een onderneming/ fermeture d’une enterprise;

(vii) insolvency includes any insolventieprocedure/procedure d’insolvabilité, gerechtelijke reorganisatie/réorganisation judiciaire, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire, besloten voorbereiding van het faillissement/préparation privée d’une faillite, faillissement/faillite and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(viii) an expropriation attachment, sequestration, distress, execution or analogous process includes any onteigening/ expropriation, uitvoerend beslag/saisie exécutoire, sekwester/séquestre and bewarend beslag/saisie conservatoire;

(ix) an amalgamation, demerger, merger, consolidation or corporate reconstruction includes a overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and an assimilated transaction (gelijkgestelde verrichting/opération assimilée) in accordance with the Belgian Code of Companies and Associations;

(x) a Loan Party being incorporated in Belgium or of which its jurisdiction of incorporation is Belgium, means that such Loan Party has its statutory seat in Belgium; and

(xi) a successor means an algemene rechtsopvolger/successeur universel.”.

(c) Danish terms. In the context of any Foreign Subsidiary located in Denmark a reference to:

(i) a composition, assignment or similar arrangement with any creditor includes a forebyggende rekonstruktion med fyldestgørelsesforbud, rekonstruktion or konkursbehandling under Part IA, IB or II of the Danish Bankruptcy Act (konkursloven);

(ii) a receiver, compulsory manager, trustee or administrator includes a rekonstruktør, a kurator or likvidator under Danish law;

(iii) gross negligence means grov uagtsomhed under Danish law;

(iv) a guarantee includes any garanti under Danish law which is independent from the debt to which it relates and any kaution under Danish law which is accessory to or dependent on the debt to which it relates;

(v) a merger includes any fusion implemented in accordance with Chapter 15 or Chapter 16 (as the case may be) of the Danish Companies Act (in Danish: selskabsloven);

(vi) a reorganisation includes any contribution of part of its business in consideration of shares (in Danish: apportindskud) and any demerger (in Danish: spaltning) implemented in accordance with Chapter 15 or Chapter 16 (as the case may be) of the Danish Companies Act (in Danish: selskabsloven);

(vii) a winding up, administration, liquidation or dissolution includes a likvidation, opløsning på grundlag af betalingserklæring or tvangsopløsning ved likvidationsbehandling under Chapter 14 of the Danish Companies Act (selskabsloven); and

(viii) its constitutional documents include its articles of association and the certificate of registration issued by the Danish Business Authority (in Danish: Erhvervsstyrelsen) as in force from time to time.

(d) Dutch Terms. Under any Loan Document or, where it relates to a Dutch person or the context so requires, a reference to:

(i) the Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of the Netherlands;

(ii) works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(iii) necessary action to authorise includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) followed by an unconditional positive advice (advies) from the works council of that person;

(iv) constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(v) a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right of reclamation (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(vi) a winding-up, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(vii) a moratorium includes (voorlopig) surseance van betaling and a moratorium is declared includes surseance verleend;

(viii) any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(ix) a liquidator includes a curator or a beoogd curator;

(x) an administrator includes a bewindvoerder or a beoogd bewindvoerder; and

(xi) an “attachment” includes a conservatoir beslag or executoriaal beslag;

(xii) financial assistance includes any act contemplated by article 2:98c of the Dutch Civil Code;

(xiii) an easement includes erfdienstbaarheid within the meaning of article 5:70 of the Dutch Civil Code;

(xiv) ground lease includes any right of ground lease (erfpacht) or subleasehold (ondererfpacht) in connection with any real property within the meaning of article 5:85 of the Dutch Civil Code or article 5:93 of the Dutch Civil Code respectively according to which the lessor or the sublessor may hold and use the property;

(xv) lease includes huur within the meaning of article 7:201 of the Dutch Civil Code;

(xvi) real property means the land including any buildings and works erected thereon as well as any right in rem giving a right to use that land and/or any building and/or works erected thereon (onroerend goed);

(xvii) a unit includes a unit for which the Dutch (i) residential lease regime (huur woonruimte) within the meaning of article 7:232 of the Dutch Civil Code, (ii) the lease of retail space (huur winkelruimte en andere bedrijfsruimte) within the meaning of article 7:290 of the Dutch Civil Code or (iii) the lease of business space (huur kantoorruimte en andere bedrijfsruimte) within the meaning of article 7:230a of the Dutch Civil Code applies; and

(xviii) a right in rem means zakelijk recht including, without limitation, groundlease, apartment right, building right and servitude.

(xix) a “director” means a managing director (bestuurder) and board of directors means its managing board (bestuur); and

(xx) a subsidiary includes a dochtermaatschappij as defined in article 2:24a of the Dutch Civil Code.

(e) Luxembourg terms. In this Agreement and to the extent it relates to a Luxembourg Loan Party, a reference to:

(i) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, conservator or similar officer includes any:

(A)	juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(B)	liquidateur appointed under Articles 1100-1 to 1100-15 of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(C)	juge-commissaire and/or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended; and

(D)	conciliateur d’entreprise, mandataire de justice, juge délégué or administrateur provisoire appointed under the Luxembourg Business Continuity Act;

(ii) a “security interest” includes any hypothèque, nantissement, gage, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce, sûreté réelle, droit de retention whatsoever whether granted or arising by operation of law and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iii) a “winding-up”, “administration”, “reorganization”, “insolvency” or “dissolution” includes, without limitation, bankruptcy (faillite), liquidation, administrative dissolution without liquidation (dissolution administrative sans liquidation), a judicial reorganisation (réorganisation judiciaire), negotiation or conclusion of an amicable agreement (accord amiable) or similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;

(iv) a reorganisation includes, without limitation, judicial reorganisation (réorganisation judiciaire);

(v) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any such negotiations conducted in order to reach an amicable agreement (accord amiable) with creditors pursuant to theLuxembourg Business Continuity Act;

(vi) an “agent” includes, without limitation, a “mandataire”;

(vii) a “matured obligation” includes, without limitation, any exigible, certaine and liquide obligation;

(viii) a person being “unable to pay its debts” or “admitting inability to pay its debts” includes, without limitation, that person being in a state of cessation of payments (cessation de paiements);

(ix) a “person being solvent” means that it is not in a state of cessation of payments (cessation des paiements) and has not lost its creditworthiness (ébranlement de crédit);

(x) a “creditors’ process” means a fraudulent conveyance action (action paulienne), an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

(xi) “by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts coordonnés), if available and any shareholders’ agreement if any; and

(xii) a “director” or a “manager” means a gérant or an administrateur.

(f) Guernsey terms.

(i) In this Agreement, a reference to:

(A)	“Debtor Relief Laws” shall include, for the avoidance of doubt, désastre and saisie; and

(B)	“Lien” or “security interest” shall include any security interest created pursuant to the Security Interests (Guernsey) Law, 1993.

(ii) Each Loan Party waives any and all of its rights under the existing or future laws of Guernsey whether by virtues of the droit de division of otherwise to require that any liability under or in connection with any Loan Document be divided or apportioned with any other person or reduced in any manner whatsoever and whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against it.

(g) New Zealand Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an NZ Loan Party, a reference to a “security interest” also includes a “security interest” as defined in section 17(1)(a) of the NZ PPSA in respect of which the relevant person is the debtor but excludes a “security interest” for purposes of section 17(1)(b) of the NZ PPSA that does not secure payment or the performance of an obligation.

(h) Polish terms. As used in this Agreement, where it relates to any Loan Party incorporated in Poland and unless the context requires otherwise a reference to:

(i) an agent includes an attorney (pełnomocnik), delivery agent (pełnomocnik do doręczeń), pledge administrator (administrator zastawu), mortgage administrator (administrator hipoteki) and mandatory (zleceniobiorca) of a person;

(ii) a composition, assignment or similar arrangement with any creditor includes a układ concluded or approved during insolvency proceedings under Polish Bankruptcy Law or restructuring proceedings (postępowanie restrukturyzacyjne) under Polish Restructuring Law. This also includes a partial composition (układ częściowy);

(iii) a compulsory manager, receiver or administrator includes a tymczasowy nadzorca sądowy, tymczasawy zarządca, nadzorca, syndyk, zarządca or zarządca przymusowy, as defined in Polish Bankruptcy Law or Polish Restructuring Law. This also includes the officeholders established under Art. 27 of the Polish Act on Registered Pledges or Art. 931 or Art. 10641 of the Polish Civil Procedure Code dated 17 November 1964, as amended;

(iv) a winding up includes a declaration of bankruptcy.

(v) a Security or security interest includes any mortgage (hipoteka), pledge (including, ordinary pledge (zastaw zwykły), financial pledge (zastaw finansowy), registered pledge (zastaw rejestrowy) and treasury pledge (zastaw skarbowy)), assignment by way of security (przelew na zabezpieczenie), transfer of title by way of security (przewłaszczenie na zabezpieczenie), retention right (prawo zatrzymania), right to reclaim sold goods (zastrzeżenie własności rzeczy sprzedanej), cash collateral (kaucja) any other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect; and

(vi) a Quasi Security means any power of attorney granted for security purposes, any power of attorney to bank accounts (pełnomocnictwo do rachunków bankowych) and voluntary submission to enforcement (oświadczenie o poddaniu się egzekucji).

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each U.S. Term Lender severally agrees to make a term loan (a “U.S. Term Loan”) to the U.S. Term Borrowers in Dollars in a single borrowing on the Funding Date in an amount not to exceed the amount of the U.S. Term Commitment of such Lender. The U.S. Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The U.S. Term Lenders’ commitments to make the U.S. Term Loan shall expire upon the making of the U.S. Term Loans on the Funding Date. Amounts paid or prepaid in respect of U.S. Term Loans may not be reborrowed.

2.2 Procedure for U.S. Term Loan Borrowing. The Borrower Representative shall give the Administrative Agent irrevocable notice in the form of Exhibit D (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the Funding Date) requesting that the U.S. Term Lenders make the U.S. Term Loans on the Funding Date, specifying the amount to be borrowed and whether such U.S. Term Loan shall be Term Benchmark Loans or ABR Loans and, in the case of Term Benchmark Loans, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; provided, such notice may be conditioned on the occurrence of the Funding Date. Upon receipt of such notice the Administrative Agent shall promptly notify each U.S. Term Lender thereof. Not later than 11:00 A.M., New York City time, on the Funding Date each U.S. Term Lender shall make available to the Administrative Agent at the Funding Office an amount in Dollars in immediately available funds equal to the U.S. Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the relevant U.S. Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the U.S. Term Lenders in immediately available funds.

If no election as to the Type of U.S. Term Loan is specified, then the requested U.S. Term Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term Benchmark Tranche, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a borrowing request in the form of Exhibit D and in accordance with this Section, the Administrative Agent shall advise each U.S. Term Lender of the details thereof and of the amount of such U.S. Term Lender’s U.S. Term Loan to be made.

Each U.S. Term Loan shall be made by the U.S. Term Lenders ratably in accordance with their applicable U.S. Term Commitments; provided that the failure of any U.S. Term Lender to make its U.S. Term Loan shall not in itself relieve any other U.S. Term Lender of its obligation to lend hereunder (it being understood, however, that no U.S. Term Lender shall be responsible for the failure of any other U.S. Term Lender to make any U.S. Term Loan required to be made by such other U.S. Term Lender). ABR Loans comprising any U.S. Term Loan shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000, or in each case, the remainder of such Tranche. Term Benchmark Loans comprising any U.S. Term Loan shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or in each case, the remainder of such Tranche.

Subject to Sections 2.16 and 2.18, each Term Benchmark Tranche shall be comprised entirely of Term Benchmark Loans as Borrower may request in accordance herewith. Each U.S. Term Lender may at its option make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such U.S. Term Lender to make such U.S. Term Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such U.S. Term Loan in accordance with the terms of this Agreement. Borrowings of U.S. Term Loans of more than one Type may be outstanding at the same time, subject to Section 2.13. For purposes of the foregoing, Term Benchmark Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Term Benchmark Tranche if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

2.3 [Reserved].

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Alternative Currency Tranche One Lender severally agrees to make revolving credit loans to the Borrowers in Alternative Currency Tranche One Currencies (“Alternative Currency Tranche One Loans”) from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, does not exceed the amount of such Lender’s Alternative Currency Tranche One Commitment; provided that after giving effect to any such Alternative Currency Tranche One Loans, (x) the Total Alternative Currency Tranche One Extensions of Credit shall not exceed the Total Alternative Currency Tranche One Commitments and (y) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitment. During the Revolving Commitment Period the Borrowers may use the Alternative Currency Tranche One Commitments by borrowing, prepaying the Alternative Currency Tranche One Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) Subject to the terms and conditions hereof, each Alternative Currency Tranche Two Lender severally agrees to make revolving credit loans to the Borrowers in Alternative Currency Tranche Two Currencies (“Alternative Currency Tranche Two Loans”) from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, does not exceed the amount of such Lender’s Alternative Currency

Tranche Two Commitment; provided that after giving effect to any such Alternative Currency Tranche Two Loans, (x) the Total Alternative Currency Tranche Two Extensions of Credit shall not exceed the Total Alternative Currency Tranche Two Commitments and (y) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitment. During the Revolving Commitment Period the Borrowers may use the Alternative Currency Tranche Two Commitments by borrowing, prepaying the Alternative Currency Tranche Two Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(c) Subject to the terms and conditions hereof, each Dollar Tranche Lender severally agrees to make revolving credit loans to the U.S. Borrowers in US Dollars (“Dollar Tranche Loans”) from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Dollar Tranche Lender’s Dollar Tranche Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Dollar Tranche Commitment; provided that after giving effect to any such Dollar Tranche Loans, (x) the Total Dollar Tranche Extensions of Credit shall not exceed the Total Dollar Tranche Commitments and (y) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitment. During the Revolving Commitment Period the Borrowers may use the Dollar Tranche Commitments by borrowing, prepaying the Dollar Tranche Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Tranche Loans may from time to time be Term Benchmark Loans, RFR Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(d) Notwithstanding the foregoing, subject to Section 10.19(e), (i) the Total Revolving Extensions of Credit to Foreign Borrowers organized in Norway shall not exceed (A) $5,000,000 and (ii) the Total Revolving Extensions of Credit to Foreign Borrowers organized in Guernsey shall not exceed $5,000,000.

(e) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date. The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under any of the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower Representative shall give the Administrative Agent irrevocable notice in the form of Exhibit D (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (i) three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans denominated in Dollars, CAD or Mexican Pesos, (ii) four Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans or RFR Loans denominated in Alternative Currencies (other than Term Benchmark Loans denominated in CAD and Mexican Pesos and other than RFR Loans denominated in CHF or SGD, and except that the Borrower Representative may give notice prior to 11:00 A.M., London time, three Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans denominated in Euros), (iii) five (5) RFR Business Days prior to the requested Borrowing Date, in the case of RFR Loans denominated in CHF or SGD (or CAD, if a Benchmark Replacement Date with respect to Term CORRA has occurred), (iv) two Business Days prior to the requested Borrowing Date, in the case of RFR Loans denominated in Dollars to a Borrower organized in Singapore, (v) on the requested Borrowing Date, in the case of RFR Loans denominated in Dollars to any Borrower other than a Borrower organized in Singapore, and (vi) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Dollar Tranche Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (A) the Borrower, (B) the Tranche of Revolving Loans, (C) the currency, amount and Type of Revolving Loans to be borrowed, (D) the requested Borrowing Date, (E) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (F) certifying that the conditions set forth in Section 5.2 are satisfied. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans or RFR Loans denominated in Dollars, $1,000,000 and $500,000 multiples in excess thereof (or, if the then aggregate Available Dollar Tranche Commitments are less than $1,000,000, such lesser amount), (y) in the case of Term Benchmark Loans or RFR Loans denominated in an Alternative Currency, the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof, and (z) in the case of Swingline Loans, the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Lender in the applicable Tranche thereof. Each Lender under the applicable Tranche will make the amount of its pro rata share of each borrowing available to the Administrative Agent in funds immediately available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower Representative; provided, that Swingling Loans shall be made as provided in Section 2.6. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders of the applicable Tranche and in like funds as received by the Administrative Agent.

(a) Subject to Sections 2.16 and 2.18, (i) each borrowing of Alternative Currency Tranche One Loans or Alternative Currency Tranche Two Loans denominated in Alternative Currencies shall be comprised entirely of Term Benchmark Loans or RFR Loans, as applicable, (ii) each borrowing of (x) Alternative Currency Tranche One Loans or Alternative Currency Tranche Two Loans denominated in Dollars or (y) Dollar Tranche Loans, in each case, shall be comprised entirely of ABR Loans, RFR Loans or Term Benchmark Loans as the Borrower Representative may request in accordance herewith, and (iii) each Swingline Loan shall be comprised entirely of Canadian Prime Rate Loans denominated in CAD.

(b) If the Borrower Representative fails to specify a currency in the notice for any Revolving Loans, then such Revolving Loans shall be made in Dollars. If the Borrower Representative fails to specify a Tranche in the notice for any Revolving Loans then such Revolving Loans shall be (i) if in Dollars, Dollar Tranche Loans, (ii) if in Alternative Currency Tranche One Currencies (other than Dollars), Alternative Currency Tranche One Loans, and (iii) if in Alternative Currency Tranche Two Currencies (other than Alternative Currency Tranche One Currencies), Alternative Currency Tranche Two Loans.

(c) Each Revolving Lender may at its option make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of Loans of more than one Type may be outstanding at the same time, subject to Section 2.13. For purposes of the foregoing, Term Benchmark Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

2.6 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Revolving Commitment Period, each Swingline Lender severally agrees to make Swingline Loans to the Canadian Borrowers in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment , the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000, or any Lender’s Revolving Extensions of Credit exceeding its Revolving Commitment; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, a Canadian Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Canadian Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Canadian Borrowers by means of a credit to an account of the Canadian Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d) Any Swingline Lender may by written notice given to the Administrative Agent require the Alternative Currency Tranche One Lenders and/or the Alternative Currency Tranche Two Lenders, as applicable, to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loans. Each Alternative Currency Tranche One Lenders and Alternative Currency Tranche Two Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., New York City time], on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 11:00 a.m., New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender’s Revolving Percentage of such Swingline Loans. Each Alternative Currency Tranche One Lender and Alternative Currency Tranche Two Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Alternative Currency Tranche One Lender and Alternative Currency Tranche Two Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from such Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders. Any amounts received by a Swingline Lender from a Canadian Borrower (or other party on behalf of a Canadian Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Canadian Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(e) Any Swingline Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.14(c). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f) Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.6(e) above.

2.7 [Reserved].

2.8 Commitment Fees, Facility Fees, etc.

(a) Until the Debt Rating Pricing Election Date,

(i) the Borrowers agree to pay to the Administrative Agent for the account of each Alternative Currency Tranche One Lender a commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the daily unused amount of the Alternative Currency Tranche One Commitment of such Alternative Currency Tranche One Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof;

(ii) the Borrowers agree to pay to the Administrative Agent for the account of each Alternative Currency Tranche Two Lender a commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the daily unused amount of the Alternative Currency Tranche Two Commitment of such Alternative Currency Tranche Two Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof; and

(iii) the Borrowers agree to pay to the Administrative Agent for the account of each Dollar Tranche Lender a commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the daily unused amount of the Dollar Tranche Commitment of such Dollar Tranche Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) From and after the Debt Rating Pricing Election Date,

(i) the Borrowers agree to pay the Administrative Agent, for the account of each Alternative Currency Tranche One Lender, a facility fee (the “Alternative Currency Tranche One Facility Fee”) in Dollars equal to the then applicable Facility Fee Rate on the Total Alternative Currency Tranche One Commitments, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first day of the fiscal quarter next succeeding the Debt Rating Pricing Election Date;

(ii) the Borrowers agree to pay the Administrative Agent, for the account of each Alternative Currency Tranche Two Lender, a facility fee (the “Alternative Currency Tranche Two Facility Fee”) in Dollars equal to the then applicable Facility Fee Rate on the Total Alternative Currency Tranche Two Commitments, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first day of the fiscal quarter next succeeding the Debt Rating Pricing Election Date; and

(iii) the Borrowers agree to pay the Administrative Agent, for the account of each Dollar Tranche Lender, a facility fee (the “Dollar Tranche Facility Fee” and together with the Alternative Currency Tranche One Facility Fee and the Alternative Currency Tranche Two Facility Fee, the “Facility Fee”) in Dollars equal to the then applicable Facility Fee Rate on the Total Dollar Tranche Commitments, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first day of the fiscal quarter next succeeding the Debt Rating Pricing Election Date.

(c) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments . The Borrower Representative shall have the right to terminate any of the Revolving Commitments or, from time to time, to reduce the amount of any of the Revolving Commitments (applied to each Tranche of Revolving Commitments as designated by the Borrower Representative); provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, (w) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (x) with respect to the Alternative Currency Tranche One Facility, the Total Alternative Currency Tranche One Extensions of Credit would exceed the Total Alternative Currency Tranche One Commitments, (y) with respect to the Alternative Currency Tranche Two Facility, the Total Alternative Currency Tranche Two Extensions of Credit would exceed the Total Alternative Currency Tranche Two Commitments, and (z) with respect to the Dollar Tranche Facility, the Total Dollar Tranche Extensions of Credit would exceed the Total Dollar Tranche Commitments. Any such reduction shall be in an amount equal to the Dollar Equivalent of $10,000,000, or a whole multiple thereof, and shall reduce permanently the applicable Revolving Commitments (and respective Tranche thereof) then in effect, and no such reduction shall reduce the Total Revolving Commitments to an amount less than $100,000,000. The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce any of the Revolving Commitments under this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Revolving Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders of such Tranche in accordance with their respective Revolving Commitments under such Tranche.

2.10 Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth below), upon irrevocable notice delivered to the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lenders) no later than 11:00 A.M., New York City time, (i) three Business Days prior thereto, in the case of Term Benchmark Loans denominated in Dollars, CAD or Mexican Pesos, (ii) four Business Days prior thereto, in the case of Term Benchmark Loans denominated in Alternative Currencies (other than CAD or Mexican Pesos), (iii) five (5) RFR Business Days prior thereto, in the case of RFR Loans denominated in Sterling, CHF or SGD, (iv) one Business Day prior thereto, in the case of ABR Loans and RFR Loans denominated in Dollars, and (v) not later than 12:00 noon, New York City time, on the date of prepayment, in the case of prepayment of a Swingline Loan, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans, ABR Loans or Swingline Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.20. With respect to a prepayment of Revolving Loans, each prepayment notice shall specify the Tranche for prepayment; provided, if no Tranche is specified, each prepayment shall be allocated to prepay the Tranches in the following order as applicable for the currency of such prepayment, (i) first, the Alternative Currency Tranche Two Loans, (ii) second, the Alternative Currency Tranche One Loans, and (iii) third, the Dollar Tranche Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal Dollar Equivalent amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, and partial prepayments of Revolving Loans shall be in an aggregate principal Dollar Equivalent amount of $1,000,000 or $500,000 multiples in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

(a) The Administrative Agent shall calculate the Dollar Equivalent amount of all Revolving Extensions of Credit denominated in Alternative Currencies at the time of each borrowing thereof, on the last Business Day of each month and at such other times as the Administrative Agent may elect. If the Administrative Agent notifies the Borrower Representative at such times that the outstanding Dollar Equivalent amount of all Alternative Currency Tranche One Extensions of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 103% of the Alternative Currency Tranche One Commitment then in effect, then, within five (5) Business Days after receipt of such notice, the Borrowers shall prepay Alternative Currency Tranche One Loans in an aggregate amount sufficient to reduce such Alternative Currency Tranche One Extensions of Credit as of such date of payment to an amount not to exceed 100% of the Alternative Currency Tranche One Commitment then in effect. If the Administrative Agent notifies the Borrower Representative at such times that the outstanding Dollar Equivalent amount of all Alternative Currency Tranche Two Extensions of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 103% of the Alternative Currency Tranche Two Commitment then in effect, then, within five (5) Business Days after receipt of such notice, the Borrowers shall prepay Alternative Currency Tranche Two Loans in an aggregate amount sufficient to reduce such Alternative Currency Tranche Two Extensions of Credit as of such date of payment to an amount not to exceed 100% of the Alternative Currency Tranche Two Commitment then in effect.

(b) In addition, if the Administrative Agent notifies the Borrower Representative that (x) at any time that the outstanding Dollar Equivalent amount of all Revolving Extensions of Credit at such time exceeds an amount equal to 103% of the Total Revolving Commitments or (y) at any time that the outstanding Dollar Equivalent amount of all Revolving Extensions of Credit under any Tranche thereof at such time exceeds an amount equal to 103% of the aggregate Revolving Commitments of such Tranche then in effect, then, in each case, within five (5) Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans in an aggregate amount sufficient to reduce Revolving Extensions of Credit of such Tranche as of such date of payment to an amount not to exceed 100% of the aggregate Revolving Commitments of such Tranche then in effect.

2.11 Repayment of Loans.

(a) Subject to Section 2.27, the Borrowers promise to repay (i) all outstanding Revolving Loans on the Revolving Termination Date or such earlier date as required herein, and (ii) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the tenth (10th) day after such Swingline Loan is made; provided that on each date that an Alternative Currency Tranche One Loan or Alternative Currency Tranche Two Loan is made, as applicable, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. The U.S. Term Borrowers promise to repay all outstanding U.S. Term Loans on the Term Loan Maturity Date or such earlier date as required herein.

(b) Amounts to be applied in connection with prepayments of Revolving Loans made pursuant to Section 2.10 shall be applied, first, to the prepayment of Revolving Loans (without any corresponding reduction of the Revolving Commitments), and second, to cash collateralize Letters of Credit by depositing an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Dollar Tranche Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 of Loans shall be made, first, to ABR Loans, and second to Term Benchmark Loans and RFR Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and RFR Loans denominated in Dollars) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(c) For greater certainty, all repayments and prepayments of Loans shall be made in the currency of the original Loan being so repaid or prepaid.

(d) No Foreign Borrower shall be liable for, or deemed a surety of, any obligation of a U.S. Borrower.

2.12 Conversion and Continuation Options.

(a)

(i) The Borrower Representative may elect from time to time to convert Term Benchmark Loans denominated in Dollars to ABR Loans or RFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto.

(ii) The Borrower Representative may elect from time to time to convert ABR Loans or RFR Loans to Term Benchmark Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan or RFR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Majority Term Lenders or the Majority Dollar Tranche Lenders, as applicable, have notified the Administrative Agent not to permit such conversions.

(iii) The Borrower Representative may elect from time to time to convert ABR Loans to RFR Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that no ABR Loan may be converted into an RFR Loan when any Event of Default has occurred and is continuing and the Majority Term Lenders or the Majority Dollar Tranche Lenders, as applicable, have notified the Administrative Agent not to permit such conversions.

(iv) Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving irrevocable notice to the Administrative Agent by the time that a borrowing request would be required to be delivered under Section 2.5, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans (or, if none is specified, one month), which notice shall identify the applicable Facility and/or Tranche, provided that no Term Benchmark Loan under a particular Term Facility or Tranche may be continued as such when any Event of Default has occurred and is continuing and the Majority Facility Lenders or Required Tranche Lenders in respect of such Facility or Tranche, as applicable, have notified the Administrative Agent not to permit such continuations, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso then (i) such Loans denominated in Dollars shall be automatically continued as Term Benchmark Loans with an Interest Period of one month on the last day of such then expiring Interest Period (unless such continuation is not permitted pursuant to the preceding proviso, in which case such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period) and (ii) such Loans denominated in an Alternative Currency shall be continued as Term Benchmark Loans in their original currency with an Interest Period of one month. Upon receipt of any such notice (or any such automatic conversion or continuation) the Administrative Agent shall promptly notify each relevant Lender thereof. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency and reborrowed in the other currency. This Section 2.12 shall not apply to Swingline Borrowings, which may not be converted or continued.

2.13 Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, no more than thirty (30) Term Benchmark Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate, or the Local Rate, as applicable, for the applicable Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each Swingline Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(d) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Margin.

(e) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or if an Event of Default pursuant to Section 8(h) has occurred, all overdue outstanding principal with respect to Loans and Reimbursement Obligations shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or if an Event of Default pursuant to Section 8(h) has occurred, such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment). In addition, at the request of the Required Lenders during the existence of any other Event of Default, all outstanding Obligations shall bear interest at the interest rate applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) and shall be payable upon demand.

(f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand of the Administrative Agent.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, (i) with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) with respect to Loans denominated in AUD, CAD, NZD, SGD and Sterling, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrower and the Lenders in the absence of manifest error.

(c) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

2.16 Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, Adjusted Term CORRA Rate, or the Local Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period, or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, Adjusted Term CORRA Rate, or the Local Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new conversion or continuation request (an “Interest Election Request”) in accordance with the terms of Section 2.12 or a new borrowing request in accordance with the terms of Section 2.5, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any borrowing request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a borrowing request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above and (2) any borrowing request that requests an RFR Borrowing shall instead be deemed to be a borrowing request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any borrowing request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall (1) in the case of a Loan denominated in CAD, be made at the Canadian Prime Rate and (2) in the case of a Loan denominated in an Alternative Currency other than CAD, be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.12 or a new borrowing request in accordance with the terms of Section 2.5, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at (x) if denominated in CAD, the Canadian Prime Rate or

(y) if denominated in any other Alternative Currency, the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to CAD for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected class.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in CAD, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such

Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, Term CORRA or a Local Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) (1) the Borrower will be deemed to have converted any request for a Term Benchmark

Borrowing denominated in CAD into a request for a Borrowing or conversion to a Loans bearing interest at the Canadian Prime Rate and (2) any Term Benchmark Borrowing or RFR Borrowing denominated in any other Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.16, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at (x) if such Loan is denominated in CAD, the Canadian Prime Rate, or (y) if such Loan is denominated in any other Alternative Currency, the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(f) If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Term Benchmark Rate or the RFR Rate, or to determine or charge interest rates based upon the Term Benchmark Rate or RFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the London or other applicable offshore interbank market for the applicable currency, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term Benchmark Loans or RFR Loans in the affected currency or currencies or, in the case of Term Benchmark

Loans denominated in Dollars, to convert ABR Loans to Term Benchmark Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice,(i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, (x) convert all Term Benchmark Loans denominated in Dollars of such Lender to ABR Loans or (y) convert all Term Benchmark Loans or RFR Loans denominated in an Alternative Currency to ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or RFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term Benchmark Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to clause (c) of the definition of “ABR” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term Benchmark Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.20.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment or facility fee and any reduction of the Commitments of the Lenders, in each case with respect to any Facility or Tranche, shall be made pro rata according to the respective applicable Term Percentages or Revolving Percentages of the applicable Lenders of such Facility or Tranche.

(b) Each payment (including each prepayment) by the U.S. Borrowers on account of principal of and interest on the U.S. Term Loans shall be made pro rata according to the respective outstanding principal amounts of the U.S. Term Loans then held by the U.S. Term Lenders. Amounts repaid or prepaid on account of the U.S. Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans of a Tranche shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans of such Tranche then held by the Revolving Lenders of such Tranche.

(d) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. Except with respect to principal and interest on Loans denominated in an Alternative Currency, all payments shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Except as otherwise expressly provided herein, all payments by a Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Funding Office in such Alternative Currency (except payments to be made directly to Swingline Lenders as expressly provided herein) and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the applicable Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the applicable Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, Section 2.7(b), Section 2.7(c), Section 2.17(d), Section 2.17(e), Section 3.4(a) or Section 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If any Change in Law:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (h) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, liquidity, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or the Issuing Lender that is not otherwise included in the determination of the Adjusted Term SOFR Rate, the Adjusted Daily Simple RFR, the Adjusted Term CORRA Rate or the Adjusted EURIBOR Rate, as applicable; or

(iii) shall impose on such Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or the Issuing Lender, by an amount that such Lender or the Issuing Lender deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender or the Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or the Issuing Lender for such increased cost or reduced amount receivable. If any Lender or the Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or the Issuing Lender shall have determined that any Change in Law regarding capital or liquidity requirements or ratios shall have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of its obligations hereunder or under or in respect of any Letters of Credit to a level below that which such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s or such holding company’s policies with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, after submission by such Lender or the Issuing Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender or the Issuing Lender such additional amount or amounts as will compensate such Lender or the Issuing Lender or such holding company for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or the Issuing Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender or the Issuing Lender notifies the Borrower Representative of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19	Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then an additional amount is payable by the applicable Loan Party as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by or on behalf of such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the indemnification provided by any Foreign Borrower under this subparagraph (d) shall be in respect only of its own obligations or those of any other Foreign Borrower, and not those of any U.S. Loan Party. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to withholding, including backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A) any Lender to such U.S. Borrower that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender to such U.S. Borrower under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender to such U.S. Borrower shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of an IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is incorporated in Poland,

(A) each Lender other than a Polish tax resident Lender or the Lender indicated in point (B), below, lending to a Polish Borrower shall deliver to the Borrower Representative and the Administrative Agent at least 5 Business Days prior to the date on which the first interest payment is due to be paid to such Lender the following documents and/or information if required by the Polish Borrower to make payments without withholding or to make filings required by law:

(1) the original (or a notarised copy) of a valid certificate of tax residency issued by the relevant tax authorities; then, a new certificate of tax residency within 30 (thirty) business days after: (i) the tax residency of the Lender changes, or (ii) the request of the Borrower Representative in other situations where the Polish tax laws provide for expiry of the previously issued tax residency certificate) (which requirement, in the case of a Lender tax resident in the United States, will be deemed satisfied by a valid IRS Form 6166);

(2) original of a statement confirming that such Lender is the beneficial owner of any interest payments to be made to that Lender under this Agreement by the relevant Borrower and it carries out actual business activity in its country of residence for income tax purposes and that activity is connected with those payments (if this is the case); and

(B) each Lender, which carries on business in Poland through a permanent establishment with which the payments due to that Lender are effectively connected shall deliver to the Borrower Representative and the Administrative Agent at least 5 Business Days prior to the date on which the first interest payment is due to be paid to such Lender the following documents and/or information if required by the Polish Borrower to make payments without withholding or to make filings required by law:

(1) the original (or a notarised copy) of a valid certificate of tax residency issued by the relevant tax authorities; then, a new certificate of tax residency within 30 (thirty) business days after: (i) the tax residency of the Lender changes, or (ii) the request of the Borrower Representative in other situations where the Polish tax laws provide for expiry of the previously issued tax residency certificate); and

(2) the original of a statement confirming that the interest payment referred to in this clause (B) is effectively connected with activity carried out in Poland by that permanent establishment.

(iii) Without limiting the generality of the foregoing, in the event that the Borrower is a UK Borrower,

(A) each Lender which is a UK Treaty Lender that is a party to this Agreement at the date when a UK Borrower becomes a party to this Agreement or when it becomes a Designated Borrower, and which holds a passport under the HMRC DT Treaty Passport scheme, and wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence promptly to such UK Borrower;

(B) each Lender which is a UK Treaty Lender and which becomes a party to this Agreement after the date when a UK Borrower becomes a party to this Agreement or becomes a Designated Borrower, and which holds a passport under the HMRC DT Treaty Passport scheme, and wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence promptly to that UK Borrower or Designated Borrower on becoming a party as a Lender;

(C) each Lender which is a party to this Agreement at the date when a UK Borrower becomes a party to this Agreement or becomes a Designated Borrower shall promptly confirm to that UK Borrower/Designated Borrower, which of the following categories it falls in: (i) not a UK Qualifying Lender, (ii) a UK Qualifying Lender (other than a UK Treaty Lender); or (iii) a UK Treaty Lender. (For the avoidance of doubt, the documentation which a Lender executes on becoming a party as a Lender shall not be invalidated by any failure of a Lender to company with this paragraph (C));

(D) each Lender which becomes a party to this Agreement after the date when a UK Borrower becomes a party to this Agreement or becomes a Designated Borrower, shall confirm to that UK Borrower or Designated Borrower promptly on becoming a party, which of the following categories it falls in: (i) not a UK Qualifying Lender, (ii) a UK Qualifying Lender (other than a UK Treaty Lender); or (iii) a UK Treaty Lender. (For the avoidance of doubt, the documentation which a Lender executes on becoming a party as a Lender shall not be invalidated by any failure of a Lender to company with this paragraph (D)); and

(E) each Lender which is a UK Non-Bank Lender and which (i) is a party to this Agreement at the date when a UK Borrower becomes a party to this Agreement or becomes a Designated Borrower, or (ii) becomes a party to this Agreement after the date when a UK Borrower becomes a party to this Agreement or becomes a Designated Borrower, shall promptly provide a Tax Confirmation to that UK Borrower or Designated Borrower.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.19, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(j) New Zealand Resident Withholding Tax. If a Lender is a NZ Lender:

(i) it shall notify the Borrower Representative and the Administrative Agent that it is a NZ Lender;

(ii) it confirms that, at the date of this Agreement or at the date that it becomes party to this Agreement, it has RWT-exempt status (as defined in section YA 1 of the Income Tax Act 2007 (NZ)); and

(iii) provided it is lawfully able to do so, undertakes to use reasonable endeavors to maintain RWT-exempt status throughout the term of this Agreement.

(k) Belgian Taxes. As at the date of this Agreement, each Lender represents that (i) it is not incorporated, having its place of effective management, or acting through an office, as the case may be, located in a Belgian Non-Cooperative Jurisdiction and (ii) the bank accounts to which payments to which that Lender is entitled have been or will be made, are not (a) managed or held by a person or persons incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Belgian Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Belgian Non-Cooperative Jurisdiction.

(l) Each Lender which becomes a party to this Agreement, after the date of this Agreement (including for the avoidance of doubt any new Lender) shall indicate, in the documentation which it executes on becoming a party, (i) whether it is incorporated, having its place of effective management, or acting through an office, as the case may be, located in a Belgian Non-Cooperative Jurisdiction and (ii) whether the bank accounts to which payments to which that Lender is entitled have been or will be made, are not (a) managed or held by a person or persons incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Belgian Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Belgian Non-Cooperative Jurisdiction.

(m) Each Lender (including for the avoidance of doubt any new Lender) shall notify the Belgian Loan Party if, at any time:

(i) the State or territory in which it is incorporated, resident or established or where its office is established, becomes a Belgian Non-Cooperative Jurisdiction; or

(ii) the bank account(s) to which payments to which that Lender is entitled has/have been or will be made are:

(A) managed or held by a person or persons incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Belgian Non-Cooperative Jurisdiction; or

(B) managed by or opened with:

(1) a financial institution incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction; or

(2) a branch or office of a financial institution situated in a Belgian Non-Cooperative Jurisdiction;

in each case at such time or during such period or in connection with such payments, as indicated by the Belgian Loan Party in a request to make such notification. The Lender shall make such notification within fifteen (15) Business Days of demand of the Belgian Loan Party.

(n) Each Lender (including for the avoidance of doubt any new Lender) shall provide information as is reasonably requested by the Belgian Loan Party demonstrating that it cannot be considered as an artificial construction within the meaning of article 198, §1, 10° of the Belgian Income Tax Code 1992 if:

(i) the State or territory in which it is incorporated, resident or established or where its Facility Office or office is established, becomes a Belgian Non-Cooperative Jurisdiction; or

(ii) the bank account(s) to which payments to which that Lender is entitled has/have been or will be made are:

(A) managed or held by a person or persons incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Belgian Non-Cooperative Jurisdiction; or

(B) managed by or opened with:

(1) a financial institution incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction; or

(2) a branch or office of a financial institution situated in a Belgian Non-Cooperative Jurisdiction;

The Lender shall provide such information fifteen (15) Business Days following the receipt of a demand by the Belgian Loan Party (which demand shall refer to this clause).

Such demand can be made by the Belgian Loan Party prior to each date on which an interest is payable under a Loan Document.

2.20 Indemnity.

(a) The U.S. Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses) that such Lender may sustain or incur as a consequence of (a) default by the U.S. Borrowers in making a borrowing of, conversion into or continuation of Term Benchmark Loans or RFR Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the U.S. Borrowers in making any prepayment of or conversion from Term Benchmark Loans or RFR Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Term Benchmark Loans or RFR Loans on a day that is not the last day of an Interest Period (or the Interest Payment Date, in the case of RFR Loans) with respect thereto, (d) the assignment of any Term Benchmark Loan other than on the last day of an Interest Period pursuant to a request by the Borrower Representative under Section 2.22, or (e) any failure by the U.S. Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency. In the case of a Term Benchmark Loan or RFR Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate, as applicable, that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error.

(b) The Foreign Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses) that such Lender may sustain or incur as a consequence of (a) default by the Foreign Borrowers in making a borrowing of, conversion into or continuation of Term Benchmark Loans or RFR Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Foreign Borrowers in making any prepayment of or conversion from Term Benchmark Loans or RFR Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Term Benchmark Loans or RFR Loans on a day that is not the last day of an Interest Period with respect thereto, (d) the assignment of any Term Benchmark Loan or RFR Loan other than on the last day of an Interest Period pursuant to a request by the Borrower Representative under Section 2.22, or (e) any failure by the Foreign Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency. In the case of a Term Benchmark Loan or RFR Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate, as applicable, that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error.

(c) This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. This Section 2.20 shall not apply with respect to Taxes other than Taxes that represent losses, costs, expenses, claims or damages arising from any non-Tax claims.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19 or (b) becomes a Defaulting Lender or a Non-Consenting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) if not already a Lender, the Administrative Agent shall have consented to the replacement financial institution if such consent would otherwise be required pursuant to Section 10.4(b)(i)(B), (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.4 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. In case of assignment, transfer or novation by the existing Lender to a new Lender of all or any part of its rights and obligations under any of the Loan Documents, the existing Lender and the new Lender hereby expressly accept, confirm and agree that, for the purposes of Article 1278 and 1281 of the Luxembourg Civil Code (to the extent applicable), the security interests created under this Agreement, any other the Loan Documents and any guarantee given under or in connection with this Agreement, securing the rights assigned, transferred or novated thereby, will be preserved for the benefit of the new Lender.

2.23 Incremental Commitments. On one or more occasions at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Commitments (with a corresponding increase to the Tranche(s) of the Revolving Commitments designated by the Borrower Representative) (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments denominated in Dollars or Alternative Currencies (the “New Term Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed the Dollar Equivalent of $500,000,000 for all Incremental Commitments entered into after the Closing Date (so that the sum of the Total Revolving Commitments plus the principal amount of Term Loans made hereunder does not exceed $5,000,000,000). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower Representative proposes that such Incremental Commitments shall be effective. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date

shall be in the minimum aggregate amount of $25,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment, and (z) any Lender or other Person that is an Eligible Assignee (each, including any existing Lender that provides Incremental Commitments, a “New Revolving Lender” or “New Term Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower Representative and the Administrative Agent (such approval not to be unreasonably withheld or delayed) to the extent such consent would otherwise be required pursuant to Section 10.4(b), and, in the case of a New Revolving Commitment in respect of the Dollar Tranche Facility, the Issuing Lender (such approval not to be unreasonably withheld), unless such New Revolving Lender is an existing Lender (other than a Defaulting Lender) with a Revolving Commitment at such time or such New Term Lender is an existing Lender or an Affiliate of an existing Lender.

Except for arrangement, structuring or similar fees (which shall be agreed between the Borrower Representative and the New Revolving Lenders), the terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments (and Tranche thereof). The terms and provisions of any New Term Commitments and any New Term Loans shall (a) provide that at the time of incurrence of such New Term Loan Commitments, the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Loan Maturity Date for the existing Term Loans and the weighted average life to maturity of such New Term Loans shall not be shorter than the weighted average life to maturity of the existing Term Loans, and such New Term Loans shall not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Term Facility, unless the Borrower Representative and the New Term Lenders in respect of such New Term Loans elect lesser payments and (c) except for arrangement, underwriting, structuring and similar fees (which shall be agreed between the Borrower Representative and the New Term Lender), otherwise be identical to the existing Term Loans or reasonably acceptable to the Administrative Agent, the Borrower Representative and each New Term Lender.

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist (or, solely with respect to any Incremental Commitments requested and incurred in connection with an acquisition or investment, in each case, permitted hereunder, then no Specified Default shall exist; provided, that any such request for Incremental Commitments by the Borrower Representative shall specify that such condition is to apply) and (ii) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 6.1, the Borrowers would have been in compliance with the financial covenants set forth in Section 7.1; (y) subject to customary “SunGard” or other “certain funds” conditionality provisions solely with respect to any Incremental Commitments requested and incurred in connection with an acquisition or investment, in each case, permitted hereunder (provided, that any such request for Incremental Commitments by the Borrower Representative shall specify the conditionality provisions that are to apply), the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the applicable Borrowers to authorize such Incremental Commitments; and (ii) a customary opinion of counsel to the applicable Borrowers (which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the New Revolving Lenders or the New Term Lenders, as applicable, and (iii) if requested by any Lender, new Notes executed by the applicable Borrowers, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders.

On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders of such Tranche shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders of such Tranche, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans of such Tranche outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans of such Tranche will be held by existing Revolving Lenders of such Tranche and New Revolving Lenders ratably in accordance with their Revolving Commitments under such Tranche after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments of such Tranche, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and a commitment under the applicable Tranche and each Loan made under such Tranche shall be deemed, for all purposes, a Revolving Loan and a Loan under such Tranche and (c) each New Revolving Lender shall become a Lender under the applicable Tranche with respect to its New Revolving Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment, and (ii) each New Term Lender shall become a Term Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower Representative’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments (and Tranche thereof) and the New Revolving Lenders or the New Term Commitments and the New Term Lenders, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this paragraph.

The fees (if any) payable by the applicable Borrower to the Administrative Agent upon any such Incremental Commitments shall be agreed upon by the Administrative Agent and Borrower Representative at the time of such increase.

The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the applicable Borrowers, the New Revolving Lenders or New Term Lenders, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23, subject to the approval of the Borrower Representative (which approval shall not be unreasonably withheld or delayed).

2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Revolving Commitment (and Tranche thereof) of such Defaulting Lender pursuant to Section 2.8;

(b) the Commitments, Term Loans, and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Facility Lenders, the Majority Dollar Tranche Lenders, the Majority Term Lenders, Required Tranche Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Revolving Termination Date or a Term Loan Maturity Date applicable to such Defaulting Lender shall require the consent of such Defaulting Lender;

(c) if any L/C Exposure exists with respect to a Lender at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Dollar Tranche Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Dollar Tranche Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Dollar Tranche Commitments, (y) the sum of each non-Defaulting Lender’s Dollar Tranche Extensions of Credit would not exceed its Dollar Tranche Commitment and (z) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within ten (10) Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by depositing amounts into the collateral account in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to Section 2.24(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.24(c), then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Dollar Tranche Percentages; or

(v) if any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.24, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until such L/C Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Dollar Tranche Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s L/C Exposure in accordance with Section 2.24, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Dollar Tranche Lenders shall be readjusted to reflect the inclusion of such Dollar Tranche Lender’s Dollar Tranche Commitment and on such date such Dollar Tranche Lender shall purchase at par such of the Dollar Tranche Loans of the other Dollar Tranche Lenders as the Administrative Agent shall determine may be necessary in order for such Dollar Tranche Lender to hold such Dollar Tranche Loans in accordance with its Dollar Tranche Percentage.

(f) If any Swingline Extensions of Credit exist at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Extensions of Credit of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Extensions of Credit referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s (x) Alternative Currency Tranche One Extensions of Credit to exceed its Alternative Currency Tranche One Commitment, or (y) Alternative Currency Tranche Two Extensions of Credit to exceed its Alternative Currency Tranche Two Commitment.

(g) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, and Swingline Extensions of Credit related to any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(f) (and such Defaulting Lender shall not participate therein).

2.25 Extension of Revolving Termination Date. The Borrower Representative may, by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) given at least thirty (30) days but not more than ninety (90) days prior to the then current Revolving Termination Date, extend the then current Revolving Termination Date two (2) times for up to six (6) months per extension so long as (A) no Event of Default shall have occurred and be continuing on the date of such written notice and on the last day of the then current Revolving Termination Date, and (B) the Borrowers pay an aggregate extension fee for each extension equal to 0.075% of the then existing Revolving Commitments to the Administrative Agent for the ratable benefit of the extending Revolving Lenders.

2.26 Cash Management Services and Swap Agreements. Each Cash Management Bank and each Lender or Affiliate thereof having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Cash Management Services or Swap Agreements, written notice setting forth the aggregate amount of all Cash Management Services and Swap Obligations of such Loan Party or Subsidiary thereof to such Cash Management Bank, Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Cash Management Bank, Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Cash Management Services and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Cash Management Services and/or Swap Obligations pursuant to Section 8. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Cash Management Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall be required to provide any notice described in this Section 2.26 in respect of such Cash Management Services or Swap Agreements.

2.27 Joint and Several Liability.

(a) U.S. Borrowers.

(i) Each of the U.S. Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the U.S. Borrowers and in consideration of the undertakings of each of the U.S. Borrowers to accept joint and several liability for the obligations of each of them.

(ii) Each of the U.S. Borrowers hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with the other U.S. Borrowers with respect to the payment and performance of all of the Secured Obligations, it being the intention of the parties hereto that all of the Secured Obligations shall be the joint and several obligations of each of the U.S. Borrowers without preferences or distinction among them.

(iii) If and to the extent that any of the U.S. Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other U.S. Borrowers will make such payment with respect to, or perform, such obligation.

(iv) The obligations of each U.S. Borrower under the provisions of this Section 2.27(a) constitute full recourse obligations of such U.S. Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided herein, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement) or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Secured Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Secured Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Secured Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Secured Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or any failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.27(a), afford grounds for terminating, discharging or relieving such U.S. Borrower, in whole or in part, from any of its obligations under this Section 2.27(a), it being the intention of each U.S. Borrower that, so long as any of the Secured Obligations remain unsatisfied, the obligations of such U.S. Borrower under this Section 2.27(a) shall not be discharged except by performance and then only to the extent of such performance. The obligations of each U.S. Borrower under this Section 2.27(a) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the U.S. Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(vi) The provisions of this Section 2.27(a) are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Secured Obligations or to elect any other remedy. The provisions of this Section 2.27(b) shall remain in effect until all of the Secured Obligations hereunder shall have been Paid in Full. If at any time, any payment, or any part thereof, made in respect of any of the Secured Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.27(a) will forthwith be reinstated and in effect as though such payment had not been made.

(vii) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the obligations of each U.S. Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law or any Debtor Relief Laws.

(viii) The U.S. Borrowers hereby agree as among themselves that, in connection with payments made hereunder, each such Person shall have a right of contribution from each other Borrower in accordance with applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Secured Obligations until such time as the Secured Obligations have been Paid in Full, and none of the U.S. Borrowers shall exercise any such contribution rights until the Secured Obligations have been Paid in Full.

(b) Foreign Borrowers.

(i) Each of the Foreign Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement (it being acknowledged by each of the Foreign Borrowers that this constitutes valuable and sufficient consideration), for the mutual benefit, directly and indirectly, of each of the Foreign Borrowers and in consideration of the undertakings of each of the Foreign Borrowers to accept joint and several liability for the obligations of each of them. Such joint and several liability in respect of any Foreign Borrower organized in accordance with laws of Mexico is accepted and acknowledged in accordance with article 4 of the Mexican General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) and articles 1987, 1988 and 1989 of the Mexican Federal Civil Code (Código Civil Federal).

(ii) Each of the Foreign Borrowers hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with the other Foreign Borrowers with respect to the payment and performance of all of the Foreign Secured Obligations, it being the intention of the parties hereto that all of the Foreign Secured Obligations shall be the joint and several obligations of each of the Foreign Borrowers without preferences or distinction among them.

(iii) If and to the extent that any of the Foreign Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Foreign Borrowers will make such payment with respect to, or perform, such obligation.

(iv) The obligations of each Foreign Borrower under the provisions of this Section 2.27(b) constitute full recourse obligations of such Foreign Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided herein, each Foreign Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement) or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Foreign Secured Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Foreign Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Foreign Secured Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Foreign Secured Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Foreign Secured Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Foreign Borrower assents to any other action or delay in acting or any failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.27(b), afford grounds for terminating, discharging or relieving such Foreign Borrower, in whole or in part, from any of its obligations under this Section 2.27(b), it being the intention of each Foreign Borrower that, so long as any of the Foreign Secured Obligations remain unsatisfied, the obligations of such Foreign Borrower under this Section 2.27(b) shall not be discharged except by performance and then only to the extent of such performance. Subject to mandatory provisions of Polish law with respect to Foreign Borrowers incorporated in Poland, the obligations of each Foreign Borrower under this Section 2.27(b) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, dissolution, judicial management or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Foreign Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(vi) The provisions of this Section 2.27(b) are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Foreign Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Foreign Secured Obligations or to elect any other remedy. The provisions of this Section 2.27(b) shall remain in effect until all of the Foreign Secured Obligations hereunder shall have been Paid in Full. If at any time, any payment, or any part thereof, made in respect of any of the Foreign Secured Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy, dissolution, judicial management or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.27(b) will forthwith be reinstated and in effect as though such payment had not been made.

(vii) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the obligations of each Foreign Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law or any Debtor Relief Laws.

(viii) The Foreign Borrowers hereby agree as among themselves that, in connection with payments made hereunder, each such Person shall have a right of contribution from each other Borrower in accordance with applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Foreign Secured Obligations until such time as the Foreign Secured Obligations have been Paid in Full, and none of the Foreign Borrowers shall exercise any such contribution rights until the Foreign Secured Obligations have been Paid in Full.

(ix) Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint and several basis, then such Person’s Foreign Secured Obligations (and the Foreign Secured Obligations of each other Canadian domiciled Loan Party or any other applicable Loan Party), to the extent such Foreign Secured Obligations are secured, shall be several obligations and not joint and several obligations.

(x) Notwithstanding any other provision contained herein or in any other Loan Document, the joint and several liability referred to hereunder shall be limited to the extent required so that such liability does not and cannot result in: in relation to a Polish Borrower:

(A) a breach of the restrictions on the return to a direct shareholder(s) of contributions (wkład) covering the share capital as provided for under Article 189 § 1 of the Polish Commercial Companies Code;

(B) a payment to a direct shareholder(s) leading to a reduction of the assets (majątek) required to cover the total nominal capital pursuant to Article 189 § 2 of the Polish Commercial Companies Code;

(C) a breach of the restrictions on the return to a direct shareholder(s) of share contributions (wpłaty na akcje) as provided for under Article 344 § 1 of the Polish Commercial Companies Code;

(D) a breach of the restrictions concerning financial assistance as provided for under Article 345 of the Polish Commercial Companies Code;

(E) insolvency within the meaning of Article 11 section 2 of the Polish Bankruptcy Law. The limitation set out in this subparagraph will not apply if one or more of the following circumstances occurs and continues: (i) an Event of Default occurs and is outstanding, irrespective of whether it occurs before or after the Polish Borrower concerned becomes insolvent within the meaning of Article 11 §2 of the Polish Bankruptcy Law; or (ii) the Polish Borrower’s liabilities (except for Foreign Secured Obligations) result in its insolvency within the meaning of Article 11 §2 of the Polish Bankruptcy Law;

in relation to a Danish Borrower and of any Foreign Borrower which is, directly or indirectly, a Subsidiary of that Danish Borrower:

(F) notwithstanding any provision of this Agreement or any other Loan Document, the obligations expressed to be assumed in this Agreement or any other Loan Document (a) shall be deemed not to be assumed by any Danish Borrower and of any Foreign Borrower which is, directly or indirectly, a Subsidiary of that Danish Borrower (and any security created in relation thereto shall be limited) if and to the extent required to comply with Danish statutory provisions on unlawful financial assistance including, but not limited to, sections 206 through 212 of the Danish Companies Act (in Danish: selskabsloven) as amended and supplemented from time to time and (b) shall, in relation to obligations not incurred as a result of borrowings under this Agreement or any other Loan Document by the Danish Borrower, further be limited to an amount equal to the greater of (A) the equity of the Danish Borrower at the date of this Agreement or, as the case may be, the date of the Danish Borrower’s accession to this Agreement and (B) the equity at the date when a claim for payment is made against the Danish Borrower under this Agreement or any other Loan Document, in each case calculated in accordance with the Danish Borrower’s generally accepted accounting principles at the relevant time (including, if applied by the Danish Borrower, IFRS), however, adjusted upwards by adding back obligations (in the amounts outstanding at the time when a claim for payment is made) of the Danish Borrower (and its direct or indirect Subsidiaries) in respect of any intercompany loan owing by the Danish Borrower (or its direct or indirect Subsidiaries) to a Borrower and originally borrowed by that Borrower under this Agreement and on-lent (directly or indirectly) by that Borrower to the Danish Borrower (or its direct or indirect Subsidiaries) provided always that any payment made by the Danish Borrower under this Agreement or any other Loan Document in respect of such liabilities shall reduce pro tanto the outstanding amount of the intercompany loan owing by the Danish Borrower (or its direct or indirect Subsidiaries). The above limitations shall apply to any security by guarantee, indemnity, collateral or otherwise and to subordination of rights and claims, subordination or turnover of rights of recourse, application of proceeds and any other means of direct and indirect financial assistance; and

in relation to a Norwegian Borrower:

(G) Notwithstanding any provision of this Agreement or any other Loan Document, the obligations expressed to be assumed in this Agreement or any other Loan Document by a Norwegian Borrower shall be limited if (and only if) required by the mandatory provisions of the Norwegian Limited Companies Act of 13 June 1997 No. 44 (Nw. aksjeloven) (the “Norwegian Companies Act”), including Sections 8-7 and 8-10 cf. Sections 1-3, regulating unlawful financial assistance and other restrictions on a Norwegian limited liability company’s ability to grant guarantees, loans or security interests. It is understood that the obligations and liabilities of a Norwegian Borrower hereunder shall always be interpreted so as to make each Norwegian Borrower liable to the fullest extent permitted by the above provisions of the Norwegian Companies Act.

(collectively, this clause (x), the “Foreign Borrower Guarantee Limitations”).

2.28 Sustainability Adjustments Amendment. Prior to the 12 month anniversary of the Closing Date, the Company, in consultation with the Sustainability Agent, may in its sole discretion seek to establish specified key performance indicators with respect to certain environmental, social and governance (“ESG”) goals of the Parent Company and its Subsidiaries (such indicators or ratings, “KPI Metrics”) and thresholds or targets with respect thereto (in either case, such thresholds or targets, “SPTs”). The Administrative Agent and the Company (each acting reasonably and in consultation with the Sustainability Structuring Agent) may propose an amendment to this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPI Metrics, the SPTs and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Any such ESG Amendment shall become effective upon (i) receipt by the Lenders of a lender presentation in regard to the KPI Metrics and SPTs from the Company no later than five (5) Business Days before the proposed effective date of such proposed ESG Amendment, (ii) the posting of such proposed ESG Amendment to all Lenders and the

Company, (iii) the identification, and engagement at the Company’s cost and expense, of a sustainability assurance provider, which shall be a qualified external reviewer of nationally recognized standing, independent of the Company and its Affiliates and (iv) the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Borrowers, the Administrative Agent and Lenders comprising at least the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Company’s performance against the KPI Metrics and SPTs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Margin Adjustments”) to the otherwise applicable Applicable Margin and/or the Facility Fee Rate) may be made; provided that (x) the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or an increase of more than (A) for Revolving Loans (1) prior to the Debt Rating Pricing Election Date, 0.05% in the Applicable Margin for Term Benchmark Loans and RFR Loans and Applicable Margin for ABR Loans set forth in the definition of “Applicable Margin” for Revolving Loans and (2) from and after the Debt Rating Pricing Election Date 0.01% in the Facility Fee Rate and 0.04% in the Applicable Margin for Term Benchmark Loans and RFR Loans and Applicable Margin for ABR Loans, in each case set forth in the definition of “Applicable Margin” for Revolving Loans and/or (B) for Term Loans, 0.05% in the Applicable Margin for Term Benchmark Loans and RFR Loans and Applicable Margin for ABR Loans set forth in the definition of “Applicable Margin” for Term Loans, in each case, during any fiscal year, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions and (y) in no event shall any Applicable Margin or the Facility Fee Rate be less than zero (the provisions of this proviso, the “Sustainability Adjustment Limitations”). For the avoidance of doubt, the ESG Applicable Margin Adjustments shall not be cumulative year-over-year and shall only apply until the date on which the next adjustment is due to take place. The KPI Metrics, the Company’s performance against the KPI Metrics, and any related ESG Applicable Margin Adjustments resulting therefrom, will be determined based on certain Company certificates, reports and other documents, in each case, setting forth the KPI Metrics in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in February 2023 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time, the “SLL Principles”), including with respect to the selection, setting, calculation, certification and measurement thereof. Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Company, the Administrative Agent and the Required Lenders so long as such modification does not have the effect of (1) increasing or decreasing the Sustainability Adjustment Limitations set forth in the ESG Amendment or (2) reducing any Applicable Margin or the Facility Fee Rate to less than zero.

(a) The Borrowers, the Sustainability Structuring Agent, the Administrative Agent and the Lenders agree that none of the Facilities are and none of the Facilities shall be a sustainability-linked loan unless and until the effectiveness of any ESG Amendment. Prior to the effectiveness of an ESG Amendment, the Loan Parties will not publish any materials or statements (including on any website of the Loan Parties, in the financial statements or annual reports of the Loan Parties or in any press release or public announcement issued by the Loan Parties) which refer to this Agreement being a sustainability-linked loan.

(b) Other than (i) increasing or decreasing the Sustainability Adjustment Limitations or (ii) reducing any Applicable Margin or the Facility Fee Rate to less than zero (which, for the avoidance of doubt, shall be subject to the written consent of “each Lender affected thereby” and/or the Issuing Lenders, as applicable, in accordance with Section 10.2), this Section 2.28 shall supersede any other clause or provision in Section 10.2 to the contrary, including any provision of Section 10.2 requiring the consent of “each Lender affected thereby” and/or the Issuing Lenders, as applicable, for reductions in interest rates or fees payable thereunder.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in an Agreed Currency as the applicant thereof for the support of its or its Subsidiaries’ obligations, the Issuing Lenders, in reliance on the agreements of the other Dollar Tranche Lenders set forth in Section 3.4(a), shall issue standby letters of credit (“Letters of Credit”) for the account of the Borrowers denominated in Dollars or any Alternative Currency on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Dollar Tranche Commitments would be less than zero, (iii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. or (iv) unless such Issuing Lender otherwise consents, the L/C Obligations with respect to Letters of Credit issued by any Issuing Lender would exceed the Issuing Lender Commitment of such Issuing Lender. Each Letter of Credit shall (i) be denominated in Dollars or any Alternative Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) so long as such Letter of Credit permits the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an automatic extension Letter of Credit has been issued, the Dollar Tranche Lenders shall be deemed to have authorized the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date referred to in clause (y) above; provided, however, that the Issuing Lender shall not permit any such extension if it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that a Default or Event of Default has occurred and is continuing directing the Issuing Lender not to permit such extension. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Revolving Termination Date so long as (x) the Borrowers shall provide cash collateral to the Administrative Agent pursuant to and in accordance with the provisions below (or other credit support satisfactory to the Administrative Agent and Issuing Lenders in their sole discretion) on or prior to (1) the date of issuance of such Letter of Credit or (2) if such Letter of Credit has an automatic renewal provision, forty-five (45) days before the date of the automatic extension, in each case in an amount equal to 103% of the L/C Exposure with respect to all such Letters of Credit with expiry dates after the Revolving Termination Date, (y)

the obligations of the Borrowers under this Section 3.1 in respect of such Letters of Credit shall survive the Revolving Termination Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Revolving Lender shall remain obligated hereunder, to the extent any such cash collateral (or other credit support), the application thereof or reimbursement in respect thereof is required to be returned to the Borrowers by the Administrative Agent after the Revolving Termination Date until no such Letters of Credit remain outstanding. Such cash collateral shall be held in a cash collateral account opened by the Administrative Agent. Amounts held in such cash collateral account shall be held as collateral for the payment and performance of the L/C Obligations and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be (x) if an Event of Default exists, applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents and (y) if no Default or Event of Default exists, returned to the Borrowers. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The letters of credit outstanding under the Existing Credit Agreement and described in Schedule 3.1(a) hereto shall become Letters of Credit hereunder on the Funding Date and thereafter be Letters of Credit hereunder for all purposes.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or would violate such Issuing Lender’s internal policies or procedures. Notwithstanding anything herein to the contrary, (i) the Issuing Lender shall have no obligation hereunder to issue any Letter of Credit the proceeds of which would be made to any Person (A) to fund any prohibited activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement and (ii) there shall not be more than thirty-five (35) Letters of Credit outstanding under this Agreement unless the Issuing Lenders otherwise consent.

3.2 Procedure for Issuance of Letter of Credit. The Borrower Representative may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their address for notices specified herein a request and an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless it has received written notice from the Administrative Agent or a Loan Party at least one (1) Business Day prior to the requested date of issuance that a Default or Event of Default has occurred and is continuing, shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower Representative. The Issuing Lender shall furnish a copy of such

Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Dollar Tranche Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Each U.S. Letter of Credit shall be issued in Dollars for the account of a U.S. Borrower. Each Foreign Letter of Credit shall be issued in any Agreed Currency for the account of a Foreign Borrower.

3.3 Fees and Other Charges.

(a) The U.S. Borrowers will pay to the Administrative Agent for the account of the Dollar Tranche Lenders a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin under the Revolving Facility then in effect with respect to Term Benchmark Loans on the actual daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), shared ratably among the Dollar Tranche Lenders and payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the actual daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings) issued on account of such Borrower, payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date. Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in an Alternative Currency shall be paid in such Alternative Currency.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender in Dollars for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Dollar Tranche Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Such participation interest shall be in the currency of the applicable underlying Letter of Credit. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Dollar Tranche Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount is required to be paid by any L/C Participant for the account of the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of a payment made by the Issuing Lender under any Letter of Credit, the Administrative Agent shall notify each L/C Participant of the amount of the unreimbursed drawing and the portion thereof payable by each L/C Participant. Within (x) one (1) Business Day after receipt of such notice with respect to a Letter of Credit denominated in Dollars and (y) three (3) Business Days after receipt of such notice with respect to a Letter of Credit denominated in an Alternative Currency, each L/C Participant shall pay to the Administrative Agent the amount specified for such L/C Participant in such notice, and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the L/C Participants. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to the Administrative Agent and any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant, its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. If any drawing is paid under any Letter of Credit, the U.S. Borrowers shall reimburse the Administrative Agent for the amount of (a) the drawing so paid and in the applicable currency and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than (x) in the case of any Letter of Credit to be reimbursed in Dollars 12:00 Noon, New York City time, on (i) the Business Day that the Borrower Representative receives notice of such drawing, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the applicable Borrower receives such notice or (y) in the case of a Letter of Credit to be reimbursed in an Alternative Currency, the Applicable Time specified by the Issuing Lender on the date of any payment by the Issuing Lender (each such date, an “Honor Date”); provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 and the provisions below that such payment to be reimbursed in Dollars be financed with an ABR Revolving Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan. Each such payment shall be made to the Administrative Agent at its address for notices referred to herein in the applicable currency and in immediately available funds. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender. Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(d).

In the case of a Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the Administrative Agent, for the account of the Issuing Lender, in such Alternative Currency, unless the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify the Administrative Agent and the Borrower Representative of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the first sentence of this paragraph and (B) the Dollar amount paid by the Borrowers, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrowers agree, as a separate and independent obligation, to indemnify the Issuing Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

3.6 Obligations Absolute. The U.S. Borrowers’ obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff (including, for the purposes of Luxembourg law, statutory set-off) against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If any documents shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower Representative of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any documents presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Replacement of the Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3. From and after the effective date of any such replacement, (x) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i) Any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such Issuing Lender shall be replaced in accordance with Section 3.9(i) above.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans or to issue or participate in the Letters of Credit, Parent Company, each other Guarantor and each Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The audited financial statements of Holdings and its consolidated Subsidiaries as at December 31, 2022 (i) present fairly, in all material respects, the consolidated financial condition of the Holdings and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2023 delivered pursuant to Section 7.1(b) and the related consolidated statements of income or operations, shareholder’s equity and cash flows for the fiscal quarter ended on that date (i) present fairly, in all material respects, the consolidated financial condition of Holdings and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except to the extent provided in the notes to such financial statements, subject to year-end audit adjustments.

4.2 No Change. Since December 31, 2022, there has been no development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization except as otherwise permitted by Section 7.4 or Section 7.5 or, solely with respect to good standing (other than good standing of Parent Company, each other Guarantor, the Company or the Borrowers), where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to do business in, and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to enter into and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which any Loan Party is a party, except consents, authorizations, filings, notices and other acts that (i) have been obtained or made and are in full force and effect or (ii) are contemplated pursuant to Section 4.23. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance by the applicable Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not (i) violate any Requirement of Law, any indenture, agreement or other instrument binding on a Loan Party or its assets, or any Governing Document of any Loan Party, except where such violation could not reasonably be expected to have a Material Adverse Effect, and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such indenture, agreement or other instrument.

4.6 Litigation. No action, litigation, arbitration, suit, investigation or proceeding of or claim before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document to which any Loan Party is a party.

4.8 Ownership of Property; Liens; Qualified Assets; Casualty. (a) Subject to Liens not prohibited by Section 7.3, each Group Member has good and valid title to, or a valid leasehold interest in, all of its Real Property that is material to the operation of its business, and good title to, or a valid leasehold interest in or the right to use, all its other property that is material to the operation of its business, in each case other than (x) minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, or (y) where the failure to have such title, interest or other right to use would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Qualified Assets or the Equity Interests of any Qualified Asset Owner is subject to any Lien except Permitted Encumbrances and Permitted Equity Encumbrances.

Each Qualified Asset included in any calculation of the Financial Covenants satisfied, at the time of such calculation, all of the Eligibility Criteria with respect to the applicable category of Qualified Assets.

Neither the businesses nor the properties of any Group Member are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent that the failure to so own or license such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted against any Group Member and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in each case that could reasonably be expected to have a Material Adverse Effect, nor does any Borrower know of any valid basis for any such claim in each case that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except to the extent that such infringements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), in each case, except where the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Tax Lien has been filed with respect to any Qualified Asset that is not a Permitted Encumbrance, and as of the Closing Date, to the knowledge of the Company or any Borrower, no claim is being asserted with respect to any such Taxes, fees or other charges of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations. (a) No part of the proceeds of any Loans or Letters of Credit, and no other extensions of credit hereunder, will be used by any Loan Party (i) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (ii) for any purpose that violates the provisions of the Regulations of the Board.

No Loan Party nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or extending credit for the purpose of “buying” or “carrying” “margin stock”.

4.12 [Reserved].

4.13 ERISA; Foreign Pension Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (1) to the extent applicable, each of the Loan Parties is in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each (i) Canadian Pension Plan, and (ii) Canadian Defined Benefit Plan; (2) no Canadian Pension Event has occurred; (3) the Financial Services Commission of Ontario (“FSCO”) has not issued any default or other breach notices in respect of any Canadian Defined Benefit Plan; and (4) no lien has arisen, choate or inchoate, in respect of any Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due). As of the Closing Date, no Loan Party has a Canadian Defined Benefit Plan.

4.14 Investment Company Act; Other Regulations. No Group Member is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended.

4.15 Subsidiaries. As of the Closing Date, except as set forth on Schedule 4.15 or as created by the Loan Documents, there are no outstanding subscriptions, options, warrants, calls, acquisition rights or other similar agreements or similar commitments (other than (i) stock options granted to employees or directors and (ii) directors’ qualifying shares) of any nature relating to any Equity Interests of the Company or any Guarantor.

4.16 [Reserved].

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of Environmental Law or would reasonably be expected to result in any Environmental Liability;

(b) no Group Member has received any written notice from any Person alleging, or knows of any basis for, any Environmental Liability with regard to any Group Member, the Properties or the business operated by any Group Member (the “Business”);

(c) Materials of Environmental Concern have not been transported or disposed of to, at or from the Properties by or on behalf of any Group Member in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability, nor have any Materials of Environmental Concern been generated, used, treated or stored at, on or under any of the Properties in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability;

(d) no claim, proceeding, suit, action or, to the knowledge of Parent Company, any Guarantor or any Borrower, investigation is pending or, to the knowledge of Parent Company, any Guarantor or any Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of Parent Company, any Guarantor or any Borrower, will be named as a party, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to any Group Member, the Properties or the Business;

(e) there has been no Release of or exposure to nor, to the knowledge of any Borrower, threat of Release of Materials of Environmental Concern at, in, on, under or from the Properties or any other location that would reasonably be expected to give rise to any Environmental Liability;

(f) neither the Group Members nor their respective operations at the Properties have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; and

(g) no Group Member has retained or assumed (by contract or operation of law) any Environmental Liability of any other Person or with respect to any former or predecessor operations or properties.

4.18 Accuracy of Information, etc. All written factual information contained in this Agreement, any other Loan Document or any other document or certificate heretofore furnished by or on behalf of any Loan Party to the Administrative Agent, the Letter of Credit Issuers or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections, estimates, budgets, forward looking statements and information of a general economic or industry nature concerning the Loan Parties and their Subsidiaries, taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements were or are made, supplemented or updated from time to time. The projections contained in the materials referenced above will have been prepared in good faith based upon reasonable assumptions believed by management of the Loan Parties to be reasonable at the time made and at the time such projections are made, it being recognized by the Administrative Agent, the Letter of Credit Issuers and the Lenders that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

(a) As of the Closing Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

4.19 Anti-Corruption Laws and Sanctions. Parent Company, each other Guarantor and the Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by Parent Company, each other Guarantor, the Borrowers, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent Company, the other Guarantors, the other Group Members and their respective officers and employees and, to the knowledge of Parent Company, the Guarantors and the Borrowers after reasonable due diligence, their respective directors and agents, are in compliance with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions in all material respects. None of Parent Company, each other Guarantor, any of the Borrowers, any of their respective Subsidiaries or, to the knowledge of Parent Company, any Borrower, any other Guarantor or any such Subsidiary, any of their respective directors, officers or employees, (i) is a Sanctioned Person, (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (iii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate any Anti-Terrorism Laws. All borrowings, use of proceeds and other transactions contemplated by this Agreement will comply with applicable Sanctions in all material respects, and no borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws (including the Foreign Corrupt Practices Act of 1977). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Parent Company or any of its Subsidiaries or any director, officer, employee, agent or Affiliate of Parent Company or any of its Subsidiaries that are registered or incorporated under the laws of Canada or a province thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992. This clause shall not be interpreted or applied in relation to it or any other person or for the benefit of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Sustainability Agent, any Issuing Lender and any Lender and any Lender-Related Person to the extent that the representations made pursuant to this clause violate or expose such entity or party or any director, officer or employee thereof to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states).

4.20 Solvency. As of the Closing Date, the Company and its Subsidiaries, and Parent Company and its Subsidiaries, in each case taken as a whole and on a consolidated basis, immediately after the consummation of the Transactions, are Solvent.

4.21 Plan Assets; Prohibited Transactions. None of Parent Company nor any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming and provided that the Lenders’ representations and covenants set forth in any of Sections 9.9(a)(i)-(iii) are and continue to be true, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt Prohibited Transaction under Section 406 of ERISA or Section 4975 of the Code.

4.22 REIT Status. Parent Company (i) qualifies as a REIT for U.S. Federal income tax purposes, (ii) has elected to be treated as a REIT beginning with its taxable year ended December 31, 2020 and (iii) is in compliance with all other requirements and conditions imposed under the Code to allow it to maintain its status as a REIT.

4.23 [Reserved].

4.24 Affected Financial Institutions. No Loan Party is an Affected Financial Institution, or, with respect to any Danish Loan Party its registered office is located in Denmark.

4.25 COMI. For the purposes of European Union Council Regulation number 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”), each Foreign Borrower which is incorporated or formed under the laws of a Participating Member State’s center of main interests (as that term is used in Section 3(1) of the COMI Regulations) is its jurisdiction or incorporation or formation, as applicable, and it has no establishment (as that term is used in Article 2(10) of the COMI Regulation) in any other jurisdiction.

4.26 Domiciliation and Sectorial Laws. Each Luxembourg Loan Party complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended and is not subject to any sectorial laws.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Funding Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Guarantors, the Company and each Borrower listed on Schedules 1.1C and 1.1D, and (ii) the Guarantee Agreement, executed and delivered by the Guarantors.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2021 and 2022 fiscal year and (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter in 2023 ended at least 60 days prior to the Closing Date, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the financial statements.

(c) Projections. The Lenders shall have received satisfactory projections through 2025.

(d) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the U.S. Loan Parties are organized.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable and documented expenses for which invoices have been presented (including the reasonable and documented fees and expenses of a single legal counsel for the Lenders, the Administrative Agent and the Lead Arrangers, taken as a whole, and if reasonably necessary one local counsel in each applicable material jurisdiction for the Lenders, the Administrative Agent and the Lead Arrangers, taken as a whole), at least two (2) Business Day before the Funding Date. Unless otherwise agreed by the Administrative Agent, all such amounts will be paid with proceeds of Loans made on the Funding Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Funding Date.

(g) Legal Opinions. The Administrative Agent and the Lenders shall have received a legal opinion of:

(i) Latham & Watkins LLP, counsel to the Loan Parties, with respect to New York law and the U.S. Loan Parties organized under the laws of Delaware;

(ii) Venable LLP, counsel to the Parent Company, with respect to Maryland law;

(iii) Allen & Overy, counsel to the Credit Parties, with respect to the Foreign Borrowers organized under the laws of The Netherlands;

(iv) Gorrissen Federspiel, counsel to the Credit Parties, with respect to the Foreign Borrowers organized under the laws of the Kingdom of Denmark;

(v) Norton Rose Fulbright, counsel to the Credit Parties, with respect to the Foreign Borrowers incorporated under the laws of Australia;

(vi) Morgan Lewis & Bockius LLP, counsel to the Credit Parties, with respect to the Foreign Borrowers organized under the laws of England and Wales;

(vii) Bell Gully, counsel to the Credit Parties, with respect to the Foreign Borrowers organized under the laws of New Zealand;

(viii) Morgan Lewis Stamford LLC, counsel to the Credit Parties, with respect to the Foreign Borrowers organized under the laws of Singapore; and

(ix) McCarthy Tétrault LLP, counsel to the Loan Parties, with respect to the Foreign Borrowers organized under the laws of Canada.

(h) Secretary’s Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party in a form customary in the jurisdiction of organization of that Loan Party, dated the Closing Date and executed by its Secretary, Assistant Secretary, manager, director, or other authorized officer, which shall to the extent applicable in the relevant jurisdiction (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) contain appropriate attachments, including the certificate or articles of incorporation, organization or registration (or like document in the applicable Specified Jurisdiction) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, articles of association or other organizational or governing documents, and (ii) with respect to each U.S. Loan Party and Canadian Loan Party only, a good standing certificate for such U.S. Loan Party or Canadian Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each such Loan Party from the appropriate governmental officer in such jurisdiction.

(i) Know-Your-Customer Requirements. (i) The Administrative Agent shall have received, at least three days prior to the Closing Date to the extent requested at least five business days prior to the Closing Date, all documentation and other information regarding the Borrowers (including the Closing Date Excluded Borrowers) and the U.S. Guarantors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the Proceeds of Crime Act and Beneficial Ownership Regulation and the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore, and (ii) the Administrative Agent and each requesting Lender shall have received, at least three days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary Beneficial Ownership Certification regarding beneficial ownership or control of each Borrower that qualifies as a “legal entity customer” in a form reasonably satisfactory to the Administrative Agent and each requesting Lender.

(j) Closing Certificate. The Lenders shall have received a certificate of a Responsible Officer of a Guarantor (i) certifying as to compliance with the Financial Covenants set forth in Section 7.1 on a pro-forma basis on the Funding Date after giving effect to the incurrence of the Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculations of Unencumbered Asset Value and Total Asset Value, and (ii) confirming compliance with the conditions set forth in Section 5.2 as of the Closing Date.

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of a Guarantor certifying that, as of the Closing Date, Parent Company and its Subsidiaries, and the Company and its Subsidiaries, in each case taken as a whole and on a consolidated basis, immediately after the consummation of the Transactions, are Solvent.

(l) [Reserved].

(m) Borrowing Request; Letter of Direction. The Administrative Agent shall have received a completed borrowing request substantially in the form of Exhibit D and a letter of direction for the U.S. Term Loans to be disbursed on the Closing Date, in each case executed by a Responsible Officer of the Company.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit), and of the Issuing Lender to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Alternative Currency. In the case of Loans or Letters of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in Section 5.2(a) and (b) have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Parent Company, the other Guarantors and the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of Parent Company, the other Guarantors and the Borrowers shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) within 120 days (or (x) 150 days for the fiscal year ended December 31, 2023 and for the first such financial statements after a Qualified IPO and (y) 90 days for all subsequent financial statements after a Qualified IPO) after the end of each fiscal year of Parent Company (commencing with the fiscal year ended December 31, 2023), Parent Company’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (certified without qualification as to “going concern” or scope of the audit and without a “going concern” explanatory note (other than a “going concern” explanatory note or qualification resulting from (i) the maturity of the Loans or the loans under any Indebtedness of any Group Member permitted hereunder occurring within one year from the time such opinion is delivered or (ii) anticipated (but not actual) covenant non-compliance hereunder or under Indebtedness of any Group Member permitted hereunder)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and accompanied by a certificate of the accounting firm addressed to the Board of Directors of Parent Company or any direct or indirect parent of Parent Company, that reported on such financial statements stating that in the course of its regular audit of the business of Parent Company and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines); and

(b) within 45 days after the end of each of the first three fiscal quarters of the fiscal year of (i) prior to December 31, 2023, Holdings and (ii) from and after December 31, 2023, Parent Company (and with respect to the first three financial statements after a Qualified IPO, 60 days after the end of such fiscal quarter), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by Financial Officer of Holdings or Parent Company, as applicable, as presenting fairly in all material respects the financial condition and results of operations of Holdings or Parent Company, as applicable, and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Any financial statement or other document, reports, proxy statements or other materials required to be delivered pursuant to this Section 6.1 or Section 6.2 (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC, including Form 8-K, 10-K or 10-Q of Parent Company or any other Guarantor (or any direct or indirect parent thereof) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which Parent Company, a Guarantor or the Company (or any direct or indirect parent entity thereof) posts such documents, or provides a link thereto, on Parent Company’s, a Guarantor’s or the Company’s (or any such direct or indirect parent entity’s) website address listed on Schedule 6.1(b) or (iii) on which such documents are posted on Parent Company’s, a Guarantor’s or the Company’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) Parent Company, a Guarantor or the Company shall, at the request of the Administrative Agent or any Lender, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) Parent Company, a Guarantor or the Company shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent Company, the Guarantors or the Company with any request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b) (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (x) a duly completed Compliance Certificate signed by a Financial Officer of Parent Company or another Guarantor, as applicable, which Compliance Certificate shall (i) include a certification as to whether a Default or Event of Default has occurred and if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) set forth a narrative discussion and analysis of the financial condition and results of operations of Parent Company and its Subsidiaries (on a consolidated basis) for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period, and (iii) set forth reasonably detailed calculations demonstrating compliance with the Financial Covenants (including reasonably detailed calculations that confirm the computations of Unencumbered Asset Value and Total Asset Value that were utilized in calculating the Financial Covenants reflect the concentration limits included in the proviso to Unencumbered Asset Value or Total Asset Value, as applicable), and (y) together with such Compliance Certificate, each in form and detail reasonably satisfactory to the Administrative Agent (it being agreed and acknowledged that any such form and detail consistent with that provided to the Administrative Agent prior to the Closing Date shall be deemed satisfactory to the Administrative Agent), (i) a statement of the EBITDA contribution by each component of Unencumbered Asset Value and Total Asset Value for the twelve month period ending at the end of the most recent fiscal quarter and summary Occupancy Rate reports for Development Properties and location of each Qualified Asset, (ii) a certification that all assets utilized in determining clauses (a) through (f) of Unencumbered Asset Value qualified as of the applicable Financial Covenant test date for which the Compliance Certificate is being delivered as Qualified Assets under the applicable Eligibility Criteria and (iii) a summary of all acquisitions, dispositions or other removals of Qualified Assets completed during the most recently ended calendar quarter.

(b) [reserved];

(c) [reserved];

(d) [reserved];

(e) promptly after the same are available, and only to the extent not publicly available on EDGAR, copies of each annual report, proxy, financial statement or other periodic report sent to the stockholders of Parent Company or any Guarantor, as applicable, in respect of any public securities of Parent Company or any Guarantor, as applicable, and copies of all annual, regular, periodic and special reports and registration statements which Parent Company or a Guarantor or the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly after the furnishing thereof, copies of any notice of default received from or furnished to any holder of debt securities of any Loan Party or Subsidiary thereof pursuant to the terms of any material indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1, Section 6.8 or any other clause of this Section 6.2;

(g) [reserved]; and

(h) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of Parent Company, the Guarantors, the Company and their Subsidiaries as any Lender may from time to time reasonably request; provided that none of Parent Company, the Guarantors, the Company nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Each Borrower, Parent Company and each Guarantor and each Lender acknowledge that (a) the Administrative Agent, any Bookrunner and/or any Lead Arranger may, but shall not be obligated to, make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 6.2 or otherwise are being distributed through the Platform, any document or notice that any Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such

Public Lenders. Each Borrower agrees to clearly and conspicuously mark “PUBLIC” (which, at a minimum means that the word “PUBLIC” shall appear prominently on the first page thereof) on all Borrower Materials provided to the Administrative Agent by or on behalf of such Borrower which contains only Public-Side Information, and by doing so the Administrative Agent, the Bookrunners, the Lead Arrangers, the Issuing Lenders and the Lenders shall be deemed to have been authorized to treat such Borrower Materials as containing only Public-Side Information. If none of any Borrower, Parent Company or any Guarantor has indicated whether a document or notice delivered pursuant to this Section 6.2 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.

6.3 [Reserved].

6.4 Taxes. File or cause to be filed all federal, state and other tax returns and reports that are required to be filed and pay all Taxes on any assessments made against it or any of its property, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (b) where the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

6.5 Maintenance of Existence; Compliance with Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (i) (solely with respect to good standing of Group Members other than Parent Company, the other Guarantors, the Company and the Borrowers) and clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company, the Borrowers, the other Group Members and their respective directors, officers and employees with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions.

6.6 Maintenance of Property; Insurance. (a) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, keep Qualified Assets in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and reputable or with a Captive Insurance Subsidiary, insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually (as determined in the good faith judgment of the management of the Company) insured against in the same general area by similarly situated companies either (x) engaged in the same or a similar business or (y) with comparable EBITDA.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities (it being understood and agreed that any Foreign Subsidiary may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with the generally accepted accounting principles that are applicable in its jurisdiction of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and (b) permit representatives of the Administrative Agent once each calendar year upon reasonable prior notice and at a time mutually agreed with the Company (or, after the occurrence and during the continuation of a Default or an Event of Default, at any time or frequency) to visit and inspect its properties (to the extent it is within such Person’s control to permit such inspection), to examine and make extracts from its books and records (other than materials (i) that constitute trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product), and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrowers once each calendar year (or, after the occurrence and during the continuation of a Default or an Event of Default, at any time).

6.8 Notices. Promptly give notice to the Administrative Agent (for further distribution to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding by or before any arbitrator or Governmental Authority (including any investigation by the SEC regarding financial results or other operational results of any Loan Party) against or affecting any Group Member that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c) any action, suit, investigation or proceeding against any Group Member (i) that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the occurrence of any ERISA Event or any Canadian Pension Event that, alone or together with any other ERISA Events or Canadian Pension Events that have occurred, could reasonably be expected to result in liability to a Group Member in an aggregate amount exceeding $50,000,000;

(e) any transaction or occurrence that results in the material damage, destruction or rendering unfit for normal use of any of the facilities and properties owned, leased or operated by any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case relating to the presence, use or Release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(h) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(i) of any announcement by S&P, Moody’s or Fitch of any change in a Debt Rating.

Each notice pursuant to this Section 6.8 (other than Section 6.8(i)) shall be accompanied by a statement of a Responsible Officer of Parent Company, a Guarantor or the Company setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.8(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.9 Environmental Laws. Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for such non-compliance and failure to obtain and maintain that could not reasonably be expected to have a Material Adverse Effect;

(a) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings.

6.10 [Reserved].

6.11 Use of Proceeds and Letters of Credit.

(a) Use the proceeds of the Loans and Letters of Credit solely for general corporate purposes of the Parent Company and its Subsidiaries including to consummate the Refinancing and for working capital and other lawful corporate purposes, in each case not in contravention of the Loan Documents or applicable law.

(b) Notwithstanding the foregoing, no Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (iii) in any manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Bookrunner, Lead Arranger, Administrative Agent, Issuing Lender, or otherwise) of Sanctions, or (iv) (A) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (B) for any purpose that violates the provisions of the Regulations of the Board.

6.12 Know Your Customer. Promptly following a request by the Administrative Agent, any Issuing Lender or any Lender, provide all documentation and other reasonably available information that the Administrative Agent, such Issuing Lender or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the Proceeds of Crime Act and the Beneficial Ownership Regulation and the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore.

6.13 Maintenance of REIT Status; Further Assurances.

(a) Cause Parent Company to continue to be treated as a REIT.

(b) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document, and (b) do, execute, acknowledge, deliver, record, and take any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the intention of the Loan Documents.

6.14 [Reserved].

6.15 .

6.16 Accuracy of Information. Parent Company, the other Guarantors and the Borrowers will ensure that any written factual information, including financial statements or other documents, furnished on behalf of any Loan Party to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, other than projections, estimates, forecasts, budgets, forward-looking information or information of a general economic or industry nature, when taken as a whole, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading.

SECTION 7. NEGATIVE COVENANTS

The Guarantors and the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of the Guarantors and the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (provided, that the second paragraph in Section 7.16 shall only apply to the Guarantors):

7.1 Financial Covenants. The Borrowers shall not permit:

(i) Total Leverage Ratio. As at the end of any fiscal quarter, the ratio of Total Indebtedness to Total Asset Value (the “Total Leverage Ratio”) to exceed 60%; provided, that the Borrower Representative may elect that such ratio be permitted to exceed 60% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Total Leverage Ratio exceed 65% as of the last day of any fiscal quarter.

(ii) Fixed Charge Coverage Ratio. As at the end of any fiscal quarter, the ratio of (a) (i) EBITDA minus (ii) Maintenance Capital Expenditures to (b) Fixed Charges, each from the period of four fiscal quarters then ended, to be less than 1.5 to 1.0.

(iii) Unsecured Leverage Ratio. As at the end of any fiscal quarter, the ratio of Total Unsecured Indebtedness to Unencumbered Asset Value (the “Unencumbered Leverage Ratio”) to exceed 60%; provided, that the Borrower Representative may elect that such ratio be permitted to exceed 60% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Unencumbered Leverage Ratio exceed 65% as of the last day of any fiscal quarter.

(iv) Secured Leverage Ratio. As at the end of any fiscal quarter, the ratio of Total Secured Indebtedness to Total Asset Value (the “Secured Leverage Ratio”) to exceed 40%; provided, that the Borrower Representative may elect that such ratio be permitted to exceed 40% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Secured Leverage Ratio exceed 45% as of the last day of any fiscal quarter.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness (including any Capital Lease Obligations, securitizations and similar obligations to the extent constituting Indebtedness), other than Permitted Indebtedness, unless at the time of such creation, issuance, incurrence, assumption or sufferance thereof (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom and (b) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis Parent Company and its Subsidiaries are in compliance with the Financial Covenants.

7.3 Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien on:

(a) any Qualified Asset, other than Permitted Encumbrances;

(b) any Equity Interests of any Loan Party or any Qualified Asset Owner, other than Permitted Equity Encumbrances; and

(c) any income or revenues from, or proceeds of, any of the foregoing;

or sign, file or authorize under the Uniform Commercial Code (of any jurisdiction) or the Canadian PPSA, a financing statement that includes in its collateral description any portion of any Qualified Asset or the Equity Interests of any Loan Party or any Qualified Asset Owner, or any income or revenue from, or proceeds of, any of the foregoing.

7.4 Fundamental Changes. Enter into any merger, demerger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or reorganize itself, in the case of a Domestic Subsidiary, in any non-U.S. jurisdiction, and in the case of a Foreign Subsidiary, under the laws of any other non-U.S. jurisdiction, or Dispose (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of all or substantially all of the property or business of the Group Members (taken as a whole), except that:

(a) any Domestic Subsidiary may merge, consolidate, amalgamate or liquidate with or into the Company in a transaction in which the Company is the surviving Person, any Domestic Subsidiary other than the Company may merge, consolidate, amalgamate or liquidate with or into a U.S. Borrower (other than the Company) in a transaction in which the U.S. Borrower shall be the continuing or surviving entity; and any Foreign Subsidiary may merge, consolidate, amalgamate or liquidate with or into a Foreign Borrower in a transaction in which the Foreign Borrower, or a successor by merger, consolidation or amalgamation that becomes a Foreign Borrower upon such merger, consolidation or amalgamation, shall be the continuing or surviving entity;

(b) any Person other than Parent Company or Lineage OP may merge, consolidate, amalgamate or liquidate with or into the Company in a transaction in which the Company is the surviving entity, if at the time thereof and immediately after giving effect thereto on a Pro Forma Basis (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom immediately before and after giving effect to such transaction and (b) Parent Company and its Subsidiaries are in compliance with the Financial Covenants;

(c) any Person other than the Company, Parent Company or Lineage OP may merge, consolidate, amalgamate or liquidate with or into any other Subsidiary in a transaction in which the continuing or surviving entity is a Subsidiary, if (x) at the time thereof and immediately after giving effect thereto on a Pro Forma Basis (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom immediately before and after giving effect to such transaction and (b) Parent Company and its Subsidiaries are in compliance with the Financial Covenants or (y) if both of the parties to such merger, consolidation, amalgamation or liquidation are Subsidiaries but only one party is a Loan Party, the Loan Party or a successor by such merger, consolidation, amalgamation or liquidation that becomes the Loan Party upon such merger, consolidation, amalgamation or liquidation shall be the continuing or surviving entity (and, in the case where the other party to such merger or amalgamation is a Qualified Asset Owner, either the continuing or surviving entity shall be a Qualified Asset Owner or successor by amalgamation that becomes the Qualified Asset Owner or all Qualified Assets owned or leased by such Qualified Asset Owner shall, contemporaneously with such merger, consolidation, amalgamation or liquidation cease to be included as Qualified Assets in any calculations hereunder); provided, (1) no Domestic Subsidiary will merge, consolidate, amalgamate or liquidate into a Foreign Subsidiary, (2) if both parties to such merger or amalgamation are Loan Parties and one of the parties thereto is a Qualified Asset Owner, either the Qualified Asset Owner or a successor by amalgamation that becomes the Qualified Asset Owner shall be the continuing or surviving entity or all Qualified Assets owned or leased by such Qualified Asset Owner shall, contemporaneously with such merger, cease to be included as Qualified Assets in any calculations hereunder), and (3) for the avoidance of doubt, Subsidiaries of Parent Company may merge, consolidate, amalgamate, or liquidate with or into another Subsidiary in a transaction that constitutes an Investment that is permitted by Section 7.8 (other than pursuant to clause (o) of the definition of Permitted Investment);

(d) (A) any Domestic Subsidiary may Dispose of its assets to the Company or to another Domestic Subsidiary; provided that, if one of the parties to such transaction is a U.S. Loan Party, either (1) the U.S. Loan Party shall be the transferee or (2) the transaction is permitted by Section 7.5; and (B) any Foreign Subsidiary may Dispose of its assets to the Company or to another Foreign Subsidiary; provided that, if one of the parties to such transaction is a Foreign Borrower, either (1) the Foreign Borrower shall be the transferee or (2) the transaction is permitted by Section 7.5;

(e) any Subsidiary which is not a Loan Party or a Qualified Asset Owner may liquidate or dissolve itself if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers or the Group Members; and

(f) Holdings may merge, consolidate, amalgamate or liquidate with or into Lineage OP in a transaction in which Lineage OP is the surviving entity. Upon completion of the transaction contemplated by the foregoing sentence, all references herein to Holdings shall be deemed to refer to Lineage OP.

7.5 Disposition of Property. Dispose of any property or asset, including Equity Interests owned by it and including pursuant to any sale-leaseback transaction, other than a Permitted Disposition, unless immediately before and after giving effect to such Disposition (a) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition and (b) on a Pro Forma Basis Parent Company and its Subsidiaries are in compliance with the Financial Covenants.

7.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Equity Interests of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), directly or indirectly, except that:

(a) the Company and any Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional limited liability company interests or its common stock (or their respective equivalents in any jurisdiction),

(b) Parent Company, Lineage OP or Holdings may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests,

(c) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests,

(d) Parent Company or any Subsidiary may make Restricted Payments (including for the purposes of effectuating repurchases of Equity Interests) pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Parent Company, Lineage OP, Holdings and its Subsidiaries,

(e) Parent Company, Lineage OP, Holdings, the Company and any Subsidiary may consummate any Qualified IPO, engage in any restructuring activity of any Group Member in connection with a Qualified IPO and may make any Restricted Payment, distribution in cash or in-kind securities in connection with any disposition of legacy Equity Interests following a Qualified IPO, or take any other actions to effect the disposition of legacy Equity Interests in connection with or following a Qualified IPO,

(f) Parent Company, Lineage OP, Holdings, the Company and their Subsidiaries may make Restricted Payments to their owners (A) so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, in an amount not to exceed the sum of (1) 95% of Normalized Adjusted FFO attributable to the period of four consecutive fiscal quarters then ended plus (2) any additional minimum amount reasonably necessary to enable Parent Company and any REIT Subsidiary to make distributions to maintain Parent Company’s and such REIT Subsidiary’s status as a REIT and avoid the imposition of U.S federal income or excise taxes on Parent Company or such REIT Subsidiary and (B) if an Event of Default has occurred and is continuing or would occur after giving effect thereto, in an amount not to exceed the sum of (1) the minimum amount reasonably necessary to enable Parent Company and any REIT Subsidiary to make distributions to maintain Parent Company’s and such REIT Subsidiary’s status as a REIT and avoid the imposition of U.S federal income or excise taxes on Parent Company or such REIT Subsidiary, plus (2) $60,000,000 per fiscal year, plus (3) management fees payable by Parent Company pursuant to the Operating Agreement in an amount not to exceed $35,000,000 per fiscal year,

(g) Parent Company, Lineage OP or Holdings may make Restricted Payments with any amounts received by it from the Company pursuant to clause (f) of this Section,

(h) Restricted Payments to Parent Company, Lineage OP or Holdings in such amounts as are necessary or appropriate to pay (i) administrative expenses (including, but not limited to, reasonable directors’ fees, employee compensation and benefits, customary indemnity payments and payroll, social security or similar taxes) payable by Parent Company or Holdings (or any direct or indirect parent thereof), (ii) nominal expenses to maintain the corporate existence of Parent Company, Lineage OP or Holdings (or any direct or indirect parent thereof), (iii) premiums and other charges necessary to maintain the insurance required under the terms of this Agreement and other commercially reasonable insurance acquired and maintained by Parent Company, Lineage OP or Holdings (or any direct or indirect parent thereof), including director and officer, employment practices and other similar liability insurance and (iv) the payment of business related expenses which are incurred by Parent Company, Lineage OP or Holdings (or any direct or indirect parent thereof) in the ordinary course of business, in each case, to the extent the incurrence of such expenses and other obligations, the taking of such actions, and the payment of such expenses and other obligations, as applicable are permitted by this Agreement,

(i) Restricted Payments, the proceeds of which shall be used by Parent Company, Lineage OP or Holdings to make (or to make a payment to any direct or indirect parent of Parent Company, Lineage OP or Holdings to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent Company, Lineage OP or Holdings or any direct or indirect parent thereof,

(j) repurchases of Equity Interests in Parent Company, Lineage OP or Holdings (or any direct or indirect parent company of Parent Company, Lineage OP or Holdings), or any of its subsidiaries, deemed to occur upon “cashless” exercise of stock options or warrants,

(k) Restricted Payments the proceeds of which shall be used by Parent Company, Lineage OP or Holdings or any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to Parent Company, Lineage OP or Holdings and its subsidiaries),

(l) (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Parent Company, Lineage OP or Holdings or any direct or indirect parent of Parent Company, Lineage OP or Holdings in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Parent Company, Lineage OP or Holdings or any direct or indirect parent of Parent Company, Lineage OP or Holdings or contributions to the equity capital of Parent Company, Lineage OP or Holdings (other than any Disqualified Equity Interests or any Equity Interests sold to a subsidiary of Parent Company, Lineage OP or Holdings) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a subsidiary of Parent Company, Lineage OP or Holdings) of Refunding Capital Stock; provided that in, each of the causes of clause (i) and (ii), such Restricted Payment must be made within 90 days of the receipt of the proceeds from the issuance of such Equity Interests,

(m) Restricted Payments to Parent Company, Lineage OP or Holdings to finance any Investment permitted to be made pursuant to Section 7.8; provided, that such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment,

(n) to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.4, Section 7.8, and Section 7.10 (other than Section 7.10(a), (h), (j) (to the extent relating to stock option plans) and (o)),

(o) for any taxable period in which (A) Parent Company, Lineage OP, Holdings, Borrowers or any of their respective Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (or comparable group under foreign law), or (B) any of Parent Company, Lineage OP, Holdings, Borrowers or any of their respective Subsidiaries is a pass-through entity for income tax purposes (including under foreign tax law), Parent Company, Lineage OP, Holdings, Borrowers or their respective applicable Subsidiaries may make Restricted Payments in amounts required for such of its direct or indirect owners as are members of such group, or as are required to include the income of such pass-through entity in income for Tax purposes, to pay any Taxes imposed directly on such owners, to the extent such Taxes are attributable to the income, assets or activities of such entity and only after taking into account all available credits and deductions; provided, that no such entity shall make any Restricted Payment under this provision in any amount greater than the share of such Taxes arising out of such entity’s net income calculated as if such entity filed tax returns on a standalone basis, and

(p) the redemption of units in (i) Holdings by Lineage OP and (ii) Lineage OP by Lineage OP or Parent Company, in each case, in accordance with the Operating Agreement.

In any event and notwithstanding anything to the contrary contained in this Agreement, to the extent any Subsidiary is permitted to make a Restricted Payment to Parent Company, Lineage OP or Holdings for any of the foregoing purposes, such Subsidiary may, alternatively, make any such payment directly to the applicable obligee or payee of Parent Company, Lineage OP or Holdings on its behalf, and such payment shall be treated, for all purposes of this Agreement and the other Loan Documents, as a permitted Restricted Payment.

7.7 [Reserved].

7.8 Investments. Make or allow any Investment, other than a Permitted Investment, unless immediately before and after giving effect to such Investment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) on a Pro Forma Basis Parent Company and its Subsidiaries are in compliance with the Financial Covenants.

7.9 Amendments to Governing Documents. Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any waiver, amendment, supplement, cancellation, termination or other modification of any Governing Document of Parent Company, any Borrower, any Guarantor or any Qualified Asset Owner, in each case if such waiver, amendment, supplement, cancellation, termination or modification would reasonably be expected to (a) adversely affect any Loan Party’s ability to repay the Secured Obligations or (b) impair the rights or interests of the Administrative Agent or any Credit Party hereunder or under any Loan Document; provided that the foregoing shall not prohibit any such modifications to facilitate any Qualified IPO.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except transactions among the Loan Parties and except:

(a) Restricted Payments permitted by Section 7.6;

(b) pursuant to the reasonable requirements of the business of Parent Company, any Guarantor or such Subsidiary upon fair and reasonable terms not materially less favorable to Parent Company, any Guarantor or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Parent Company, any Guarantor or such Subsidiary;

(c) entering into employment and severance arrangements between Parent Company (or any direct or indirect parent thereof), any Subsidiary and any of their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person;

(d) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, management, consultants and employees of Parent Company (or any direct or indirect parent thereof), Holdings, Borrowers and their respective Subsidiaries in the ordinary course of business;

(e) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to any agreements in existence on the Closing Date and set forth on Schedule 7.10 or any amendment thereto to the extent such an amendment is not materially more disadvantageous to the Lenders than the original agreement in effect on the Closing Date;

(f) transactions between or among (i) Subsidiaries that are not Loan Parties, (ii) between or among Parent Company and its Subsidiaries that are Loan Parties (on the one hand) and any Subsidiaries that are not Loan Parties (on the other hand) or (iii) Parent Company and its Subsidiaries;

(g) the issuance or transfer of Equity Interests in Parent Company or a Guarantor (other than any Disqualified Equity Interests) to the Investor or any Affiliate thereof, or to any current, former or future director, manager, employee or consultant (or any Affiliate of the foregoing) of Parent Company, a Guarantor, any of its subsidiaries or any direct or indirect parent thereof or any Affiliate of Parent Company or a Guarantor;

(h) transactions contemplated by customary shareholders’ agreements entered into with holders of the Equity Interests of Parent Company;

(i) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholders’ agreement referred to in clause (h) above;

(j) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of Parent Company or a Guarantor, any direct or indirect parent companies or any of its subsidiaries and employment agreements, consulting arrangements, severance arrangements, stock option plans and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing);

(k) the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under this Agreement;

(l) transactions permitted under Section 7.5 and/or Section 7.8 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of Parent Company, a Guarantor, or any direct or indirect parent company (b) forming a holding company, or (c) reincorporating Parent Company, Lineage OP, Holdings or any Borrower in a new jurisdiction;

(m) the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the ordinary course of business including making payments to an Affiliate to pay any Taxes due by such group that are permitted by Section 7.6;

(n) transactions for cash management and other management services for Parent Company and its Subsidiaries on customary terms;

(o) transactions contemplated by the Operating Agreement;

(p) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors or manager of Parent Company or any direct or indirect parent company of Parent Company or a Subsidiary of Parent Company, as appropriate, in good faith; and

(q) Transactions between or among any of Parent Company, Lineage OP, Holdings, the Company and any Subsidiary in connection with the consummation of any Qualified IPO, restructuring activity of any Group Member in connection with a Qualified IPO and the distribution in cash or in-kind securities in connection with any disposition of legacy Equity Interests following a Qualified IPO, or any other actions to effect the disposition of legacy Equity Interests in connection with or following a Qualified IPO.

7.11 [Reserved].

7.12 Swap Agreements. Enter into or become obligated in respect of Swap Agreements other than Swap Agreements entered into (or guaranteed) by Parent Company, the Guarantors, the Company, any Loan Party or any such Subsidiary, which establish, or were intended to establish, an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by Parent Company, such Guarantor, the Company, such other Loan Party or such other Subsidiary.

7.13 [Reserved].

7.14 Negative Pledge Clauses. Directly or indirectly, enter into, incur or permit to exist any Contractual Obligation (other than any Loan Document) that prohibits, restricts or imposes any condition upon the ability of (a) any Group Member to create, incur or permit to exist any Lien upon any of its property or assets (including the Equity Interests owned by such Group Member), (b) any Group Member to make Restricted Payments to the Company or any other Loan Party or to make or repay loans or advances to the Company or any other Loan Party or to guarantee the Obligations or (c) Group Member to otherwise transfer (including by way of a pledge) property to a Borrower or a Loan Party; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions imposed by Requirements of Law or by Contractual Obligations in effect as of the Closing Date (and any extensions, renewals or modifications thereof) (and, for the avoidance of doubt, such restrictions do not apply to any Qualified Asset or to the Equity Interests of any Loan Party or any Qualified Asset Owner), (ii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Subsidiary or its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to prohibitions, restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement (including mortgage financings and CMBS Financings) if such prohibitions, restrictions or conditions apply only to the property or assets securing such Indebtedness (and, for the avoidance of doubt, such restrictions do not apply to any Qualified Asset or to the Equity Interests of any Loan Party or any Qualified Asset Owner, except to the extent permitted by clause (x) below), (iv) the foregoing shall not apply to prohibitions, restrictions or conditions in joint venture agreements and other similar agreements applicable to Joint Ventures that are applicable solely to such Joint Venture and entered into in the ordinary course of business, (v) the foregoing shall not apply to prohibitions, restrictions or conditions that are customary prohibitions, restrictions or conditions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such prohibitions, restrictions or conditions solely relate to the assets subject thereto, (vi) clause (a) of the foregoing shall not apply to customary restrictions or conditions restricting assignment of any agreement entered into in the ordinary course of business, (vii) the foregoing shall not apply to provisions restricting the granting of a security interest in intellectual property contained in licenses or sublicenses by the Company and its Subsidiaries of such intellectual property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such prohibition or restriction shall relate only to such intellectual property), (viii) the foregoing shall not apply to restrictions on cash or other deposits or minimum net worth requirements imposed by customers under contracts entered into in the ordinary course of business, (ix) the foregoing shall not apply to prohibitions, restrictions or conditions contained in any agreement that evidences Indebtedness permitted by this Agreement that are substantially similar to, or not materially more restrictive than, those prohibitions, restrictions or conditions contained in the Loan Documents, (x) the foregoing clause (a) shall not apply to prohibitions, restrictions or conditions contained in any mortgage financing, CMBS Financing or other financing on the pledge of Equity Interests in the direct or indirect parent of a Loan Party (other than a Qualified Asset Owner), Group Member (other than a Qualified Asset Owner) or a Qualified Asset Owner, (xi) the foregoing shall not apply to assets subject to retention of title and (xii) the foregoing shall not apply to any prohibitions, restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, no more restrictive in any material respect with respect to such prohibitions, restrictions or conditions than those in place prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.15 Payments of Subordinate Debt. Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on any Indebtedness which is subordinate in right of payment to the Secured Obligations pursuant to its express terms or a written agreement if an Event of Default has occurred and is continuing or would occur after giving effect thereto.

7.16 Lines of Business. Engage in any material line of business substantially different from those lines of business conducted by Parent Company, Lineage OP, Holdings and its Subsidiaries on the Closing Date or other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary thereto.

Parent Company and the other Guarantors shall not engage in any material business activities or own any material assets other than (a) direct or indirect ownership of the Equity Interests of the Company and other Subsidiaries, ownership of Equity Interests held pursuant to Investments permitted by this Agreement and ownership of commercially reasonable insurance policies, including director and officer, employment practices and similar liability insurance, (b) activities and contractual rights and obligations incidental to maintenance of its corporate existence (including the payment of accounting and other professional fees and expenses), (c) activities related to the payment of tax liabilities of Parent Company and its Subsidiaries in the ordinary course of business, (d) entering into confidentiality agreements, (e) entering into any transactions not prohibited under this Agreement (including activities undertaken in connection with a Qualified IPO), (f) the performance of its obligations under the Loan Documents and, to the extent not prohibited by this Agreement or any other Loan Document, agreements for other Indebtedness permitted by this Agreement, management agreements, transaction fee agreements, director indemnification agreements, unit appreciation rights agreements and acquisition agreements, (g) entering into, making and performing guaranties, option agreements, shareholder agreements and other incentive compensation agreements, in each case, to which Parent Company or another Guarantor is a party, (h) the Transactions on the Closing Date, and (i) other activities incidental to or in furtherance of any of the foregoing.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) (i) the Borrowers or any other Loan Party shall fail to pay any principal of any Loan or any unreimbursed L/C Obligations, when due in accordance with the terms hereof and in the currency required hereunder; or (ii) the Borrowers or any other Loan Party shall fail to pay any interest on any Loan or any fee payable hereunder or under any other Loan Document within five (5) Business Days after any such interest on any Loan, or any fee payable hereunder or under any other Loan Document becomes due in accordance with the terms hereof; or (iii) the Borrowers or any other Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document not otherwise specified in the foregoing clauses (i) or (ii) within ten (10) Business Days after any such other amount payable hereunder or under any other Loan Document becomes due in accordance with the terms hereof; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate or misleading in any material respect on or as of the date made or deemed made (or, to the extent qualified by materiality, shall be inaccurate or misleading in any respect after giving effect to such qualification when made or deemed made); or

(c) the Company or any Loan Party shall default in the observance or performance of any agreement contained in (i) Section 6.1(a) or (b), Section 6.2(a)(x), Section 6.5(a)(i) (solely with respect to the existence of the Company, any Borrower, any Qualified Asset Owner, or any Guarantor), Section 6.8, Section 6.10, Section 6.13 or Section 6.17 or Section 7 of this Agreement, or (ii) Section 6.2(a) (not specified in clause (i) above) and such default shall continue unremedied for a period of 15 days; or

(d) [intentionally omitted]; or

(e) any Group Member shall default in the observance or performance of any agreement contained in Section 6.11; or

(f) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (e) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which an officer of the Company or any Loan Party obtains knowledge of such default or (ii) the date upon which the Borrower Representative has received written notice of such default from the Administrative Agent or the Required Lenders; provided, that, if such default is capable of being cured but cannot be cured within such 30 day period and so long as the applicable Loan Party shall have commenced to cure such default within such 30 day period and shall be diligently pursuing such cure, the applicable Loan Party shall have an additional 30 day period to cure such default; or

(g) any Group Member shall (i) default in making any payment when due, after the expiration of any applicable grace or cure periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (excluding any Indebtedness hereunder and any Non-Recourse Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of (or, with respect to any Swap Agreements, a Swap Termination Value of) more than $100,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required and after giving effect to any applicable grace periods thereunder, such Indebtedness to be demanded or to become due (or to be terminated) or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable or cash collateral in respect thereof to be demanded, or, in the case of a Swap Agreement, to cause the termination thereof or an Early Termination Date (as defined in such Swap Agreement) results therefrom; provided that clauses (i) (other than in the case of clause (x) below) and (ii) shall not apply to (x) Secured Indebtedness that becomes due as a result of the Disposition or transfer of the property or assets securing such Indebtedness, if such Disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) Indebtedness that is convertible into Equity Interests and has been converted to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder; or

(h) (i) any Loan Party or Material Subsidiary shall commence or consent to the institution of any case, proceeding or other action (A) under any Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, reconstruction, voluntary arrangement, scheme or arrangement, adjustment, administration, winding-up, liquidation, dissolution, judicial management, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver and manager, administrative receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, interim liquidator, rehabilitator, Controller, administrator, statutory manager, judicial manager, interim judicial manager, nominee (which has the meaning given under section 273(1) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore) or other similar official for it or for all or any material part of its property; or (ii) there shall be commenced against any Loan Party or Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, unstayed or undischarged for a period of 60 days, or (C) declaring any Loan Party or Material Subsidiary at risk pursuant to the Corporations (Investigation and Management) Act 1989 (NZ); or (iii) there shall be commenced against any Loan Party or Material Subsidiary any case, proceeding or other action seeking issuance of a writ or warrant of attachment, execution, distraint or similar process against all or any material part of its property that results in the entry of an order for any such relief that shall not have been released, vacated, discharged, or stayed or fully bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or Material Subsidiary shall become unable or admit in writing its inability or fails generally to pay its debts as they become due (or, in respect of any Loan Party or Material Subsidiary organized and existing under the laws of Australia (or any of its jurisdictions), is presumed under the Australian Corporations Act to be unable to pay its debts as they become due and payable whether at stated maturity or otherwise); or (v) any Loan Party or Material Subsidiary shall make a general assignment for the benefit of its creditors; or

(i) an ERISA Event or a Canadian Pension Event in connection with any Canadian Defined Benefit Plan shall have occurred that, when taken together with all other ERISA Events or Canadian Pension Events, respectively, that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j) (i) one or more final monetary judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not covered by insurance or third-party indemnities as to which the relevant insurance company or third party has not denied coverage) of $100,000,000 or more (excluding judgments or decrees with respect to Non-Recourse Indebtedness) or (ii) one or more non-monetary final judgments or decrees shall be entered against any Group Member that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or decree, or (y) there is a period of 45 consecutive days during which such judgment or decree is not vacated, discharged, stayed or bonded pending appeal; or

(k) any Loan Party is declared by the Minister of Finance of Singapore to be a company to which Part 9 of the Companies Act 1967 of Singapore applies; or

(l) (i) any material provision of any Loan Document, including the Guarantee Obligations contained in the Guarantee Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect or (ii) any Loan Party or any of their respective Subsidiaries or Affiliates contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(m) a Change in Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii), (v) or (vi) of paragraph (h) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable (and the obligation to deposit cash collateral for Letters of Credit described below shall become effectively immediately and such deposits shall become immediately due and payable), and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative

Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In addition, upon the occurrence of any Event of Default, the Administrative Agent may, with the consent of the Required Lenders, and shall at the request of the Required Lenders, exercise all rights and remedies available under the Loan Documents and applicable law. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be held as collateral for the payment and performance of the Secured Obligations and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower Representative (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(1) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(2) Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

(3) Third to pay interest then due and payable on the Loans and Reimbursement Obligations ratably,

(4) Fourth, to payment of (i) Secured Obligations constituting principal on the Loans and Reimbursement Obligations, (ii) an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Reimbursement Obligations, to be held as cash collateral for such Secured Obligations, and (iii) obligations under Cash Management Services and Lender Swap Agreements due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender (or other Person entitled thereto) by the Loan Parties or any Subsidiary of a Loan Party, in each in this clause (iii) up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.26, in each case ratably among the Lenders, the Administrative Agent and their Affiliates (or other Person entitled thereto) in proportion to the amounts described in this clause Fourth payable to them;

(5) Fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender by the Loan Parties; and

(6) Sixth, the remainder (if any) to the Borrowers.

Notwithstanding the foregoing, (x) amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation otherwise set forth in clauses (4) and (5) above, and (y) the application of monies described above is subject to the terms of the Intercreditor Agreement.

SECTION 9. THE AGENTS

9.1 Authorization and Action. Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. Each Lender hereunder (and by its acceptance of the benefits of the Loan Documents, each other Credit Party) authorizes and instructs Administrative Agent to enter into the intercreditor agreement dated as of April 7, 2014, among the Administrative Agent (as successor by joinder), and WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as Trustee, for the benefit of the Holders of the Cold Storage Trust 2017-ICE3, Commercial Mortgage Pass-Through Certificates, Series 2007-ICE3, as lender, (and their respective permitted successors and assigns).

Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Secured Obligations by any Loan Party, each of the Credit Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Credit Parties and Loan Parties. Any person who becomes a Credit Party shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Section 9.1(a) also constitute the substitution of the Attorney.

(a) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, reconstruction, dissolution, judicial management or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency, dissolution, judicial management or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent Company, the other Guarantors, the Borrowers, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee or agent in respect of any collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of each Specified Jurisdiction, or is required or deemed to hold any collateral “on trust” or as agent pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Credit Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii) [reserved];

(iv) to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Part 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act;

(v) to the extent that Singapore law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Part 1A of the Trustee Act 1967 of Singapore shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1967 of Singapore and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustees Act 1967 of Singapore, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act;

(vi) in respect of any of the Loan Documents governed by Danish law, each Credit Party (other than the Administrative Agent) irrevocably and unconditionally appoints the Administrative Agent to hold the security interests governed by Danish law and act as agent and representative (in Danish: fuldmægtig og repræsentant) for the Credit Parties in accordance with Section 18(1), cf. Section 1(2) of the Danish Act on Capital Markets (in Danish: lov om kapitalmarkeder). Further, each Credit Party (other than the Administrative Agent) acknowledges that all actions taken by the Administrative Agent in accordance with the provisions of the Loan Documents governed by Danish law will be deemed to be taken by the Administrative Agent on behalf of the Credit Parties or any of them;

(vii) to the extent that Guernsey law is applicable to the duties of the Administrative Agent under any of the Loan Documents, sections 22 to 27 (inclusive) of the Trusts (Guernsey) law, 2007 shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; and

(viii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(c) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(d) None of any Syndication Agent, any Documentation Agent, any Sustainability Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(e) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, reconstruction, receivership, dissolution, judicial management or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including without limitation any claim under Sections 2.8, 2.14, 2.19 and 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, judicial manager, interim judicial manager, nominee (which has the meaning given under section 273(1) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore), monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Lender and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Lenders or the other Credit Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.3). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(f) The provisions of this Section (other than Section 9.5) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Section, none of the Loan Parties or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the collateral security and guarantee provided under the Loan Documents, to have agreed to the provisions of this Section.

9.2 Administrative Agent’s Reliance, Limitation of Liability, Etc. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable to any of the Secured Parties for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(a) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.2 unless and until written notice thereof stating that it is a “notice under Section 6.2” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower Representative, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens granted pursuant to the Loan Documents. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by any Loan Party, any Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Revolving Extensions of Credit or of any Tranche thereof, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Lender, or any Dollar Equivalent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(b) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.4, (ii) may rely on the Register to the extent set forth in Section 10.4(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) In the event that the Administrative Agent performs its duties hereunder through J.P. Morgan SE (formerly known as J.P. Morgan AG) (“JPMSE”), each of the Lenders hereby exempts the JPMSE from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender. A Lender which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

9.3 Posting of Communications. The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(a) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(b) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SUSTAINABILITY AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(c) Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(d) Each of the Lenders, each of the Issuing Lenders and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.4 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrowers, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

9.5 Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, (other than if the Administrative Agent appoints one of its Affiliates acting through an office in the European Union as a successor Administrative Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(a) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Loan Document for the benefit of the Credit Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Credit Parties, and continue to be entitled to the rights set forth in such Loan Documents, and, in the case of any collateral in the possession of the Administrative Agent, shall continue to hold such collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Loan Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section and Section 10.3, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

9.6 Acknowledgements of Lenders and Issuing Lenders. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Sustainability Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder, and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Sustainability Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(a) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(b) Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Lender under this Section 9.6(c) shall be conclusive, absent manifest error. Each Lender that fails to return such amounts under this clause (i) to the Administrative Agent within one (1) Business Day after receipt of such notice shall be a Defaulting Lender for all purposes under this Agreement.

(i) Each Lender and each Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Lender that fails to return such amounts under this clause (ii) to the Administrative Agent within one (1) Business Day after receipt of such notice shall be a Defaulting Lender for all purposes under this Agreement.

(ii) The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party.

(iii) Each party’s obligations under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.7 Guarantee and Collateral Matters. Except with respect to the exercise of setoff rights in accordance with Section 10.8 or with respect to a Credit Party’s right to file a proof of claim in an insolvency proceeding, no Credit Party shall have any right individually to realize upon any collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Credit Parties in accordance with the terms thereof.

(a) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services and no Lender Swap Agreement, will create (or be deemed to create) in favor of any Cash Management Bank or Credit Party that is a party thereto any rights in connection with the management or release of any collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Loan Documents, each Cash Management Bank and each Credit Party that is a party to any such arrangement in respect of Swap Agreements shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Credit Party thereunder, subject to the limitations set forth in this paragraph.

(b) The Credit Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Credit Party for any failure to monitor or maintain any portion of any collateral.

9.8 [Reserved].

9.9 Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and, except as set forth in Section 4.21, not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Documentation Agent, any Sustainability Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Arranger, Syndication Agent, Documentation Agent and Sustainability Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.10 [Reserved]

9.11 Parallel Debt. (Covenant to Pay the Administrative Agent). In this Agreement:

(a) a “Credit Party Claim” means, in relation to any Loan Party, any Secured Obligation which that Loan Party owes to a Credit Party under or in connection with any Loan Document; and

(b) a “Administrative Agent Claim” has the meaning given to it in clause (c) below.

(c) Each Loan Party must pay the Administrative Agent, as an independent and separate creditor, an amount equal to each of its Credit Party Claims on its due date (each an “Administrative Agent Claim”).

(d) Unless expressly provided to the contrary in any Loan Document, the Administrative Agent holds:

(i) any security (or equivalent) created by a Loan Document;

(ii) the benefit of any Administrative Agent Claims; and

(iii) all proceeds of any security referred to in clause (i) above,

for the benefit, and as the property, of the Credit Parties and so that they are not available to the personal creditors of the Administrative Agent.

(e) The Administrative Agent will separately identify in its records the property rights referred to in paragraph (d) above.

(f) Paragraphs (c) to (e) above do not apply to any security created by a Loan Document governed by Danish law. The provisions of this Section 9.11 in its entirety do not apply to any security created by a Loan Document governed by English law or Luxembourg law or to any Security Document governed by New York law or the law of the United States or any state thereof or the District of Columbia.

(g) Each Administrative Agent Claim is created on the understanding that the Administrative Agent shall:

(i) share the proceeds of each Administrative Agent Claim with the other Credit Parties; and

(ii) pay those proceeds to the Credit Parties,

in accordance with their respective interests in the amounts outstanding under the Loan Documents.

(h) The Administrative Agent may enforce performance of any Administrative Agent Claim in its own name as an independent and separate right. This includes, without limitation, any filing, suit, execution, enforcement of security or any Loan Document, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(i) Each Credit Party shall, at the request of the Administrative Agent:

(i) do anything required in connection with the enforcement of any Administrative Agent Claim (including, without limitation, joining in any proceedings with the Administrative Agent); and

(ii) enforce its Credit Party Claim.

(j) Each Foreign Borrower irrevocably and unconditionally waives any right it may have to require a Credit Party to join in any proceedings with the Administrative Agent in respect of any Administrative Agent Claim.

(k) Discharge by a Foreign Borrower of a Credit Party Claim will discharge the corresponding Administrative Agent Claim in the same amount.

(l) Discharge by a Foreign Borrower of an Administrative Agent Claim will discharge the corresponding Credit Party Claim in the same amount.

(m) The aggregate amount of the Administrative Agent Claims will never exceed the aggregate amount of Credit Party Claims.

(n) A defect affecting an Administrative Agent Claim against a Foreign Borrower will not affect any Credit Party Claim.

(o) A defect affecting a Credit Party Claim against a Foreign Borrower will not affect any Administrative Agent Claim.

(p) If the Administrative Agent returns to any Foreign Borrower, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Credit Party, that Credit Party shall pay an amount equal to that recovery to the Administrative Agent.

SECTION 10. MISCELLANEOUS

10.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	Lineage Logistics Holdings, LLC 46500 Humboldt Drive Novi, MI 48377 Attention: Michelle Domas Email: MDomas@onelineage.com

With a copy to:	Latham & Watkins LLP 355 South Grand Avenue, Suite 100 Los Angeles, California 90071 Attention: Mark Morris Email: Mark.Morris@lw.com

Administrative Agent or Swingline Lender:	JPMorgan Chase Bank, N.A. 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506 Attention: Loan and Agency Servicing Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries: Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Virtual Data rooms:: Email: covenant.compliance@jpmchase.com

With a copy to (for requests relating to Loans and Letters of Credit denominated in PLN or NOK or to a Norwegian domiciled Borrower):
J.P.Morgan Europe Limited 25 Bank Street, Canary Wharf London E14 5JP Attention of The Manager, Loan & Agency Services Telecopy No. +44 207 777 2360, Email: loan_and_agency_london@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A. 8501 N Scottsdale Rd Ste 240, Floor 02 Scottsdale, AZ, 85253
Attention: Ryan Dempsey
Telephone: (480) 377-6875

To an Issuing Lender:

to it at (A) in the case of JPMorgan Chase Bank, N.A.

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: LC Agency Team

Tel: 800-364-1969

Fax: 856-294-5267

Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A. 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506 Attention: Loan and Agency Servicing Email: jpm.agency.cri@jpmorgan.com and (B) in the case of Wells Fargo Bank, National Association,

333 S Grand Ave., 9th Floor

Los Angeles, CA 90071

Telephone 213-358-7529

Attention: Nina Johnnie

Nina.C.Johnnie@wellsfargo.com with a copy to

Jade Ramirez, Jade.C.Ramirez@wellsfargo.com

To any other Lender:	to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(a) Notices and other communications to the Borrowers, any Loan Party, the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

10.2 Waivers; Amendments. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent Company, the other Guarantors or the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(a) Subject to Section 2.16(b), (c) and (d), Section 10.19(a) and Section 10.2(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or by the Borrower Representative and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) any amendment or modification of defined terms used in the Financial Covenants shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) except as provided in Section 2.25, postpone the scheduled date of payment of the principal amount of any Loan or L/C Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.9 or 2.17(a), (b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the allocation, reallocation and payment waterfall provisions of Section 2.24 or Section 8 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Tranche Lenders”, “Majority Facility Lenders”, “Majority Dollar Tranche Lenders” or “Majority Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release any Guarantee provided by Parent Company, Holdings, Lineage OP or the Company without the written consent of each Lender, (viii) [reserved], (ix) waive any condition set forth in Section 5.2 as to any Tranche of a Revolving Loan without the written consent of the Required Tranche Lenders of such Tranche, or (x) extend the expiry date of any Letter of Credit beyond the Revolving Termination Date without the written consent of each Dollar Tranche Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lenders or the Issuing Lenders hereunder without the prior written consent of the Administrative Agent, the Swingline Lenders or the Issuing Lenders, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 3 without the prior written consent of the Administrative Agent and the Issuing Lenders; provided further that no consent of the Lenders shall be required to effectuate the addition of any Alternative Currency approved by the applicable Lenders pursuant to Section 1.4 hereof; and provided further that any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement or any other Loan Document of the Lenders of a particular Class or Tranche (but not the Lenders of any other Class or Tranche), may be effected solely by an agreement or agreements in writing entered into by the Borrower Representative and the required number or percentage in interest of the affected Class or Tranche of Lenders that would be required to consent thereto under this Section if such Class or Tranche of Lenders were the only Class or Tranche of Lenders hereunder at the time.

(b) The Lenders and the Issuing Lender hereby irrevocably authorize the Administrative Agent to (and the Administrative Agent shall) release any Guarantees provided by the Loan Parties and all Obligations of the Borrowers (A) upon the Payment in Full of all Secured Obligations and (B) upon a Borrower ceasing to be a Borrower pursuant to Section 10.19(d) hereof or pursuant to a transaction permitted pursuant to Section 7.4 or Section 7.5 hereof; and

Any such release shall not in any manner discharge, affect, or impair the Secured Obligations (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties. At the request and expense of the Borrowers, the Administrative Agent shall execute, deliver and/or file any documents or instruments reasonably necessary to effect the foregoing. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(c) If the Administrative Agent and the Borrower Representative together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower Representative shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.3 Expenses; Limitation of Liability; Indemnity; Etc. Expenses. The U.S. Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers taken as a whole, and if reasonably necessary, one local counsel in each applicable material jurisdiction for the Administrative Agent and the Arrangers, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender (including the fees, disbursements and other charges of one counsel for the Administrative Agent, the Lenders and the Issuing Lenders taken as a whole, and if reasonably necessary, one local counsel in each applicable material jurisdiction for the Administrative Agent, the Lenders and the Issuing Lenders, taken as a whole, and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) for such affected Person (or similarly affected Persons taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(a) Limitation of Liability. To the extent permitted by applicable law (i) no Borrower or Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Sustainability Agent, any Issuing Lender, any Swingline Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except as a result of the gross negligence of such Lender-Related Person as determined by a court of competent jurisdiction in a final and non-applicable judgment, and (ii) no party hereto (and their Affiliates and their respective officers, directors, employees, advisors and agents) shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.3(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(b) Indemnity. The U.S. Borrowers shall indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent, each Sustainability Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (including the reasonable and documented fees, disbursement and other charges of one counsel for the Administrative Agent, the Lenders and the Issuing Lenders taken as a whole, and if reasonably necessary, one local counsel in each applicable material jurisdiction for the Administrative Agent, the Lenders and the Issuing Lenders, taken as a whole, and in the event of a conflict of interest, of one additional counsel for each group of similarly situated affected Indemnified Persons) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees (other than any erroneous Payment as set forth under Section 9.6(c)), (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent Company, the Company or any of their Subsidiaries, or any Environmental Liability resulting from the handling of Hazardous Materials or violation of Environmental Laws, related in any way to Parent Company, the Company or any of their Subsidiaries, and (vi) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnitee is a party thereto and whether or not such Proceeding is brought by Parent Company, any Guarantor, the Company, their respective Affiliates or equity holders or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee in performing its activities or in furnishing its commitments or services under the Loan Documents, or (y) the material breach by such Indemnitee of its obligations under the Loan Documents, (B) result from a claim not involving an act or omission of Parent Company, the Guarantors, the Company or any of their Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than an Arranger or the Administrative Agent in its capacity as such), or (C) relate to Taxes other than any Taxes that represent losses, costs, expenses, claims or damages arising from any non-Tax claim.

(c) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrowers under paragraphs (a), (b) or (c) of this Section 10.3 to the Administrative Agent, each Swingline Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Payments. All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) Parent Company, the other Guarantors and the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Parent Company, a Guarantor or a Borrower without such consent shall be null and void (except (a) pursuant to any additional Designated Borrower or the release of any Borrower (other than the Company) pursuant to Section 10.19 hereof or (b) pursuant to a transaction permitted by Section 7.4 or Section 7.5)) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative; provided that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of (1) a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (2) a Revolving Commitment to a Lender with a Revolving Commitment immediately prior to giving effect to such assignment;

(C) solely with respect to the assignment of Dollar Tranche Commitments and Dollar Tranche Loans, each Issuing Lender; and

(D) solely with respect to the assignment of Swingline Commitments and Swing line Loans, each Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) No assignment shall be made to (x) any Disqualified Institution, (y) any Defaulting Lender or any of its subsidiaries, or (z) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (iii). To the extent any assignment is purported to be made to a Person prohibited by this clause (iii), (A) such Person shall be required to immediately (and in any event within five Business Days) assign all Loans and Commitments then owned by such Person to another Lender (other than a Defaulting Lender) or a Person other than an Ineligible Institution and the Borrowers shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence, (B) no Disqualified Institution shall be permitted to (x) receive any information or reporting provided by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (C) for purposes of voting, any Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “Required Lender” or Class votes or consents, in each case notwithstanding the provisions herein, (D) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class so approves and (E) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender; provided, that if any Lender becomes a Disqualified Institution after the time such Lender initially became a Lender hereunder, and any assignment is made to such Lender after the time such Lender became a Disqualified Institution, the Commitments assigned to such Lender after the time such Lender became a Disqualified Institution (but no other Commitments of such Lender) shall be treated as an assignment to a Disqualified Institution other than with respect to clause (B) above. The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same (including through the Electronic System).

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 3.4, 2.17(e) or 10.3(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) Any Lender may, without the consent of, or notice to, the Borrower Representative, the Administrative Agent, the Swingline Lenders or the Issuing Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 (subject to the requirements and limitations therein, including the requirements under Sections 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Sections 5f.103-1(c) and 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, or (ii) be permitted to be made to a Disqualified Lender.

(d) Each party to this Agreement agrees that in case of a transfer or assignment pursuant to this Section 10.4 (Successors and Assigns) and for the purpose of any applicable law, any collateral granted by a Person under the Loan Documents shall be preserved for the benefit of the Administrative Agent, the assignee and the remaining Lenders and Issuing Lenders.

(e) Any person who becomes a Lender after the date of this Agreement expressly waives any priority of ranking they may have in connection with the Loan Documents pursuant to Article 4 of the Belgian Mobilisation Law.

10.5 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 10.3 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

10.6 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(a) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9 Governing Law; Jurisdiction; Consent to Service of Process. This Agreement (other than in respect of Section 9.10) and the other Loan Documents (unless expressly stated to the contrary therein) shall be construed in accordance with and governed by the law of the State of New York; provided, however, that if the laws of any jurisdiction other than New York shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(a) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Credit Party relating to this Agreement, any other Loan Document, or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document (unless expressly stated to the contrary therein) or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower, any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Notwithstanding the provisions of clause (c) above, in respect of any action or proceeding arising out of or relating to this Agreement or the transactions relating hereto, in each case, involving a Loan Party incorporated or organized under the laws of Mexico, the parties hereto irrevocably waive any right to submit such action or proceeding to any courts other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and any appellate court from any thereof.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) For the avoidance of doubt and insofar as Belgian law would apply, the designation by each Belgian Loan Party of an agent to receive service of process constitutes an election of domicile within the meaning of Article 111 of the Belgian Civil Code.

10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Without limiting the generality of the foregoing provisions of Section 10.14, if any provision of any of the Loan Documents would obligate any Canadian domiciled Loan Party to make any payment of interest with respect to the Foreign Secured Obligations in an amount or calculated at a rate which would be prohibited by applicable law or would result in the receipt of interest with respect to the Foreign Secured Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Foreign Secured Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian domiciled Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian domiciled Loan Parties to the applicable recipient which would constitute interest with respect to the Foreign Secured Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the

foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian domiciled Loan Parties shall be entitled, by notice in writing to Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian domiciled Loan Party. Any amount or rate of interest with respect to the Foreign Secured Obligations referred to in this Section 10.14 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to Canadian domiciled Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the date of full payment of the Foreign Secured Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

10.15 No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising the Borrowers as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrowers with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.

10.16 USA PATRIOT Act.

Each Lender that is subject to the requirements of the Patriot Act and the Beneficial Ownership Regulation hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.19 Designated Borrowers.

(a) The Borrower Representative may at any time by notice from the Borrower Representative to the Administrative Agent request that a Wholly-Owned Subsidiary of Holdings organized in a Specified Jurisdiction (or with the consent of the Administrative Agent and the Revolving Lenders of the applicable Tranches, any other jurisdiction) (an “Applicant Borrower”) be designated as a Designated Borrower to receive Revolving Loans under a specified Tranche or Tranches or incur Incremental Commitments or loans under Incremental Commitments hereunder by delivering to the Administrative Agent a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”); provided that any Applicant Borrower shall be subject to the approval of the Administrative Agent, and the Administrative Agent may condition such approval upon the establishment of a sublimit of Loans to such Applicant Borrower. The Administrative Agent shall promptly notify the Term Lenders and/or the Revolving Lenders of the applicable Tranche(s), as applicable, of each such designation by the Borrower Representative and the identity and jurisdiction of the Applicant Borrower. Following delivery of a Designated Borrower Request and Assumption Agreement, the Borrower Representative shall promptly upon the request of the Administrative Agent or any applicable Lender provide all documentation and other information concerning such Applicant Borrower that the Administrative Agent or such Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (i) all documentation and other information concerning such Applicant Borrower that the Administrative Agent or any applicable Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore (the “Required Information”), (ii) such supporting resolutions, notarized power of attorney granted by the Applicant Borrower to the Borrower Representative (if required or customary in the jurisdiction of organization of the Applicant Borrower), incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, (iii) one or more Notes signed by such Applicant Borrower to the extent any applicable Lenders so require, and (iv) an updated Schedule 1.1D or Schedule 1.1E, as applicable. Notwithstanding anything to the contrary contained in this Agreement, in the event that either (x) the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any applicable Lender with respect to any Applicant Borrower is not reasonably satisfactory to the Administrative Agent or any applicable Lender or (y) an Applicant Borrower is organized in Spain, Italy, Greece, Germany, France, Ireland, Portugal, Austria, Finland or a Specified Jurisdiction that was approved by the Majority Lenders after the Closing Date and it is unlawful or impossible under any applicable law or regulation for any applicable Lender (any such Lender, a “Restricted Jurisdictional Lender”) under a specific Tranche or Tranches to make loans to a Person organized in such Specified Jurisdiction, then such Applicant Borrower shall not be permitted to become a Designated Borrower with respect to such Tranche or Tranches. To the extent any Lender is a Restricted Jurisdictional Lender pursuant to the prior sentence, the Borrower Representative and the Administrative Agent may amend this Agreement without the consent of any Lender to create a new Tranche or Tranches on the same terms as the applicable existing Tranches, in the same or lower commitment amounts as such applicable existing Tranche or Tranches, and with the same Lenders except for any Restricted Jurisdictional Lenders.

(b) Promptly following receipt, but in no event earlier than ten (10) Business Days following receipt by the Administrative Agent and the applicable Lenders of the Required Information with respect to an Applicant Borrower organized under the laws of the United States (or such earlier date as the Administrative Agent may agree) and within such time period as may be agreed by the Administrative Agent and the Borrower Representative following receipt by the Administrative Agent and the applicable Lenders of the Required Information with respect to any other Applicant Borrower, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Borrower Representative and the applicable Lenders specifying the effective date upon which, subject to receipt of all resolutions, incumbency certificates, opinions of counsel and other documents or information requested or required pursuant to Section 10.19(a), the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders under the applicable Tranche(s) agree to permit such Designated Borrower to receive Revolving Loans under such Tranche(s) hereunder or Incremental Term Loans, as applicable, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(c) Each Designated Borrower hereby irrevocably appoints and consents to the Borrower Representative as its agent for all purposes relevant to this Agreement and each of the other Loan Documents in accordance with Section 11.1 (and the Borrower Representative hereby accepts such appointment for service)). Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower Representative in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Borrower Representative may from time to time, upon not less than 5 Business Days’ notice from the Borrower Representative to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Borrower’s (other than the Company’s) status as such by delivering to the Administrative Agent a duly executed notice in substantially the form of Exhibit I (a “Borrower Termination Notice”), provided that there are no outstanding Loans payable by such Borrower, or other amounts payable by such Borrower on account of any Loans or other extensions of credit made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the applicable Lenders of any such termination of a Borrower’s status. Notwithstanding the foregoing, the delivery of a Borrower Termination Notice with respect to any Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower in accordance with the terms hereof) or (ii) the obligations of the other Loan Parties under the applicable Loan Document with respect to any such unpaid obligations; provided, this clause (e) shall not apply to any Borrower released pursuant to Section 10.2(c)(B).

(e) The Administrative Agent and the Lenders agree that each of Lineage Norway Holdings I AS, Norwegian company, Lineage UK Holdings Limited, a Guernsey company, Lineage Customs Brokerage, LLC, a Washington limited liability company, or Preferred Freezer Logistics, LLC, a New Jersey limited liability company (collectively, the “Closing Date Excluded Borrowers”), shall be terminated and released as a Borrower hereunder simultaneously with such Closing Date Excluded Borrower’s release as an “Obligor” under and as defined in each Note Purchase Agreement for the Borrower’s Guaranteed Senior Notes that constitute Pari Passu Capital Markets Indebtedness. Notwithstanding any Closing Date Excluded Borrower’s status as a Borrower hereunder, no Closing Date Excluded Borrower shall be permitted to borrow any Loans until the Administrative Agent shall have received (i) any additional documentation and other information concerning such Closing Date Excluded Borrower that the Administrative Agent or any applicable Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and the Corruption, (ii) such supporting resolutions, notarized power of attorney granted by the Closing Date Excluded Borrower to the Borrower Representative (if required or customary in the jurisdiction of organization of the Closing Date Excluded Borrower), incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, and (iii) one or more Notes signed by such Closing Date Excluded Borrower to the extent any applicable Lenders so require.

(f) Clauses (a) through (c) of this Section 10.19 shall not apply to the Post-Closing Foreign Borrowers.

10.20 Australian Banking Code of Practice. Each of the parties hereto agrees that the Australian Banking Code of Practice does not apply to this Agreement and the transactions in connection herewith.

10.21 Canadian Anti-Money Laundering Legislation. Each Loan Party acknowledges that, pursuant to the Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws, the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Lender or the Administrative Agent, in order to comply with any applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws, whether now or hereafter in existence.

(a) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(b) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent does not have any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

10.22 Personal Data Protection under the Personal Data Protection Act 2012 of Singapore.

(a) If any Singapore Borrower provides any Lender with personal data of any individual as required by, pursuant to, or in connection with the Loan Documents, that Singapore Borrower represents and warrants to such Lender that it has, to the extent required by the Personal Data Protection Act 2012 of Singapore (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) has the lawful right to, or has obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Lender, in each case, in accordance with or for the purposes of the Loan Documents, and confirms that it is authorized by such individual to provide such consent on his/her behalf.

(b) Each Singapore Borrower agrees and undertakes to notify any Lender promptly upon it becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by such Lender of any personal data provided by that Singapore Borrower to such Lender.

Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

(c) In this Section 10.22, “personal data” has the meaning given to that term in the Personal Data Protection Act 2012 of Singapore.

10.23 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 10.23 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

10.24 Transitional Arrangements.

(a) Existing Credit Agreement Superseded. This Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 10.24. On the Closing Date, (i) the Loans and Letters of Credit outstanding under the Existing Credit Agreement shall become Loans and Letters of Credit hereunder, respectively, (ii) the rights and obligations of the parties under each of the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or Obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and Obligations are assumed, ratified and affirmed by the Borrower; (iv) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Lenders’ interests in such Obligations, and participations in such Letters of Credit, shall be reallocated on the Closing Date in accordance with each Lender’s applicable Commitments hereunder. On the Closing Date, (a) the “Commitments” (as defined in the Existing Credit Agreement) of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) shall be terminated, all outstanding Obligations owing to the Exiting Lenders under the Existing Credit Agreement on the Closing Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under this Agreement, and (b) each Person listed on Schedule 1.1A attached to this Agreement shall be a Lender under this Agreement with the Commitments set forth opposite its name on such Schedule 1.1A.

(b) Interest and Fees under Existing Credit Agreement. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Existing Credit Agreement as if such agreement were still in effect.

SECTION 11. THE BORROWER REPRESENTATIVE.

11.1 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 11. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.1.

11.2 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

11.3 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

11.4 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

11.5 Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, notices, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, any amendments to the Loan Documents, the Borrowing Requests, notices under Sections 2.9, 2.10 and 2.12, and Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

11.6 Waiver of Limitations. Each Borrower hereby relieves the Borrower Representative to the fullest extent possible from the restrictions of Article 108 of the Polish Civil Code and similar restrictions applicable pursuant to any other applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

HOLDINGS:

LINEAGE LOGISTICS HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

PARENT COMPANY:

LINEAGE, INC., a Maryland corporation

By:	/s/ Kevin Marchetti
Name:	Kevin Marchetti
Title:	President

LINEAGE OP:

LINEAGE OP, LLC, a Delaware limited liability company

By: Lineage, Inc., its managing member

By:	/s/ Kevin Marchetti
Name:	Kevin Marchetti
Title:	President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

BORROWERS:

LINEAGE LOGISTICS, LLC

LINEAGE LOGISTICS PFS, LLC

LINEAGE LOGISTICS SCS, LLC

LINEAGE LOGISTICS SERVICES, LLC

LINEAGE MANUFACTURING, LLC

LINEAGE TRANSPORTATION, LLC

LINEAGE REDISTRIBUTION, LLC

LINEAGE FOODSERVICE SOLUTIONS, LLC

NOCS SOUTH ATLANTIC COLD STORAGE & WAREHOUSE, LLC

NOCS WEST GULF, LLC

NEW ORLEANS COLD STORAGE AND WAREHOUSE COMPANY, LLC

LINEAGE LOGISTICS HCS, LLC

LINEAGE AUS RE HOLDINGS, LLC

LINEAGE LOGISTICS AFS, LLC

LINEAGE LOGISTICS CANADA HOLDINGS, LLC

each a Delaware limited liability company

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

PREFERRED FREEZER LOGISTICS, LLC, a New Jersey limited liability company

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

LINEAGE CUSTOMS BROKERAGE, LLC, a Washington limited liability company

By: Lineage Transportation Holdings, LLC, a Delaware limited liabilitycompany, its sole member

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

LINEAGE LOGISTICS ORS LTD.,

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

LINEAGE LOGISTICS ORS TRS LP, by its general partner: LINEAGE LOGISTICS ORS TRS, GP LTD.

By:	/s/ Michelle Domas
Name: Michelle Domas
Title: Treasurer

LINEAGE LOGISTICS CANADA HOLDINGS LTD.,

By:	/s/ Ken MacLean
Name: Ken MacLean
Title: Regional Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

Executed by each of:

Emergent Cold Bidco Pty Ltd

Emergent Cold Midco 3 Pty Ltd

Emergent Cold Pty Ltd

Lineage AUS TRS Pty Ltd,

in accordance with section 127 of the

Corporations Act 2001 (Cth) by:

/s/ Craig Bowyer
Sole Director signature

CRAIG BOWYER
Full name (BLOCK LETTERS)

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

LINEAGE LOGISTICS NEW ZEALAND, (NZ Company Number: 1232) By:

/s/ Guy Moniz	/s/ Mark Stevens
Signature of Director	Signature of Director

GUY MONIZ	MARK STEVENS
Name of Director	Name of Director

LINEAGE NZ TRS LIMITED, (NZ Company Number: 7967497) By:

/s/ Guy Moniz	/s/ Mark Stevens
Signature of Director	Signature of Director

GUY MONIZ	MARK STEVENS
Name of Director	Name of Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

For and on behalf of

Lineage Danish Bidco ApS,

/s/ Harld Peters
By: Harld Peters
Title: Special Attorney

/s/ Annegien Kooij
By: Annegien Kooij
Title: Special Attorney

Lineage Norway Holdings I AS,

By:	/s/ Annegien Kooij
Name: Annegien Kooij
Title: Attorney-in-fact

By:	/s/ Harld Peters
Name: Harld Peters
Title: Attorney-in-fact

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

LINEAGE DUTCH BIDCO B.V.,

/s/ Harld Peters
By: Harld Peters
Title: Authorised Signatory

/s/ Annegien Kooij
By: Annegien Kooij
Title: Authorised Signatory

LINEAGE TREASURY EUROPE B.V.,

/s/ Harld Peters
By: Harld Peters
Title: Authorised Signatory

/s/ Annegien Kooij
By: Annegien Kooij
Title: Authorised Signatory

LINEAGE DUTCH COOPERATIEF U.A.,

/s/ Harld Peters
By: Harld Peters
Title: Authorised Signatory

/s/ Annegien Kooij
By: Annegien Kooij
Title: Authorised Signatory

LINEAGE NL TRS B.V.,

/s/ Harld Peters
By: Harld Peters
Title: Authorised Signatory

/s/ Annegien Kooij
By: Annegien Kooij
Title: Authorised Signatory

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

SIGNED for and on behalf of	)
LINEAGE UK HOLDINGS LIMITED, as Borrower,	) )
a company incorporated in Guernsey, acting by	)	/s/ Annegien Kooij
Annegien Kooij, who, in accordance with the laws of that territory, is acting under the authority of the company	) ) ) )	Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

For and on behalf of Lineage UK T&F Holdings Limited

/s/ Annegien Kooij
Name: Annegien Kooij
Title: Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

LINEAGE LOGISTICS SINGAPORE PTE. LTD.,
a company incorporated in Singapore, with registration number 202206184N,

By:	/s/ Craig Bowyer
Name: Craig Bowyer
Title: Director

LINEAGE LOGISTICS SINGAPORE INTERMEDIATE HOLDINGS PTE. LTD.,
a company incorporated in Singapore, with registration number 202213934R,

By:	/s/ Craig Bowyer
Name: Craig Bowyer
Title: Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Lender and a Lender

By:	/s/ Mayank Sinha
Name: Mayank Sinha
Title: Executive Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

WELLS FARGO BANK, N.A., as a Lender and an Issuing Lender

By:	/s/ Cristina Johnnie
Name: Cristina Johnnie
Title: Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH

By:	/s/ Justine Dupont-Nivet
Name: Justine Dupont-Nivet
Title: Executive Director

By:	/s/ Eli Goldman
Name: Eli Goldman
Title: Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Alexander P. Wilke
Name: Alexander P. Wilke
Title: Duly Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jim Komperda
Name: Jim Komperda
Title: Senior Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

ROYAL BANK OF CANADA

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Joe White
Name: Joe White
Title: Senior Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

TRUIST BANK

By:	/s/ C. Vincent Hughes, Jr.
Name: C. Vincent Hughes, Jr.
Title: Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

MIZUHO BANK, LTD.

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

THE BANK OF NOVA SCOTIA

By:	/s/ Chelsea McCune
Name: Chelsea McCune
Title: Director

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

HSBC BANK USA, N.A.

By:	/s/ Jillian Clemons
Name: Jillian Clemons
Title: Senior Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

COBANK FCB

By:	/s/ John Trawick
Name: John Trawick
Title: Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

COMPEER FINANCIAL, PCA

By:	/s/ Betty Janelle
Name: Betty Janelle
Title: Director, Capital Markets

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

REGIONS BANK

By:	/s/ Nicholas R. Frerman
Name: Nicholas R. Frerman
Title: Senior Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

FARM CREDIT SERVICES OF AMERICA, PCA

By:	/s/ Thomas L. Markowski
Name: Thomas L. Markowski
Title: Vice President

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]

GREENSTONE FARM CREDIT SERVICES

By:	/s/ Chuck Castles
Name: Chuck Castles
Title: VP Capital Markets

[Signature Page to Amended and Restated Revolving Credit and Term Loan Agreement]